Exhibit 10.5

Execution Version

SECOND LIEN CREDIT AGREEMENT

Dated as of September 29, 2017

among

MCAFEE, LLC,

as the Borrower,

MCAFEE FINANCE 2, LLC,

as Holdings,

JPMORGAN CHASE BANK N.A.,

as Administrative Agent and Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO

JPMorgan Chase Bank N.A.,

Morgan Stanley Senior Funding, Inc.,

Goldman Sachs Bank USA,

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

Barclays Bank PLC,

Citigroup Global Markets Inc.,

Deutsche Bank Securities Inc.,

RBC Capital Markets1,

UBS Securities LLC, and

Mizuho Bank, Ltd.,

as Joint Lead Arrangers and Joint Lead Bookrunners

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

i

SCHEDULES

1.01(1)	Closing Date Subsidiary Guarantors
1.01(2)	Mortgaged Properties
2.01	Commitments
4.01(1)(c)	Certain Collateral Documents
5.12	Subsidiaries and Other Equity Investments
6.13(2)	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.05	Existing Investments
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Guaranty
F	Security Agreement
G-1	Equal Priority Intercreditor Agreement
G-2	First Lien/Second Lien Intercreditor Agreement
H	United States Tax Compliance Certificates
I	Solvency Certificate
J	Discount Range Prepayment Notice
K	Discount Range Prepayment Offer
L	Solicited Discounted Prepayment Notice
M	Acceptance and Prepayment Notice
N	Specified Discount Prepayment Notice
O	Solicited Discounted Prepayment Offer
P	Specified Discount Prepayment Response
Q	Intercompany Note

v

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (this “Agreement”) is entered into as of September 29, 2017 by and among McAfee, LLC, a Delaware limited liability company (the “Borrower”), McAfee Finance 2, LLC, a Delaware limited liability company, as Holdings, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit to the Borrower in the form of $600.0 million of Initial Loans on the Closing Date as second lien secured credit facilities.

On the Closing Date, the Borrower will enter into the First Lien Credit Agreement pursuant to which the Borrower will obtain (x) $3,150.0 million Dollar-equivalent in initial aggregate principal amount of first lien term loans denominated in Dollars and Euros and (y) $500.0 million of revolving credit commitments on the Closing Date as first lien secured facilities.

The proceeds of the Initial Loans and the First Lien Initial Loans and cash on hand, will be used on the Closing Date to fund the Transactions.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement (including the introductory paragraph hereof and the preliminary statements hereto), the following terms have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit M.

“Acceptance Date” has the meaning specified in Section 2.05(1)(e)(D)(2).

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Loan in accordance with Section 2.14, (b) Other Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, in each case solely to the extent that any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.07.

“Affiliated Lender” means, at any time, any Lender that is an Investor or an Affiliate of an Investor (other than (a) Holdings, the Borrower or any Subsidiary, (b) any Debt Fund Affiliate or (c) any natural person) at such time.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(h)(vi).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iv).

“Agent Parties” has the meaning specified in Section 10.02(4).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any other Person that directly or indirectly controls the Administrative Agent (each, a “Distressed Agent”), (a) that such Distressed Agent is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Agent or any substantial part of such Distressed Agent’s assets, or (c) such Distressed Agent is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent or its assets to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly controls the Administrative Agent by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents, attorney-in-fact, partners, trustees and advisors of such Persons and of such Persons’ Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Administrative Agents (if any).

“Agreement” means this Credit Agreement, as amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate floor or Base Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness; provided further that, with respect to any Loans of an applicable Class that includes a Eurodollar Rate floor or Base Rate floor, (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Annual Financial Statements” means the audited combined balance sheets and related audited combined statements of operations, comprehensive operations, cash flows and equity of the McAfee Business (derived from the financial statements of Intel Corporation as if the McAfee Business had operated on a standalone basis) for the fiscal year ended December 31, 2016 and the period ended April 3, 2017.

“Applicable Discount” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Applicable Rate” means, with respect to Initial Loans, (i) 8.50% for Eurodollar Rate Loans and (ii) 7.50% for Base Rate Loans.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBC Capital Markets, UBS Securities LLC and Mizuho Bank, Ltd., each in its capacity as a joint lead arranger under this Agreement.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions of property or assets of the Borrower or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.02 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable Law) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of:

(i) Cash Equivalents or Investment Grade Securities,

(ii) obsolete, damaged or worn out property or assets, any disposition of inventory or goods (or other assets) held for sale and property or assets no longer used or useful in the ordinary course,

(iii) assets no longer economically practicable or commercially reasonable to maintain (as determined in good faith by the management of the Borrower),

(iv) improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business and

(v) assets for purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 7.03;

(c) any disposition in connection with the making of any Restricted Payment that is permitted to be made, and is made, under Section 7.05, any Permitted Investment or any acquisition otherwise permitted under this Agreement;

(d) any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate fair market value for any individual transaction or series of related transactions of less than $50.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) (i) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(h) any issuance, disposition or sale of Equity Interests in, or Indebtedness, assets or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation, eminent domain or any similar action (including for the avoidance of doubt, any Casualty Event) with respect to assets;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with industry practice or in bankruptcy or similar proceedings;

(k) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including asset securitizations permitted hereunder;

(l) the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with industry practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection thereof;

(m) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(r) the granting of a Lien that is permitted under Section 7.01;

(s) the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law;

(t) the disposition of any assets (including Equity Interests) (i) acquired in a transaction permitted hereunder, which assets are (x) not used or useful in the principal business of the Borrower and its Restricted Subsidiaries or (y) non-core assets or surplus or unnecessary to the business or operations of the Borrower and its Restricted Subsidiaries or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Borrower to consummate any acquisition permitted hereunder;

(u) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(v) dispositions of property in connection with any Sale-Leaseback Transaction;

(w) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(x) the sales of property or assets for an aggregate fair market value since the date of this Agreement not to exceed the greater of $193.75 million and 25.0% of Consolidated EBITDA of the Borrower for the most recently ended Test Period (calculated on a pro forma basis) determined at the time of the making of such disposition; and

(y) the sales of property or assets for an aggregate fair market value not to exceed $75.0 million in any calendar year with unused amounts in any calendar year being carried over to successive calendar years.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented in reasonable detail and invoiced.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Loan Prepayment pursuant to Section 2.05(1)(e); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided further that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Incremental Amount” has the meaning specified in Section 2.14(4)(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum (subject solely in the case of the Closing Date Term Facility to a floor of 2.00% per annum) equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Article III hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basket” means any amount, threshold, exception or value (including by reference to the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA or Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Asset Sale, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an assignee may have information regarding Holdings, the Borrower and any Subsidiary of the Borrower, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Loans to such assignee pursuant to Section 10.07(h) or (l) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such assignee, Holdings, the Borrower and the Subsidiaries of the Borrower with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such assignee, the Administrative Agent and assigning Lender.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Borrower.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means any offer by any Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.05(1)(e)(B).

“Borrower Parties” means the collective reference to Holdings, the Borrower and each Subsidiary of the Borrower and “Borrower Party” means any of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.05(1)(e)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.05(1)(e)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day that is not a Legal Holiday and, with respect to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP in accordance with Section 1.03.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateral Account” means an account held in the name of a Loan Party at, and subject to the sole dominion and control of, the Collateral Agent (or until the First Lien Credit Agreement Termination Date, the First Lien Administrative Agent).

“Cash Equivalents” means:

(1) Dollars;

(2) (a) Euros, Yen, Canadian Dollars, Sterling or any national currency of any participating member state of the EMU;

(b) in the case of any Foreign Subsidiary or any jurisdiction in which the Borrower or any Restricted Subsidiary conducts business, such local currencies held by it from time to time in the ordinary course of business or consistent with industry practice;

(3) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 36 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of three years or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding three years and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above or clauses (7) and (8) below entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) and in each case maturing within 36 months after the date of acquisition thereof;

(7) marketable short-term money market and similar liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(8) securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having maturities of not more than 36 months from the date of acquisition thereof;

(9) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower) with maturities of 36 months or less from the date of acquisition;

(11) Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P is rating such obligations, an equivalent rating from another Rating Agency selected by the Borrower);

(12) investment funds investing substantially all of their assets in securities of the types described in clauses (1) through (11) above; and

(13) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

In the case of Investments by any Foreign Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents will also include (i) investments of the type and maturity described in clauses (1) through (13) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (13) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents will include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts, except amounts used to pay non-Dollar denominated obligations of the Borrower or any Restricted Subsidiary in the ordinary course of business, are expected by the Borrower to be converted into any currency listed in clause (1) or (2) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts (and solely to the extent so converted on or prior to such tenth (10th) Business Day).

“Cash Management Agreement” means any agreement entered into from time to time by Holdings, the Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that is an Agent, a Lender or an Affiliate of an Agent or Lender on the Closing Date or at the time it entered into a Secured Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services), (c) foreign exchange, netting and currency management services and (d) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Closing Date.

“Change of Control” means the occurrence of any of the following after the Closing Date:

(1) at any time prior to the consummation of the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, the Permitted Holders ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), in the aggregate, directly or indirectly, at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(2) at any time following the consummation of the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, (a) any Person (other than a Permitted Holder) or (b) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), becoming the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) (excluding any employee benefit plan of such Person and its subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), directly or indirectly, of Equity Interests of the Borrower representing more than forty percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Borrower beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders (it being understood and agreed that for purposes of measuring beneficial ownership held by any Person that is not a Permitted Holder, Equity Interests held by any Permitted Holder will be excluded);

(3) any “Change of Control” (or any comparable term) in any document pertaining to the First Lien Credit Facilities or any Refinancing Indebtedness thereof, in each case with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(4) the Borrower ceases to be directly or indirectly wholly owned by Holdings (or any successor or Parent Company that has become a Guarantor in lieu of Holdings);

unless, in the case of clause (1) or (2) above, the Permitted Holders have, at such time, directly or indirectly, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower.

“Charge” means any charge, fee, expense, expenditure, cost, loss, accrual, reserve of any kind and any other deduction included in the calculation of Consolidated Net Income.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Closing Date Commitments, Incremental Commitments, Commitments in respect of any Class of Replacement Loans or Other Commitments of a given Class of Other Loans, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans, Replacement Loans, Extended Loans or Other Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, and the Initial Loans are made to the Borrower pursuant to Section 2.01(1), which date was September 29, 2017.

“Closing Date Commitment” means, as to each Lender, its obligation to make an Initial Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Closing Date Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Sections 2.14, 2.15 or 2.16). The initial aggregate amount of the Closing Date Commitments is $600.0 million.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Collateral Document and the Mortgaged Properties, if any.

“Collateral Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(1) the Collateral Agent shall have received each Collateral Document required to be delivered (a) on the Closing Date pursuant to Section 4.01(1)(c) or (b) pursuant to the Security Agreement or Sections 6.11 or 6.13 at such time required by the Security Agreement or by such Sections to be delivered, in each case, duly executed by each Loan Party that is party thereto;

(2) all Obligations shall have been unconditionally guaranteed by (a) Holdings (or any successor thereto), (b) each Restricted Subsidiary of the Borrower that is a wholly owned Material Subsidiary (other than any Excluded Subsidiary), which as of the Closing Date shall include those that are listed on Schedule 1.01(1) hereto and (c) any Restricted Subsidiary of the Borrower that Guarantees (or is the borrower or issuer of) (i) the First Lien Loans (or any Refinancing Indebtedness in respect thereof having an aggregate principal amount in excess of the Threshold Amount), (ii) any Junior Indebtedness, (iii) any Permitted Incremental Equivalent Debt or (iv) any Credit Agreement Refinancing Indebtedness (the Persons in the preceding clauses (a) through (c) collectively, the “Guarantors”);

(3) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a perfected security interest, subject only to Liens permitted by Section 7.01, in

(a) all the Equity Interests of the Borrower,

(b) all Equity Interests of each direct, wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) that is directly owned by any Loan Party and

(c) 65% of the issued and outstanding Equity Interests of each class of each (i) wholly owned Material Domestic Subsidiary that is (a) a Foreign Subsidiary Holdco and (b) directly owned by a Loan Party and (ii) wholly owned Material Foreign Subsidiary, in each case, that is directly owned by a Loan Party (in each case, to the extent such Material Domestic Subsidiary or Material Foreign Subsidiary is not an Excluded Subsidiary (other than by virtue of being a Foreign Subsidiary Holdco or Foreign Subsidiary, as applicable));

(4) except to the extent otherwise provided hereunder or under any Collateral Document, including subject to Liens permitted by Section 7.01, and in each case subject to exceptions and limitations otherwise set forth in this Agreement and the Collateral Documents, the Obligations and the Guaranty shall have been secured by a security interest in substantially all tangible and intangible personal property of the Borrower and each Guarantor (including accounts other than Securitization Assets), inventory, equipment, investment property, contract rights, applications and registrations of intellectual property filed in the United States, other general intangibles, and proceeds of the foregoing (in each case, other than Excluded Assets), in each case,

(a) that has been perfected (to the extent such security interest may be perfected) by

(i) delivering certificated securities and instruments, in which a security interest can be perfected by physical control, in each case to the extent expressly required hereunder or the Security Agreement (solely in respect of any promissory note in excess of $25.0 million, Indebtedness of any Restricted Subsidiary that is not a Guarantor that is owing to any Loan Party (which may be evidenced by the Intercompany Note and pledged to the Collateral Agent) and certificated Equity Interests of the wholly owned Restricted Subsidiaries that are Material Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents to the extent required under clause (3) above),

(ii) filing financing statements under the Uniform Commercial Code of any applicable jurisdiction,

(iii) making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office or

(iv) filings in the applicable real estate records with respect to Mortgaged Properties (or any fixtures related to Mortgaged Properties) to the extent required by the Collateral Documents and

(b) with the priority required by the Collateral Documents; provided that any such security interests in the Collateral shall be subject to the terms of the Intercreditor Agreements to the extent expressly required by this Agreement; and

(5) subject to the exceptions and limitations set forth in this Agreement, the Collateral Agent shall have received counterparts of a Mortgage, together with the other deliverables described in Section 6.11(2)(b), with respect to each Material Real Property listed on Schedule 1.01(2) to the extent required to be delivered pursuant to Section 6.11 or Section 6.13 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property within the time periods set forth in said Sections; provided that (i) to the extent any Mortgaged Property is located in a jurisdiction which imposes mortgage recording taxes, intangibles tax, documentary tax or similar recording fees or taxes, the relevant Mortgage shall not secure an amount in excess of the fair market value of the Mortgaged Property subject thereto and (ii) no flood insurance or compliance with any flood insurance laws shall be required with respect to any Mortgaged Property.

The foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation, perfection or maintenance of pledges of, or security interests in, Mortgages on, or the obtaining of Mortgage Policies, surveys, abstracts or appraisals or taking other actions with respect to, any Excluded Assets.

The Collateral Agent may grant extensions of time for the creation, perfection or maintenance of security interests in, or the execution or delivery of any Mortgage and the obtaining of title insurance, surveys or Opinions of Counsel with respect to, particular assets (including extensions beyond the Closing Date for the creation, perfection or maintenance of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation, perfection or maintenance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

No actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect or make enforceable such security interests in any assets (including any intellectual property registered or applied for in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction). No perfection through control agreements or perfection by “control” shall be required with respect to any assets (other than to the extent required under clause (4)(a)(i) above). There shall be no (x) Guaranties governed under the laws of any non-U.S. jurisdiction, (y) requirement to obtain any landlord waivers, estoppels or collateral access letters or (z) requirement to perfect a security interest in any letter of credit rights, other than by the filing of a UCC financing statement.

It is understood and agreed that prior to the Discharge of Senior Obligations, to the extent the First Lien Administrative Agent is satisfied with or agrees to any deliveries of or other arrangements with respect to any Collateral, the Administrative Agent and the Collateral Agent, as the case may be, shall be deemed to be satisfied with such arrangements. So long as the First Lien/Second Lien Intercreditor Agreement is in effect, (A) a Loan Party may satisfy is obligations to deliver or make arrangements with respect to any Collateral to the Collateral Agent by delivering to, or making arrangements with respect to such Collateral satisfactory to (x) prior to the Discharge of Senior Obligations, the Designated Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement) or its agent, designee or bailee, and (y) after the Discharge of Senior Obligations, the Designated Second Priority Representative (as defined in the First Lien/Second Lien Intercreditor Agreement), in each case in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement and (B) prior to the Discharge of Senior Obligations, if the First Lien Administrative Agent grants an extension of time pursuant to a provision in the First Lien Credit Documents that is substantially similar to the second preceding paragraph of this definition or exercises its discretion under the First Lien Credit Documents to determine that any Subsidiary of Holdings shall be excluded from the requirements of the “Collateral and Guarantee Requirement” or that any property shall be an “Excluded Asset” (in each case as defined in the First Lien Credit Agreement), the Administrative Agent and the Collateral Agent, as the case may be, shall automatically be deemed to accept such determination hereunder and shall execute any documentation, if applicable, in connection therewith.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages (if any), each of the collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent, Collateral Agent or the Lenders pursuant to Sections 4.01(1)(c), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Loan to be made by such Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) an amendment in respect of Replacement Loans. The initial amount of each Lender’s Commitment is specified on Schedule 2.01 under the caption “Closing Date Commitment” or, otherwise, in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption), Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Committed Loan Notice” means a notice of (1) a Borrowing with respect to a given Class of Loans, (2) a conversion of Loans of a given Class from one Type to the other or (3) a continuation of Eurodollar Rate Loans of a given Class, pursuant to Section 2.02(1), which, if in writing, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent and the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as amended from time to time and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(3)(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower:

(1) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto (in each case, other than any Default with respect to which the Administrative Agent has otherwise obtained notice in accordance with Section 6.03(1)), and

(2) in the case of financial statements delivered under Section 6.01(1), setting forth reasonably detailed calculations of (i) Excess Cash Flow for each fiscal year commencing with the financial statements for the fiscal year ending on or about December 29, 2018 and (ii) the Net Proceeds received during the applicable period (after the Closing Date in the case of the fiscal year ending on or about December 30, 2017) by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event subject to prepayment pursuant to Section 2.05(2)(b)(i) and the portion of such Net Proceeds that has been invested or is intended to be reinvested in accordance with Section 2.05(2)(b)(ii).

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedge Agreements, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) revolving loans and letter of credit obligations under the First Lien Credit Facilities or any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs, (K) any liabilities in respect of Hedge Agreements and (L) deferred revenue, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses and the amortization of Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(1) increased (without duplication) by the following, in each case (other than clauses (h), (l), (q) and (r)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) total interest expense and, to the extent not reflected in such total interest expense, any losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedging Obligations or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof; plus

(b) provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes, property taxes and similar taxes, and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income,” and any payments to a Parent Company in respect of such taxes permitted to be made hereunder; plus

(c) Consolidated Depreciation and Amortization Expense for such period; plus

(d) any other non-cash Charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Borrower in its sole discretion may determine not to add back such non-cash Charge in the current period and (ii) to the extent the Borrower does decide to add back such non-cash Charge, the cash payment in respect thereof, with the exception of any cash payments related to the settlement of deferred compensation balances awarded prior to the Closing Date, in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(e) Charges consisting of income attributable to minority interests and non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, excluding cash distributions in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation; plus

(f) (i) the amount of board of director fees and any management, monitoring, consulting, transaction, advisory and other fees (including transaction and termination fees) and indemnities and expenses paid or accrued in such period under the Management Services Agreement or otherwise to the extent permitted under Section 7.07 and (ii) the amount of payments made to optionholders of such Person or any Parent Company in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Companies, which payments are being made to compensate such optionholders as though they were equityholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted hereunder; plus

(g) Charges, including any loss or discount, related to the sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(h) cash receipts (or any netting arrangements resulting in reduced cash Charges) not representing Consolidated EBITDA or Consolidated Net Income in any prior period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(i) any Charges pursuant to any management equity plan, stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Stock); plus

(j) any net pension or other post-employment benefit Charges representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(k) the amount of earnout obligation expense incurred in connection with (including adjustments thereto) any acquisitions and Investments, whether consummated prior to or after the Closing Date; plus

(l) the amount of “run rate” cost savings, synergies and operating expense reductions (and revenue enhancements in the case of price increases instituted prior to the Closing Date) related to restructurings, cost savings initiatives, operational changes or other initiatives or recommended (in reasonable detail) by any quality of earnings or similar diligence report made available to the Administrative Agent conducted by financial advisors (which financial advisors are nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after the end of such period (which cost savings, synergies and operating expense reductions (and revenue enhancements) shall be calculated on a pro forma basis as though such cost savings, synergies and operating expense reductions (and revenue enhancements) had been realized on the first day of such period), net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or with respect to which substantial steps have been taken or are expected to be taken, whether prior to or following the Closing Date) (which adjustments may be incremental to (but not duplicative of) pro forma cost savings, synergies or operating expense reduction adjustments made pursuant to Section 1.07); provided that such cost savings, synergies and operating expenses are reasonably identifiable and factually supportable; provided, that the aggregate amount of any such “run rate” adjustments added back pursuant to this clause (l) and Section 1.07 shall not exceed in the aggregate 25% of Consolidated EBITDA for such period (as calculated before giving effect to any such “run rate” adjustments), plus

(m) for periods occurring prior to the Closing Date, any corporate allocations made to Borrower or any of its Restricted Subsidiaries in excess of the costs incurred by the McAfee Business on a standalone basis; plus

(n) any payments in the nature of compensation or expense reimbursement made to independent board members; plus

(o) (i) for periods occurring prior to the Closing Date, internal software development costs expensed during the period and (ii) for periods occurring after the Closing Date, internal software development costs that are expensed during the period but could have been capitalized in accordance with GAAP; plus

(p) any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if selected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of); plus

(q) adjustments, exclusions and add-backs consistent with Regulation S-X of the SEC; plus

(r) without duplication of revenues recognized in any other period, the net amount, if any, of the difference between (to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of such Person and its Restricted Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of such Person and its Restricted Subsidiaries as of the date that is 12 months prior to the Determination Date, in each case, calculated without giving effect to adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting; and

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period other than any such accrual or reserve that has been added back to Consolidated Net Income in calculating Consolidated EBITDA in accordance with this definition),

(b) the amount of any income consisting of losses attributable to non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary added to (and not deducted from) Consolidated Net Income in such period, and

(c) any net income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if selected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of).

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended on October 1, 2016, December 31, 2016, April 1, 2017 and July 1, 2017, Consolidated EBITDA for such fiscal quarters shall be $161.021 million, $257.868 million, $175.604 million and $170.962 million, respectively (the “Deemed EBITDA Numbers”), in each case, as may be subject to add-backs and adjustments (without duplication and other than add-backs and adjustments related to the Transactions) pursuant to the definition of “Consolidated EBITDA” and appropriate exclusions in the definition of “Consolidated Net Income” (for the avoidance of doubt, without duplication of add-backs, adjustments and exclusions already incorporated in arriving at such Deemed EBITDA Numbers) and Section 1.07 for the applicable Test Period. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.

“Consolidated First Lien Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of (i) Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a first priority lien on the Collateral on a pari passu basis with the First Lien Initial Term Loans and (ii) other Capitalized Lease Obligations and purchase money Indebtedness of the Loan Parties in excess of the Threshold Amount and secured by a first priority lien;

provided, Consolidated First Lien Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period, other than Non-Recourse Indebtedness, including commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements (other than in connection with the early termination thereof);

excluding, in each case:

(i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than referred to in clauses (2)(a) and (2)(b) above (including as a result of the effects of acquisition method accounting or pushdown accounting),

(ii) interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(iii) costs associated with incurring or terminating Hedging Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates,

(iv) commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Non-Recourse Indebtedness,

(v) “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(vi) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions,

(vii) penalties and interest relating to taxes,

(viii) accretion or accrual of discounted liabilities not constituting Indebtedness,

(ix) interest expense attributable to a Parent Company resulting from push-down accounting,

(x) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(xi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, any acquisition or Investment and

(xii) annual agency fees paid to any administrative agents and collateral agents with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto), including the Facilities and the First Lien Credit Facilities.

For purposes of this definition, interest on a Capitalized Lease Obligation will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding (and excluding the effect of), without duplication,

(1) extraordinary, one-time, non-recurring or unusual gains or Charges (including relating to any strategic initiatives and accruals and reserves in connection with such gains or Charges and including legal fees, expenses, settlements and judgments) and special items; restructuring Charges; accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves, and in each case, whether or not classified as such under GAAP); Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of facilities and fixed assets for alternative uses; exit, separation, transition and start-up stand-alone Charges associated with the separation of the McAfee Business from Intel Corporation; Excluded TPG/Intel Costs; Public Company Costs; Charges related to the integration, consolidation, opening, pre-opening and closing of facilities and fixed assets; severance and relocation costs and expenses; special compensation Charges, consulting fees; signing, retention or completion bonuses and charges, and executive recruiting costs; Charges incurred in connection with strategic initiatives; transition Charges and duplicative running and operating Charges; Charges in connection with non-ordinary course product and intellectual property development; Charges incurred in connection with acquisitions (or purchases of assets) prior to or after the Closing Date (including integration costs); business optimization Charges (including Charges relating to business optimization programs, new systems design, Charges related to systems establishment, implementation, integration and upgrades and project start-up); accruals and reserves; Charges attributable to the implementation of cost-savings initiatives and operating improvements and consolidations; curtailments and modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments);

(2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP;

(3) Transaction Expenses;

(4) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);

(5) the Net Income for such period of any Person that is an Unrestricted Subsidiary and, solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of Section 7.05(a), the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of a Person will be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period;

(6) solely for the purpose of determining Excess Cash Flow and the amount available for Restricted Payments under clause (3)(a) of Section 7.05(a), the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived (or the Borrower reasonably believes such restriction could be waived and is using commercially reasonable efforts to pursue such waiver); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or the amount that could have been paid in cash or Cash Equivalents without violating any such restriction or requiring any such approval, to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items);

(8) income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments;

(9) any impairment Charges or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(10) (a) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any Parent Company, (b) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50, Equity-Based Payments to Non-Employees, and (c) any income (loss) attributable to deferred compensation plans or trusts;

(11) any Charges during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the syndication and incurrence of any Indebtedness, including the First Lien Credit Facilities and any Facilities hereunder), issuance of Equity Interests (including by any direct or indirect parent of the Borrower), recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Indebtedness, including the First Lien Credit Documents and the Loan Documents) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or nonrecurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations);

(12) accruals and reserves that are established or adjusted in connection with the Transactions, an Investment or an acquisition that are required to be established or adjusted as a result of the Transactions, such Investment or such acquisition, in each case in accordance with GAAP;

(13) any expenses, charges or losses to the extent covered by insurance that are, directly or indirectly, reimbursed or reimbursable by a third party, and any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement;

(14) any non-cash gain (loss) attributable to the mark to market movement in the valuation of Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic 825—Financial Instruments;

(15) any net realized or unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (a) Hedging Obligations for currency exchange risk and (b) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses;

(16) any adjustments resulting from the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(17) any non-cash rent expense;

(18) [reserved];

(19) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures; and

(20) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, Consolidated Net Income will include the amount of proceeds received or receivable from business interruption insurance, the amount of any expenses or charges incurred by such Person or its Restricted Subsidiaries during such period that are, directly or indirectly, reimbursed or reimbursable by a third party, and amounts that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of Section 7.05(a) (other than clause (3)(d) of Section 7.05(a)), there will be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by such Person or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of Section 7.05(a).

“Consolidated Secured Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of (i) Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness, in each case secured by a lien on the Collateral and (ii) other Capitalized Lease Obligations and purchase money Indebtedness of the Loan Parties in excess of the Threshold Amount and secured by a lien; provided, Consolidated Secured Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Total Debt” means, as of any date of determination, subject to the definition of “Designated Revolving Commitments,” the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet on a consolidated basis in accordance with GAAP, consisting only of Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness; provided, Consolidated Total Debt will not include Non-Recourse Indebtedness, undrawn amounts under revolving credit facilities and Indebtedness in respect of any (1) letter of credit, bank guarantees and performance or similar bonds, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Hedging Obligations. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (2)(k) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower or other companies.

“Convertible Indebtedness” means Indebtedness of the Borrower (which may be guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible into common equity of the Borrower (and cash in lieu of fractional shares) or cash (in an amount determined by reference to the price of such common equity) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common equity of the Borrower or cash (in an amount determined by reference to the price of such common equity).

“Corrective Extension Amendment” has the meaning specified in Section 2.16(6).

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Commitments) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (i) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (B) if otherwise not consistent with the terms of such Credit Agreement Refinanced Debt, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Credit Agreement Refinanced Debt, except with respect to covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such Refinancing, (ii) any such Indebtedness shall have a maturity date that is no earlier than the Credit Agreement Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than that of the Credit Agreement Refinanced Debt as of the date of determination, (iii) such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus accrued interest, fees and premiums (including tender premium) and penalties (if any) thereon and fees, expenses, original issue discount and upfront fees incurred in connection with such Refinancing plus the amount of any other Indebtedness permitted under one or more other Baskets under Section 7.02 (which shall be deemed a utilization of any such Baskets), (iv) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, within five (5) Business Days after the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Proceeds received from the incurrence or issuance of such Indebtedness and (v) any mandatory prepayments of (I) any Permitted Junior Priority Refinancing Debt may not be made except to the extent that prepayments are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Permitted Equal Priority Refinancing Debt, first made or offered to the holders of the Loans constituting Second Lien Obligations and any such Permitted Equal Priority Refinancing Debt, and (II) any Permitted Equal Priority Refinancing Debt in respect of events described in Section 2.05(2)(a), (b) and (d)(i), may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis (but not greater than a pro rata basis as compared to any Class of Loans constituting Second Lien Obligations with an earlier maturity date unless the Credit Agreement Refinanced Debt was so entitled to participate on a greater than a pro rata basis) with each Class of Loans constituting Second Lien Obligations under Section 2.05(2)(a), (b) and (d)(i), provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with (or which converts into or is exchanged for) long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of the second proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above) and in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other interim credit facility, clause (v) of the preceding proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Debt Fund Affiliate” means any Affiliate of an Investor that is a bona fide diversified debt fund that is not (a) a natural person or (b) Holdings, the Borrower or any Subsidiary of the Borrower.

“Debt Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent or representative under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(2)(g).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(3)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of, or collection or payment on, such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower, any Restricted Subsidiary thereof or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 7.05(a).

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis (or delayed draw basis) to the Borrower or any Restricted Subsidiary by any Person other than the Borrower or any Restricted Subsidiary that have been designated in an Officer’s Certificate delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Borrower subsequently delivers an Officer’s Certificate to the Administrative Agent to the effect that such commitments will no longer constitute “Designated Revolving Commitments”; provided that, during such time (including at the time of the incurrence of such Designated Revolving Commitments), (i) such Designated Revolving Commitments will be deemed an incurrence of Indebtedness on such date and will be deemed outstanding for purposes of calculating the Interest Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio, Secured Net Leverage Ratio and the availability of any Baskets hereunder and (ii) commencing on the date such Designated Revolving Commitments are established after giving pro forma effect to the incurrence of the entire committed amount of the Indebtedness thereunder (but without netting any cash proceeds thereof), such committed amount under such Designated Revolving Commitments may thereafter be borrowed (and reborrowed, if applicable), in whole or in part, from time to time, without further compliance with any Basket or financial ratio or test under this Agreement (including the Interest Coverage Ratio, Total Net Leverage Ratio, First Lien Net Leverage Ratio, Secured Net Leverage Ratio).

“Discharge” means, with respect to any Indebtedness, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Indebtedness, in any such case in whole or in part.

“Discharge of Senior Obligations” has the meaning given such term in the First Lien/Second Lien Intercreditor Agreement.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.05(1)(e)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(1)(e)(C)(1) substantially in the form of Exhibit J.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit K, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.05(1)(e)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.05(1)(e)(C)(3).

“Discounted Loan Prepayment” has the meaning assigned to such term in Section 2.05(1)(e)(A).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.05(1)(e)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(1)(e)(B), Section 2.05(1)(e)(C) or Section 2.05(1)(e)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“disposition” has the meaning set forth in the definition of “Asset Sale.”

“Disqualified Institution” means (a) any competitor of the Borrower or its Subsidiaries identified in writing by or on behalf of the Borrower to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after September 6, 2017, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified by the Borrower to the Arrangers in writing (as provided herein) on or prior to the Closing Date (or related funds of any such Persons) and (c) any Affiliate of the entities described in the preceding clauses (a) or (b) that are either (w) clearly identifiable as such solely on the basis of the similarity of their name or (x) are identified as such in writing by or on behalf of the Borrower to (i) the Arrangers on or prior to the Closing Date or (ii) the Administrative Agent from time to time after the Closing Date (other than bona fide debt funds primarily investing in loans); provided that any Person that is a Lender or a Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or a Participant, as applicable) shall be deemed to not be a Disqualified Institution hereunder (in the case of any such Participant that is not a Lender, solely with respect to the participations held by such Participant); provided, further, that any updates, modifications or supplements to the list of Disqualified Institutions must be delivered by e-mail to JPMDQ_Contact@jpmorgan.com and shall become effective three (3) business days after such delivery (if the list of Disqualified Lenders and any updates, modifications or supplements are not delivered to JPMDQ_Contact@jpmorgan.com, they shall be deemed not received and ineffective). The identity of Disqualified Institutions may be communicated (i)

by the Administrative Agent to a Lender upon request and (ii) by any Lender to any prospective Lender, Participant or Eligible Assignee, subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that the identity of Disqualified Institutions is being disseminated on a confidential basis and that such prospective Lender, Participant or Eligible Assignee shall be bound by the same confidentiality restrictions as those applicable to the Lender making such communication, but will not be otherwise posted or distributed to any Person.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than (i) for any Qualified Equity Interests or (ii) solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower or its Subsidiaries or any Parent Company or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries, any Parent Company, or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock will be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Debt, Consolidated First Lien Secured Debt or Consolidated Secured Debt, as applicable, will be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Borrower.

“Distressed Agent” shall have the meaning provided in the definition of the term Agent-Related Distress Event.

“Distressed Person” shall have the meaning provided in the definition of the term Lender-Related Distress Event.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Payment Amount” has the meaning specified in Section 2.05(2)(a).

“ECF Percentage” has the meaning specified in Section 2.05(2)(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” has the meaning specified in Section 10.07(a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Loan Party or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings with respect to any Environmental Liability or Environmental Law (hereinafter “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Laws” means any and all Laws relating to pollution or the protection of the Environment or, to the extent relating to exposure to Hazardous Materials, human health.

“Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or other written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means, to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Second Lien Obligations under this Agreement (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (a) an intercreditor agreement substantially in the form of Exhibit G-1, together with any material changes thereto which are reasonably acceptable to the Administrative Agent and which material changes, at the discretion of the Administrative Agent, may be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof, (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Second Lien Obligations under this Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Administrative Agent and the Borrower may agree or (c) any other intercreditor agreement posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such intercreditor agreement within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Administrative Agent’s execution thereof.

“Equity Interests” means, with respect to any Person, the Capital Stock of such Person and all warrants, options or other rights to acquire Capital Stock of such Person, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock of such Person.

“Equity Offering” means any public or private sale of common equity or Preferred Stock of the Borrower or any Parent Company (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Borrower’s or any Parent Company’s common equity registered on Form S-4 or Form S-8;

(2) issuances to any Restricted Subsidiary of the Borrower; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under

Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is “insolvent” (within the meaning of Section 4245 of ERISA) or has been determined to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan; (i) the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice;

provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower; provided, further, that if such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be (a) a comparable successor or alternative interbank rate for deposits in Dollars that is, at such time, broadly accepted as the prevailing market practice for syndicated leveraged loans of this type in lieu of the “LIBOR Rate” and is reasonably acceptable to the Borrower and the Administrative Agent or (b) if no such broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent and the Borrower may reasonably determine and which successor or alternative index rate described in this clause (b), at the discretion of the Administrative Agent, may be posted to the Lenders not less than five (5) Business Days before effectiveness thereof and, if the Required Lenders shall not have objected to such successor or alternative index rate within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that such successor or alternative index rate is reasonable and to have consented to the effectiveness of such successor or alternative index rate; provided, further, that in no event shall the Eurodollar Rate for the Initial Loans that bear interest at a rate based on clauses (a) and (b) of this definition be less than 1.00%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(1) the sum, without duplication, of:

(a) Consolidated Net Income of the Borrower for such period,

(b) an amount equal to the amount of all non-cash charges (including depreciation and amortization) for such period to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(c) decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, decreases in long-term accounts receivable and increases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such decreases or increases, as applicable, arising from acquisitions or Asset Sales outside the ordinary course of assets by the Borrower or any Restricted Subsidiary during such period or the application of recapitalization or purchase accounting),

(d) [reserved];

(e) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period and

(f) cash receipts in respect of Hedge Agreements during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(2) the sum, without duplication, of:

(a) an amount equal to the amount of all non-cash credits (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of the Original Transactions or any Permitted Acquisition, Investment permitted hereunder or any similar transaction) included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (1)(b) above) and cash losses, charges (including any reserves or accruals for potential cash charges in any future period), expenses, costs and fees excluded by virtue of the definition of “Consolidated Net Income,”

(b) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(c) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (i) the principal component of payments in respect of Capitalized Lease Obligations, (ii) all scheduled principal repayments of Loans, Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), the First Lien Loans, “Permitted Incremental Equivalent Debt,” any “Other Loans” and “Credit Agreement Refinancing Indebtedness” (each, as defined in the First Lien Credit Agreement as in effect on the date hereof) and any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), in each case to the extent such payments are permitted hereunder and actually made and (iii) the amount of any scheduled repayment of First Lien Loans, mandatory prepayment of Loans pursuant to Section 2.05(2)(b), any mandatory prepayments of First Lien Loans pursuant to Section 2.05(2) of the First Lien Credit Agreement (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) and any mandatory Discharge of (I) the First Lien Loans (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) (II) Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness (or any Indebtedness representing Refinancing Indebtedness of any of the foregoing in accordance with the corresponding provisions of the governing documentation thereof), (III) “Permitted Incremental Equivalent Debt,” any “Other Loans” and “Credit Agreement Refinancing Indebtedness” (each, as defined in the First Lien Credit Agreement as in effect on the date hereof) and (IV) of any other Indebtedness outstanding pursuant to Section 7.02 (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof) pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to an Asset Sale or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (x) all other prepayments of Loans, (y) all prepayments in respect of any revolving credit facility

(including the Revolving Credit Loans (as defined in the First Lien Credit Agreement)), except to the extent there is an equivalent permanent reduction in commitments thereunder and (z) payments on any Junior Indebtedness, except in each case to the extent permitted to be paid pursuant to Section 7.05) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(d) [Reserved],

(e) increases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) and, without duplication, increases in long-term accounts receivable and decreases in the long-term portion of deferred revenue (except as a result of the reclassification of items from short-term to long-term or vice versa), in each case, for such period (other than any such increases or decreases, as applicable, arising from acquisitions or Asset Sales outside the ordinary course by the Borrower or any Restricted Subsidiary during such period or the application of recapitalization or purchase accounting),

(f) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(g) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal years, the amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with investments made during such period (including Permitted Acquisitions, investments constituting Permitted Investments and investments made pursuant to Section 7.05), except to the extent such investments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(h) the amount of Restricted Payments paid in cash during such period (other than Restricted Payments made pursuant to Section 7.05(b)(15)), except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(i) the aggregate amount of expenditures (including expenditures for the payment of financing fees) paid in cash during such period to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent such expenditures were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary (unless such Indebtedness has been repaid),

(j) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent (x) such premium, make-whole or penalty payments were not expensed during such period or are not deducted in calculating Consolidated Net Income and (y) such prepayments or redemptions reduced Excess Cash Flow pursuant to clause (2)(c) above or reduced the mandatory prepayment required by Section 2.05(2)(a),

(k) without duplication of amounts deducted from Excess Cash Flow in other periods, and at the option of the Borrower, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of its Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions, in each case, to be consummated or made, as applicable, during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed with the proceeds of long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent that the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions or other investments, Capital Expenditures, Restricted Payments, acquisitions of intellectual property, permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid or permitted tax distributions during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period plus the amount of distributions with respect to taxes made in such period under Section 7.05(b)(14), to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m) cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(n) any fees, expenses or charges incurred during such period (including the Transaction Expenses), or any amortization thereof for such period, in connection with any acquisition, investment, disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement, the other Loan Documents, the First Lien Credit Documents and related documents with respect to any other Indebtedness) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, and

(o) at the option of the Borrower, any amounts in respect of investments (including Permitted Acquisitions, Investments constituting Permitted Investments and Investments made pursuant to Section 7.05) and Restricted Payments (including related earnouts and similar payments) which could have been deducted pursuant to clauses (g) or (h) above if made in such period, but which are made after the end of such period and prior to the date upon which a mandatory prepayment for such period would be required under Section 2.05(2)(a) (which amounts, if so deducted in accordance with this clause (o), shall not affect the calculation of Excess Cash Flow in any future period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) (x) any fee-owned real property (other than Material Real Property), (y) any leasehold interest in real property and (z) any improved fee-owned real property (whether already mortgaged, or is required or intended to be mortgaged, at any time of determination) located in a flood hazard area or such property or mortgage thereon would be subject to any flood insurance due diligence, flood insurance requirements or compliance with any flood insurance laws (it being agreed that (A) if it is subsequently determined that any such improved real property subject to, or otherwise required or intended to be subject to, a mortgage is or might be located in a flood hazard area, such property shall be deemed to constitute an Excluded Asset until a determination is made that such property is not located in a flood hazard area and does not require flood insurance, and (B) if there is an existing mortgage on such property, such mortgage shall be released if located in a special flood hazard area and would require flood insurance or if it cannot determined whether such fee owned real property is located in a special flood hazard area or would require flood insurance if the time or information necessary to make such determination would (as determined by the Borrower in good faith) delay or impair the intended date of funding any Loan or effectiveness of any amendment or supplement under this Agreement), (ii) motor vehicles and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement, (iii) all commercial tort claims that are not expected to result in a judgment or settlement payment in excess of $25.0 million (as determined by the Borrower in good faith), (iv) any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents (whether Federal, State, Provincial or otherwise) to the extent a security interest therein is prohibited or restricted thereby or requires any consent or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent or authorization) other than to the extent such prohibition or restriction is ineffective under the UCC or other applicable Law notwithstanding such prohibition and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC, (v) assets to the extent the pledge thereof or grant of security interests therein (x) is prohibited or restricted by any applicable Law, rule or regulation or would require any consent, approval or authorization of any governmental or regulatory authority not obtained (without any requirement to obtain such any consent, approval or authorization) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition), (y) would cause the destruction, invalidation or abandonment of such asset under applicable Law (solely with respect to any intellectual property), or (z) is prohibited or restricted by any contract or would require any consent, approval, license or other authorization of any third party (other than Holdings or its Subsidiaries) pursuant to a contract, in each case, existing on the Closing Date or at the time of the acquisition of such asset and was not incurred in contemplation thereof (other than in the case of capital leases and purchase money financings) not obtained after giving effect to the anti-assignment provisions of the UCC, (vi) margin stock and Equity Interests in any Person that is not the Borrower or a wholly owned Restricted Subsidiary of the Borrower, (vii) Equity Interests in Immaterial Subsidiaries and Excluded Subsidiaries (other than first tier Foreign Subsidiaries and first tier Foreign Subsidiary Holdcos that are Restricted Subsidiaries; provided that in the case of any first tier Foreign Subsidiary or first tier Foreign Subsidiary Holdco, the pledge of the Equity Interests of such Subsidiary shall be limited to no more than 65% of the total issued and outstanding Equity Interests of a Foreign Subsidiary or Foreign Subsidiary Holdco), (viii) any lease, license or agreement (not otherwise subject to clause (v) above) or any property that is subject to a capital lease, purchase money security interest or similar arrangement, in each case permitted by this Agreement, to the extent that a grant of a security interest therein (a) would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law or (b) would require governmental or regulatory approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition), (ix) [reserved], (x) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest therein is accomplished by the filing of a UCC financing statement, (xi) any intent-to-use trademark applications filed in the United States Patent and Trademark Office, pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. Section 1051, prior to the accepted filing of a “Statement of Use” and issuance of a “Certificate of Registration” pursuant to Section 1(d) of the Lanham Act or an accepted filing of an “Amendment to Allege Use” whereby such intent-to-use trademark application is converted to a “use in commerce” application pursuant to Section 1(c) of the Lanham Act, (xii) assets where the burden or cost (including any adverse tax consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower and the Administrative Agent, (xiii) any assets to the extent a security interest in such assets or perfection thereof would result in material adverse tax consequences to the Borrower, any Parent Company or any Restricted Subsidiary as reasonably determined by the Borrower in good faith, in consultation with the Administrative Agent (it being understood that prior to the Discharge of Senior Obligations, the determination of the Designated Senior Representative (as defined in the First Lien/Second Lien Intercreditor Agreement) in respect of the matters described in this clause (xiii) shall be deemed to be the determination of the Administrative Agent with respect to such matters), (xiv) any assets located in or governed by any non-U.S. jurisdiction law or regulation (other than (x) Equity Interests and intercompany debt of Foreign Subsidiaries otherwise required to be pledged pursuant to the Collateral Documents and (y) assets that can be perfected by the filing of a UCC financing statement), including any intellectual property located in a non-U.S. jurisdiction and (xv) cash and Cash Equivalents (except to the extent constituting identifiable proceeds of Collateral which is perfected by the filing of a UCC financing statement), deposit, securities, commodities and other accounts, securities entitlements and related assets held in such account except, in each case, to the extent a security interest therein is perfected by filing of a UCC financing statement and other than any cash or assets deposited with a Secured Party as Collateral.

“Excluded Contribution” means net cash proceeds or the fair market value of marketable securities or the fair market value of Qualified Proceeds received by the Borrower from:

(1) contributions to its common equity capital;

(2) dividends, distributions, fees and other payments from any joint ventures that are not Restricted Subsidiaries; and

(3) the sale (other than to a Restricted Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate and that are excluded from the calculation set forth in clause (3) of Section 7.05(a); provided that Excluded Contributions shall not include Cure Amounts (as defined in the First Lien Credit Agreement).

“Excluded Proceeds” means, with respect to any Asset Sale or Casualty Event, the sum of, (1) any Net Proceeds therefrom that constitute Declined Proceeds and (2) any Net Proceeds therefrom that otherwise are waived by the Required Facility Lenders from the requirement to be applied to prepay the applicable Loans pursuant to Section 2.05(2)(b).

“Excluded Subsidiaries” means all of the following and “Excluded Subsidiary” means any of them:

(1) any Subsidiary that is not a direct, wholly owned Subsidiary of the Borrower or a Subsidiary Guarantor,

(2) any Foreign Subsidiary,

(3) any Foreign Subsidiary Holdco,

(4) any Domestic Subsidiary that is a Subsidiary of any (i) Foreign Subsidiary or (ii) Foreign Subsidiary Holdco,

(5) any Subsidiary (including any regulated entity that is subject to net worth or net capital or similar capital and surplus restrictions) that is prohibited or restricted by applicable Law or by Contractual Obligation (including in respect of assumed Indebtedness permitted hereunder) existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing a Guaranty (including any Broker-Dealer Regulated Subsidiary) or if such Guaranty would require governmental (including regulatory) or third party (other than any Loan Party or their respective Subsidiaries) consent, approval, license or authorization not obtained,

(6) any special purpose vehicle (or similar entity), receivables subsidiary or any Securitization Subsidiary,

(7) any Captive Insurance Subsidiary or not-for-profit Subsidiary,

(8) any Subsidiary that is not a Material Subsidiary,

(9) any Subsidiary where the Borrower and the Administrative Agent reasonably determine that the burden or cost (including any adverse tax consequences) of providing the Guaranty will outweigh the benefits to be obtained by the Lenders therefrom (it being understood that prior to the Discharge of Senior Obligations, the determination of the First Lien Administrative Agent in respect of the matters described in this clause (9) shall be deemed to be the determination of the Administrative Agent with respect to such matters),

(10) any Unrestricted Subsidiary, and

(11) any Excluded Subsidiary under and as defined in the First Lien Credit Documents;

“Excluded Swap Obligation” means, with respect to any Loan Party, (a) any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (each such obligation, a “Swap Obligation”), if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to Section 3.02 of the Guaranty and any other “keepwell, support or other agreement” for the benefit of such Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act) at the time the guarantee of such Loan Party, or a grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation, or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Loan Party is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation, or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and hedge counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means, with respect to each Agent and each Lender,

(1) any tax imposed on (or measured by) such Agent or Lender’s net income or profits (or franchise or net worth tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized under the laws of or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction), other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to any Loan or Loan Document,

(2) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in clause (1),

(3) other than with respect to and to the extent that any Lender becomes a party hereto pursuant to the Borrower’s request under Section 3.07, any U.S. federal tax that is withheld or required to be withheld on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date such Lender (i) acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, on the date such Lender acquires the applicable interest in such Loan (or where the Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which such Lender acquires such interest or the date on which the affected partner becomes a partner of such Lender), or (ii) designates a new Lending Office (or where the Lender is a partnership for U.S. federal income tax purposes, pursuant to a Law in effect on the later of the date on which the Lender designates a new Lending Office or, if applicable, the date on which the affected partner designates a new Lending Office) except, in the case of a Lender or partner that designates a new Lending Office or is an assignee, to the extent that such Lender or partner (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal tax pursuant to Section 3.01,

(4) any withholding tax attributable to such Lender’s failure to comply with Section 3.01(3),

(5) any tax imposed under FATCA,

(6) any U.S. federal backup withholding under Section 3406 of the Code, and

(7) any interest, additions to taxes and penalties with respect to any taxes described in clauses (1) through (6) of this definition.

“Excluded TPG/Intel Costs” means all Charges in connection with services, including consulting arrangements, provided by any employee of TPG Capital L.P. and/or or Intel Corporation or any of their respective Affiliates (other than any such Charges incurred under the TSA).

“Existing Loan Class” has the meaning specified in Section 2.16(1).

“Extended Loans” has the meaning specified in Section 2.16(1).

“Extending Lender” has the meaning specified in Section 2.16(3).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.16(4).

“Extension Election” has the meaning specified in Section 2.16(3).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Borrower’s sole discretion) of any or all applicable Classes be submitted for Extension.

“Extension Request” has the meaning specified in Section 2.16(1).

“Extension Series” has the meaning specified in Section 2.16(1).

“Facilities” means the Initial Loans, a given Class of Other Loans, a given Extension Series of Extended Loans, a given Class of Incremental Loans or a given Class of Replacement Loans, as the context may require, and “Facility” means any of them.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any current or future regulations promulgated thereunder or official interpretations thereof), any applicable intergovernmental agreement entered into in respect thereof, and any provision of law or administrative guidance implementing or interpreting such provisions, including any agreements entered into pursuant to any such intergovernmental agreement or Section 1471(b)(1) of the Code as of the date hereof (or any amended or successor version described above).

“FCPA” has the meaning specified in Section 5.01.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three depository institutions of recognized standing selected by it. For the avoidance of doubt, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person, as appropriate.

“First Lien Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent under the First Lien Credit Documents, or any successor administrative agent and/or collateral agent (or other Debt Representative), as the case may be, under the First Lien Credit Documents.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement dated as of the Closing Date by and among Holdings, the Borrower, the lenders party thereto in their capacities as lenders thereunder, the First Lien Administrative Agent, as agent and the other agents party thereto, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more indentures, credit agreements or other agreements (in each case with the same or new lenders, noteholders, institutional investors or agents), including any indentures or credit agreements that replace, refund, supplement, extend, renew, restate, amend, modify or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent not prohibited by this Agreement and the First Lien/Second Lien Intercreditor Agreement. Unless otherwise expressly provided herein, references to provisions of the First Lien Credit Agreement, including references to definitions of terms in (or meanings assigned to terms in) the First Lien Credit Agreement and references to Sections of the First Lien Credit Agreement, shall be deemed to refer to (x) such provisions of the First Lien Credit Agreement as in effect on the Closing Date or (y) if the First Lien Credit Agreement has been amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced, substantially similar or corresponding provisions of the First Lien Credit Agreement as in effect from time to time.

“First Lien Credit Agreement Termination Date” means the date on which (a) all “Obligations” as defined in, and under, the First Lien Credit Agreement, have been paid in full in cash (other than (i) any such obligations constituting indemnification obligations for which no claim has been asserted at such time and (ii) obligations under “Secured Hedge Agreements” and “Cash Management Obligations” (each, as defined in the First Lien Credit Agreement)), (b) all “Commitments” (as defined in the First Lien Credit Agreement), if any, to extend credit under the First Lien Credit Agreement have terminated or expired and (c) each “Letter of Credit” (as defined in the First Lien Credit Agreement)

issued under the First Lien Credit Documents has been terminated or otherwise ceases to remain outstanding (unless the “Outstanding Amount” (as defined in the First Lien Credit Agreement) of the “L/C Obligations” (as defined in the First Lien Credit Agreement) related thereto has been “Cash Collateralized” (as defined in the First Lien Credit Agreement), backstopped by a letter of credit or deemed to be reissued under another agreement, in each case, reasonably satisfactory to the applicable “Issuing Bank” (as defined in the First Lien Credit Agreement).

“First Lien Credit Documents” means the First Lien Credit Agreement, the First Lien/Second Lien Intercreditor Agreement and the other Loan Documents (as defined in the First Lien Credit Agreement) (or in each case, any comparable term).

“First Lien Credit Facilities” means the “Facilities” as defined in the First Lien Credit Agreement.

“First Lien Incremental Usage Amount” means, at any time, the sum of (x) the aggregate principal amount of “Incremental Loans” (as defined in the First Lien Credit Agreement) outstanding pursuant to clause (A)(1) of Section 2.14(4)(c) of the First Lien Credit Agreement and (y) the aggregate principal amount of “Permitted Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement) outstanding pursuant to clause (ii) of the definition of “Permitted Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement) in reliance on the “Available Incremental Amount” (as defined in the First Lien Credit Agreement) available under clause (A)(1) of Section 2.14(4)(c) of the First Lien Credit Agreement (any such Indebtedness described in clauses (x) and (y), the “First Lien Incremental Usage Amount Debt”).

“First Lien Initial Loans” means the “Closing Date Loans” as defined in the First Lien Credit Agreement.

“First Lien Initial Term Loans” means the “Closing Date Term Loans” as defined in the First Lien Credit Agreement.

“First Lien Loans” means the Indebtedness incurred under the First Lien Credit Agreement, including the “Loans” (as defined in the First Lien Credit Agreement).

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“First Lien Obligations” means the Obligations, the Permitted Incremental Equivalent Debt and the Credit Agreement Refinancing Indebtedness, in each case, that are, or purported to be, secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the First Lien Initial Term Loans. For the avoidance of doubt, “First Lien Obligations” shall include the First Lien Initial Term Loans.

“First Lien/Second Lien Intercreditor Agreement” means any of (a) the First Lien/Second Lien Intercreditor Agreement in substantially in the form of Exhibit G-2, dated as of the Closing Date, among Morgan Stanley Senior Funding, Inc., the Loan Parties, Collateral Agent, as Second Priority Representative for the Second Priority Debt Parties (each, as defined therein) and each additional representative party thereto from time to time, (b) an intercreditor agreement substantially in the form of Exhibit G-2, together with any material changes thereto which are reasonably acceptable to the Borrower and the Administrative Agent and which material changes, at the discretion of the Administrative Agent, may be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s execution thereof, (c) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the First Lien Obligations under the First Lien Credit Agreement, in each case with such modifications thereto as the Administrative Agent and the Borrower may agree or (d) any other intercreditor agreement posted to the Lenders not less than five (5) Business Days before execution thereof, and if the Required Lenders shall not have objected to such intercreditor agreement within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Administrative Agent’s execution thereof.

“First Lien Term Lenders” means the “Term Lenders” as defined in the First Lien Credit Agreement.

“First Lien Term Loans” has the meaning assigned to the term “Term Loans” in the First Lien Credit Agreement.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“floor” means, with respect to any reference rate of interest, any fixed minimum amount specified for such rate.

“Foreign Asset Sale” has the meaning specified in Section 2.05(2)(h).

“Foreign Casualty Event” has the meaning specified in Section 2.05(2)(h).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means a Subsidiary substantially all of whose assets consists (directly or indirectly) of the Capital Stock or indebtedness of one or more Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time. At any time after the Closing Date, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP will thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided, however, that any such election, once made, will be irrevocable; provided, further that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS will remain as previously calculated or determined in accordance with GAAP. The Borrower will give notice of any such election made in accordance with this definition to the Administrative Agent. Notwithstanding any other provision contained herein, (i) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations and Attributable Indebtedness shall be determined in accordance with Section 1.03 and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or the Loan Parties at “fair value”, as defined therein.

Notwithstanding the foregoing, if at any time any change occurs after the Closing Date in GAAP (or IFRS) or in the application thereof that, in each case, would affect the computation of any financial ratio or financial requirement, or compliance with any covenant, set forth in any Loan Document (including, but not limited to, the impact of Accounting Standards Update 2016-2, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies promulgated after the Closing Date), and the Borrower shall so request (regardless of whether any such request is given before or after such change), the Administrative Agent, the Lenders and the Borrower will negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (or IFRS); provided that until so amended, (a) such ratio, requirement or covenant shall continue to be computed in accordance with GAAP (or IFRS) without giving effect to such change therein and (b) if reasonably requested by the Administrative Agent with respect to periods ending prior to the date that is one year after the effectiveness of such change, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders), together with any financial statements to be delivered pursuant to Section 6.01, a summary reconciliation between calculations of any such ratios or requirements required to be included in the corresponding Compliance Certificate to be delivered pursuant to Section 6.02(4) made before and after giving effect to such change in GAAP (or IFRS). For the avoidance of doubt, subject to the requirements of the foregoing clause (b), the operation of this paragraph shall otherwise have no effect with respect to any financial statements required to be delivered pursuant to Section 6.01 unless the Borrower otherwise elects.

“General Debt Basket Reallocated Amount” means any amount that, at the option of the Borrower, has been reallocated from Section 7.02(b)(12)(b) to clause (A)(1) of the Available Incremental Amount, which shall be deemed to be a utilization of the Basket set forth in Section 7.02(b)(12)(b).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with the Transaction or any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” has the meaning specified in clause (2) of the definition of “Collateral and Guarantee Requirement.” For avoidance of doubt, the Borrower may, in its sole discretion, cause any Parent Company or Restricted Subsidiary that is not required to be a Guarantor to Guarantee the Obligations by causing such Parent Company or Restricted Subsidiary to execute a joinder to the Guaranty (substantially in the form provided therein or as the Administrative Agent, the Borrower and such Guarantor may otherwise agree), and any such Parent Company or Restricted Subsidiary shall be a Guarantor hereunder for all purposes; provided that (i) in the case of any Parent Company or Restricted

Subsidiary organized in a foreign jurisdiction, the Administrative Agent shall be reasonably satisfied with the jurisdiction of organization of such Parent Company or Restricted Subsidiary and (ii) the Administrative Agent shall have received at least two (2) Business Days prior to the effectiveness of such joinder (or such later date as reasonably agreed by the Administrative Agent) all documentation and other information in respect of such Guarantor required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

“Guaranty” means (a) the Guaranty substantially in the form of Exhibit E made by Holdings and each Subsidiary Guarantor, (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11 and (c) each other guaranty and guaranty supplement delivered by any Parent Company or Restricted Subsidiary pursuant to the second sentence of the definition of “Guarantor.”

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to, or can form the basis for liability under, any Environmental Law.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person party to a Secured Hedge Agreement that is an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing on the Closing Date or at the time it enters into such Secured Hedge Agreement, in its capacity as a party thereto, whether or not such Person subsequently ceases to be an Agent, a Lender, an Arranger or an Affiliate of any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedge Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Identified Participating Lenders” has the meaning specified in Section 2.05(1)(e)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(1)(e)(D)(3).

“IFRS” means international financial reporting standards and interpretations issued by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Material Subsidiary.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(6).

“Incremental Amounts” has the meaning specified in clause (1) of the definition of Refinancing Indebtedness.

“Incremental Commitments” has the meaning specified in Section 2.14(1).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(4).

“Incremental Lenders” has the meaning specified in Section 2.14(3).

“Incremental Loan” has the meaning specified in Section 2.14(2).

“Incremental Loan Request” has the meaning specified in Section 2.14(1).

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business or consistent with industry practice, (ii) any earn-out obligations until such obligation is reflected as a liability on the balance sheet (excluding any footnotes thereto) of such Person in accordance with GAAP and is not paid within 60 days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than obligations in respect of letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Company appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP will be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of this definition of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such other Person; provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(i) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice,

(ii) reimbursement obligations under commercial letters of credit (provided that unreimbursed amounts under commercial letters of credit will be counted as Indebtedness three (3) Business Days after such amount is drawn),

(iii) obligations under or in respect of Qualified Securitization Facilities,

(iv) accrued expenses,

(v) deferred or prepaid revenues, and

(vi) asset retirement obligations and obligations in respect of reclamation and workers compensation (including pensions and retiree medical care);

provided further that Indebtedness will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Assets or Operations” means, with respect to any Parent Company, that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that, in the good faith judgment of the Borrower, is qualified to perform the task for which it has been engaged.

“Information” has the meaning specified in Section 10.09.

“Initial Loans” means the Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(1).

“Intellectual Property Security Agreements” has the meaning specified in the Security Agreement.

“Intercompany Note” means the Intercompany Note, dated as of the Closing Date, substantially in the form of Exhibit Q executed by the Borrower and each Restricted Subsidiary of the Borrower party thereto.

“Intercreditor Agreement” means, as applicable, any First Lien/Second Lien Intercreditor Agreement and any Equal Priority Intercreditor Agreement.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period to (b) Consolidated Interest Expense of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, twelve months, as selected by the Borrower in its Committed Loan Notice; provided that:

(1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(3) no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurodollar Rate Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrower and its Subsidiaries;

(3) investments in any fund that invests substantially all of its assets in investments of the type described in clauses (1) and (2) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, members of management, consultants and independent contractors, in each case made in the ordinary course of business or consistent with industry practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.05,

(1) “Investments” will include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; minus

(b) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time will be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investor” means any of (i) TPG Capital, L.P., Thoma Bravo, LLC, GIC Pte Ltd., StepStone Group LP, Fisher Lynch Co-Investment Partnership II, L.P., Performance Equity Management, any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing and (ii) Intel Corporation and any of its Affiliates.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Junior Indebtedness” means any Indebtedness of any Loan Party that by its terms is contractually subordinated in right of payment or security to the Obligations of such Loan Party arising under the Loans or the Guaranty.

“Junior Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens”.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, any Incremental Commitment, any Other Loan, any Replacement Loan or any Extended Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local laws (including common law), statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Legal Holiday” means Saturday, Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and such Lender’s successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For the avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender. Notwithstanding the foregoing, no Disqualified Institution that purports to become a Lender hereunder (notwithstanding the provisions of this Agreement that prohibit Disqualified Institutions from becoming Lenders) without the Borrower’s written consent shall be entitled to any of the rights or privileges enjoyed by the other Lenders with respect to voting, information and lender meetings; provided that the Loans of any such Disqualified Institution shall not be excluded for purposes of making a determination of Required Lenders if the action in question affects such Disqualified Institution in a disproportionately adverse manner than its effect on the other Lenders; provided, further, that if any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (v) of Section 10.07(b) the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) purchase or prepay any Loan held by a Disqualified Institution by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

“Lender-Related Distress Event” means, with respect to any Lender or any direct or indirect parent company of such Lender (each, a “Distressed Person”), (a) that such Distressed Person is or becomes subject to a voluntary or involuntary case under any Debtor Relief Law, (b) a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or (d) that such Distressed Person becomes the subject of a Bail-in Action; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in any Lender or any direct or indirect parent company of a Lender by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event will an operating lease be deemed to constitute a Lien.

“Limited Condition Transactions” means any (1) Permitted Acquisition or other Investment or similar transaction (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) permitted hereunder by the Borrower or one or more of its Restricted Subsidiaries, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness and (3) any Restricted Payment requiring irrevocable notice in advance thereof (other than in connection with any Restricted Payment to any Permitted Holders or any other beneficial owners of the Borrower).

“Loan” means an extension of credit under Article II by a Lender to the Borrower in the form of an Initial Loan, Incremental Loan, Other Loan, Extended Loan or Replacement Loan, as the context may require.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (d) the Guaranty, (e) the Collateral Documents and (f) the Intercreditor Agreements.

“Loan Increase” has the meaning specified in Section 2.14(1).

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each Subsidiary Guarantor.

“Management Services Agreement” means the management services agreement or similar agreements among one or more of the Investors or certain of their respective management companies associated with it or their advisors, if applicable, and the Borrower (or any Parent Company).

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members and any permitted transferees thereof) of the Borrower (or a Parent Company) who are holders of Equity Interests of any Parent Company on the Closing Date.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Borrower or the applicable Parent Company, as applicable, on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.05(b)(8) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (a) the business, operations, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Lenders, the Collateral Agent or the Administrative Agent under the Loan Documents.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

“Material Real Property” means any fee-owned real property located in the United States and owned by any Loan Party with a fair market value in excess of $75.0 million on the Closing Date (if owned by a Loan Party on the Closing Date) or at the time of acquisition (if acquired by a Loan Party after the Closing Date).

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets at the last day of the most recent Test Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiary at the last day of the most recent Test Period) were equal to or greater than 5.0% of Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiary for such Test Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Closing Date (or such longer period as the Administrative Agent may agree in its reasonable discretion), all Restricted Subsidiaries that are not Guarantors solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Subsidiaries at the last day of the most recent Test Period) 7.5% of Total Assets of the Borrower and the Restricted Subsidiaries as of the last day of the most recent Test Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Subsidiaries for such Test Period) 7.5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Restricted Subsidiaries (to the extent applicable), in each case, other than any Restricted Subsidiaries that otherwise constitute Excluded Subsidiaries. At all times prior to the delivery of the aforementioned financial statements, such determinations shall be made based on the Pro Forma Financial Statements.

“Maturity Date” means (i) with respect to the Initial Loans that have not been extended pursuant to Section 2.16, the eighth anniversary of the Closing Date (the “Original Maturity Date”), (ii) with respect to any Class of Extended Loans, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Other Loans, the final maturity date as specified in the applicable Refinancing Amendment, (iv) with respect to any Class of Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Loans and (v) with respect to any Incremental Loans, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.11.

“McAfee Business” means the business conducted by Foundation Technology Worldwide LLC and its Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning specified in Section 6.11(2)(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (5) of the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, including such modifications as may be required by local laws, pursuant to Section 6.13(2) and any other deeds of trust, trust deeds, hypothecs, deeds to secure debt or mortgages executed and delivered pursuant to Section 6.11.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Loan Party or any of their respective ERISA Affiliates makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(1) with respect to any Asset Sale or any Casualty Event, the aggregate cash and Cash Equivalents received by the Borrower or any Restricted Subsidiary in respect of any Asset Sale or Casualty Event, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Sale, net of the costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-Cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, title insurance premiums, related search and recording charges, survey costs and mortgage recording tax paid in connection therewith, all dividends, distributions or other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of any such Asset Sale or Casualty Event by a Restricted Subsidiary, the amount of any purchase price or similar adjustment claimed by any Person to be owed by the Borrower or any Restricted Subsidiary, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by the Borrower or any Restricted Subsidiary, in either case in respect of such Asset Sale or Casualty Event, any relocation expenses incurred as a result thereof, costs and expenses in connection with unwinding any Hedging Obligation in connection therewith, other fees and expenses, including title and recordation expenses, taxes paid or payable (including any additional Tax Distributions to be made as a result of the transactions giving rise to such cash and cash equivalents received) as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness (other than the Second Lien Obligations and Indebtedness secured by Liens that are expressly subordinated to the Liens securing the Obligations) secured by a Lien on such assets and required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that (a) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $31.25 million and (b) no such net cash proceeds shall constitute Net Proceeds under this clause (1) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $62.5 million (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (1)); and

(2) (a) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, any Permitted Equity Issuance by the Borrower or any Parent Company or any contribution to the common equity capital of the Borrower, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, in each case by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and (b) with respect to any Permitted Equity Issuance by any Parent Company, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Proceeds Percentage” has the meaning specified in Section 2.05(b)(2)(b)

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Recourse Indebtedness” means Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all

(1) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding,

(2) obligations (other than Excluded Swap Obligations) of any Loan Party or Restricted Subsidiary arising under any Secured Hedge Agreement, unless and for so long as such obligations constitute “Obligations” (as defined in the First Lien Credit Agreement) prior to the First Lien Credit Agreement Termination Date and

(3) Cash Management Obligations under each Secured Cash Management Agreement, unless and for so long as such obligations constitute “Obligations” (as defined in the First Lien Credit Agreement) prior to the First Lien Credit Agreement Termination Date. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

Notwithstanding the foregoing, (a) unless otherwise agreed to by the Borrower and any applicable Hedge Bank or Cash Management Bank, the obligations of Holdings, the Borrower or any Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and any other Loan Document shall not require the consent of the holders of Hedging Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements.

“OFAC” has the meaning specified in Section 5.17.

“Offered Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Borrower or any other Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person.

“OID” means original issue discount.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. Counsel may be an employee of or counsel to the Borrower or the Administrative Agent.

“ordinary course of business” means activity conducted in the ordinary course of business of the Borrower and any Restricted Subsidiary.

“Organizational Documents” means

(1) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(3) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Original Transactions” means the acquisition of a majority of the equity interests of Foundation Technology Worldwide LLC by Manta Holdings, L.P. on April 3, 2017.

“Other Applicable ECF” means Excess Cash Flow or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Applicable Indebtedness” means Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness secured on a pari passu basis with the Obligations, together with Refinancing Indebtedness in respect of any of the foregoing that is secured on a pari passu basis with the Obligations.

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Indebtedness.

“Other Commitments” means one or more Classes of Loan commitments hereunder that result from a Refinancing Amendment.

“Other Loans” means one or more Classes of Loans that result from a Refinancing Amendment.

“Other Taxes” means all present or future stamp or documentary Taxes, intangible, recording, filing, excise (that is not based on net income), property or similar Taxes arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment, grant of participation, designation of a new office for receiving payments by or on account of the Borrower or other transfer (other than an assignment, designation or other transfer at the request of the Borrower).

“Outstanding Amount” means, with respect to the Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Company” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower (for the avoidance of doubt, in the case of the Borrower, including Holdings), as applicable.

“Pari Passu Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens.”

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(1)(e)(C)(2).

“Partnership Audit Rules” means Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (and any Treasury regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any analogous provisions of state, local, and non-U.S. law.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning specified in clause (3) of the definition of “Permitted Investments.”

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received in connection with a Permitted Asset Swap that constitutes an Asset Sale must be applied in accordance with Section 2.05(2)(b)(i).

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common equity purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures or pari passu secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Second Lien Obligations under this Agreement (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors and (iv) the applicable Loan Parties, the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent and/or Collateral Agent shall be party to an Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Second Lien Obligations under this Agreement (but without regard to the control of remedies).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of the Borrower or any Parent Company.

“Permitted Holder” means (1) any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have, directly or indirectly, beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any Permitted Parent held by such group and (2) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of the Borrower or any Parent Company.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Guarantor in respect of one or more series of senior unsecured notes, senior secured pari passu or junior lien notes or subordinated notes (in each case whether issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor) or otherwise), pari passu or junior lien loans, unsecured or subordinated loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral on an equal priority (but without regard to the control of remedies) or junior priority basis with the Liens on Collateral securing the Second Lien Obligations under this Agreement, and that are issued or made in lieu of Incremental Commitments; provided that:

(i) the terms of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith) or (B) if otherwise not consistent with the terms of the Initial Loans, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Initial Loans, except with respect to covenants and other terms applicable to any period after the Latest Maturity Date of the Initial Loans;

(ii) the aggregate principal amount of all Permitted Incremental Equivalent Debt shall not exceed the Available Incremental Amount at the time of incurrence (it being understood that for purposes of this clause (ii), references in Section 2.14(4)(c)(B) and Section 2.14(4)(c)(D) (other than the first proviso thereto) to Incremental Loans or Incremental Commitments shall be deemed to be references to Permitted Incremental Equivalent Debt);

(iii) such Permitted Incremental Equivalent Debt shall not be subject to any Guarantee by any Person other than a Loan Party;

(iv) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral;

(v) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to the applicable Intercreditor Agreement(s);

(vi) such Permitted Incremental Equivalent Debt (a) shall not mature earlier than the Original Maturity Date and (b) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Permitted Incremental Equivalent Debt;

(vii) any mandatory prepayments of (I) any Permitted Incremental Equivalent Debt that comprises junior lien or unsecured notes or loans may not be made except to the extent that prepayments of such debt are not prohibited hereunder and to the extent required hereunder or pursuant to the terms of any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Second Lien Obligations under this Agreement, first made or offered to the holders of the Loans constituting Second Lien Obligations and any such Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Second Lien Obligations under this Agreement, and (II) any Permitted Incremental Equivalent Debt that is secured on a pari passu basis with the Second Lien Obligations under this Agreement in respect of events described in Section 2.05(2)(a), (b) and (d)(i) may be made on a pro rata basis, less than a pro rata basis or greater than a pro rata basis (but not greater than a pro rata basis as compared to any Class of Loans constituting Second Lien Obligations with an earlier maturity date) with the Loans constituting Second Lien Obligations; and

(viii) in the case of Permitted Incremental Equivalent Debt consisting of syndicated Dollar-denominated term loans secured by a Lien on the Collateral ranking pari passu with the Second Lien Obligations under this Agreement, the All-In Yield of the Initial Loans shall be subject to the adjustment in the manner set forth in the proviso to Section 2.14(5)(b) (to the extent then applicable), determined for purposes of this clause (viii) as if the Permitted Incremental Equivalent Debt were Incremental Loans;

provided, further, that “Permitted Incremental Equivalent Debt” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long term indebtedness (so long as such credit facility includes customary “rollover provisions” that satisfy the requirements of clause (vi) above following such rollover), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (vi) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Indebtedness” means Indebtedness permitted to be incurred in accordance with Section 7.02.

“Permitted Investments” means:

(1) any Investment in the Borrower or any Restricted Subsidiary;

(2) any Investment(s) in Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(3) (a) any Investment by the Borrower or any Restricted Subsidiary in any Person that is engaged (directly or through entities that will be Restricted Subsidiaries) in a Similar Business if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets or assets constituting a business unit, a line of business or a division of such Person, to, or is liquidated into, the Borrower or a Restricted Subsidiary (a “Permitted Acquisition”); provided that immediately after giving pro forma effect to any such Investment, no Event of Default under Section 8.01(1) or Section 8.01(6) shall have occurred and be continuing; and

(b) any Investment held by such Person described in the preceding clause (a); provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, transfer or conveyance;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made in accordance with Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases with respect to any such Investment or binding commitment in effect on the Closing Date in excess of $18.75 million, as set forth on Schedule 7.05, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may be increased only (a) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(6) any Investment acquired by the Borrower or any Restricted Subsidiary:

(a) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b) in satisfaction of judgments against other Persons;

(c) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(d) as a result of the settlement, compromise or resolution of (i) litigation, arbitration or other disputes or (ii) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations permitted under Section 7.02(b)(10);

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding not to exceed (as of the date such Investment is made) the greater of (a) $337.5 million and (b) 43.75% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 7.05(a);

(10) (a) guarantees of Indebtedness permitted under Section 7.02, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, and (b) the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.07(b) (except transactions described in clauses (2), (5), (9), (15) or (22) of such Section);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding, not to exceed (as of the date such Investment is made) the greater of (i) $337.5 million and (ii) 43.75% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Cash Equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required reserves);

(15) loans and advances to, or guarantees of Indebtedness of, officers, directors, employees, consultants, independent contractors and members of management not in excess of $31.25 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, members of management, independent contractors and consultants for business-related travel expenses, moving expenses, payroll advances and other similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or consistent with industry practice or to future, present and former employees, directors, officers, members of management, independent contractors and consultants (and their Controlled Investment Affiliates and Immediate Family Members) to fund such Person’s purchase of Equity Interests of the Borrower or any Parent Company;

(17) advances, loans or extensions of trade credit or prepayments to suppliers or loans or advances made to distributors, in each case, in the ordinary course of business or consistent with past practice or consistent with industry practice by the Borrower or any Restricted Subsidiary;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with industry practice;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with industry practice;

(20) Investments made in the ordinary course of business or consistent with industry practice in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with industry practice;

(22) the purchase or other acquisition of any Indebtedness of the Borrower or any Restricted Subsidiary to the extent not otherwise prohibited hereunder;

(23) Investments in Unrestricted Subsidiaries or joint ventures, taken together with all other Investments made pursuant to this clause (23) that are at that time outstanding, without giving effect to the sale of an Unrestricted Subsidiary or joint venture to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, Cash Equivalents or marketable securities, not to exceed (as of the date such Investment is made) the greater of (i) $287.5 million and (ii) 37.5% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of making of such Investment for the most recently ended Test Period (calculated on a pro forma basis);

(24) Investments in the ordinary course of business or consistent with industry practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers;

(25) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with industry practice of such Captive Insurance Subsidiary, or by reason of applicable Law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(26) Investments made as part of, to effect or resulting from the Transactions;

(27) Investments of assets relating to non-qualified deferred payment plans in the ordinary course of business or consistent with industry practice;

(28) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business or consistent with industry practice in connection with the cash management operations of the Borrower and its Subsidiaries;

(29) acquisitions of obligations of one or more directors, officers or other employees or consultants or independent contractors of any Parent Company, the Borrower, or any Subsidiary of the Borrower in connection with such director’s, officer’s, employee’s consultant’s or independent contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent of the Borrower, to the extent no cash is actually advanced by the Borrower or any Restricted Subsidiary to such directors, officers, employees, consultants or independent contractors in connection with the acquisition of any such obligations;

(30) Investments constituting promissory notes or other non-cash proceeds of dispositions of assets to the extent permitted under Section 7.04;

(31) Investments resulting from pledges and deposits permitted pursuant to the definition of “Permitted Liens”;

(32) loans and advances to any direct or indirect parent of the Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such parent in accordance with Section 7.05 at such time, such Investment being treated for purposes of the applicable clause of Section 7.05, including any limitations, as if a Restricted Payment were made pursuant to such applicable clause;

(33) any Investments if on a pro forma basis after giving effect to such Investment, the Total Net Leverage Ratio would be equal to or less than 4.75 to 1.00 as of the last day of the Test Period most recently ended; and

(34) Permitted Bond Hedge Transactions.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral on a junior priority basis to the Liens on Collateral securing the Second Lien Obligations under this Agreement and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness,” (iii) the holders of such Indebtedness (or their Debt Representative) and the Administrative Agent and/or the Collateral Agent shall be party to an Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Second Lien Obligations under this Agreement, and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” means, with respect to any Person:

(1) Liens created pursuant to any Loan Document;

(2) Liens, pledges or deposits made in connection with:

(a) workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations,

(b) insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit, bank guarantees or similar documents or instruments for the benefit of) insurance carriers providing property, casualty or liability insurance or otherwise supporting the payment of items set forth in the foregoing clause (a) or

(c) bids, tenders, contracts, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, bankers’ acceptance facilities, and other obligations of like nature (including those to secure health, safety and environmental obligations) (other than for the payment of

Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, Cash Equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business or consistent with industry practice;

(3) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, construction, mechanics’ or other similar Liens, or landlord Liens specifically created by contract (a) for sums not yet overdue for a period of more than sixty (60) days or, if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or (b) being contested in good faith by appropriate actions or other Liens arising out of or securing judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges not yet overdue or not yet payable or not subject to penalties for nonpayment or which are being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds, instruments or obligations or with respect to regulatory requirements or letters of credit or bankers acceptance issued, and completion guarantees provided, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice or industry practice;

(6) survey exceptions, encumbrances, ground leases, easements, restrictions, protrusions, encroachments or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that were not incurred in connection with Indebtedness and that do not in the aggregate materially impair their use in the operation of the business of such Person and exceptions on Mortgage Policies insuring Liens granted on Mortgaged Properties;

(7) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clauses (A) or (B) of the definition of Permitted Ratio Debt, clause (4), (12)(b), (13), (14)(a)(A), (14)(a)(B), (15), (23) or (31) of Section 7.02(b) or, with respect to assumed or acquired Indebtedness not incurred in contemplation of the relevant acquisition, Disqualified Stock or Preferred Stock, clause (14)(b) of Section 7.02(b); provided that:

(a) Liens securing obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (13) relate only to obligations relating to Refinancing Indebtedness that is secured by Liens on the same assets as the assets securing the Refinanced Debt (as defined in the definition of Refinancing Indebtedness), plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property, or serves to refund, refinance, extend, replace, renew or defease Indebtedness, Disqualified Stock or Preferred Stock incurred under clause (4), (12) or (13) of Section 7.02(b);

(b) Liens securing obligations relating to Indebtedness or Disqualified Stock permitted to be incurred pursuant to such clause (23) or (31) extend only to the assets of Subsidiaries that are not Guarantors;

(c) Liens securing obligations in respect of Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to such clause (4) extend only to the assets so purchased, replaced, leased or improved and proceeds and products thereof; provided further that individual financings of assets provided by a counterparty may be cross-collateralized to other financings of assets provided by such counterparty;

(d) If any such Liens secure Indebtedness for borrowed money incurred pursuant to clauses (A) or (B) of the definition of Permitted Ratio Debt or such clauses (12)(b), (14)(a)(A) or (14)(a)(B), at the election of the Borrower, such Liens shall be subject to the applicable Intercreditor Agreement(s); and

(e) Liens securing obligations in respect of assumed or acquired Indebtedness, Disqualified Stock or Preferred Stock not incurred in contemplation of the relevant acquisition permitted to be assumed pursuant to such clause (14) are solely on acquired property or the assets of the acquired entity (other than after acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof).

(8) Liens existing, or provided for under binding contracts existing, on the Closing Date (provided that any such Lien securing obligations in an aggregate amount on the Closing Date in excess of $18.75 million shall be set forth on Schedule 7.01);

(9) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(10) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary (provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation) and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(11) Liens securing obligations in respect of Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.02;

(12) Liens securing (x) Hedging Obligations and (y) obligations in respect of Cash Management Services;

(13) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) leases, subleases, licenses or sublicenses (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) (i) that do not either (a) materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) secure any Indebtedness and (ii) licenses or sublicenses granted by Holdings or any of its Restricted Subsidiaries to customers in the ordinary course of business;

(15) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings;

(16) Liens in favor of the Borrower or any Guarantor;

(17) Liens on equipment or vehicles of the Borrower or any Restricted Subsidiary granted in the ordinary course of business or consistent with industry practice;

(18) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from recharacterization or any such sale as a financing or a loan;

(19) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive modification, refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness, Disqualified Stock or Preferred Stock secured by any Lien referred to in clauses (6), (7), (8), (9), (10) or this clause (19) of this definition; provided that: (a) such new Lien will be limited to all or part of the same property that was subject to the original Lien (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property) and (b) the Indebtedness, Disqualified Stock or Preferred Stock secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness, Disqualified Stock or Preferred Stock described under such clauses (6), (7), (8), (9), (10) or this clause (19) at the time the original Lien became a Permitted Lien hereunder, plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock;

(20) deposits made or other security provided to secure liability to insurance brokers, carriers, underwriters or self-insurance arrangements, including Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(21) Liens securing obligations in an aggregate outstanding amount not to exceed (as of the date any such Lien is incurred) the greater of (i) $337.5 million and (ii) 43.75% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries determined at the time of incurrence of such Lien for the most recently ended Test Period (calculated on a pro forma basis), which, at the election of the Borrower, shall be subject to the applicable Intercreditor Agreement(s); it being agreed that the Basket set forth in this clause (21) shall be deemed to be utilized to secure any secured Indebtedness incurred pursuant to Section 2.14 in connection with the utilization of the General Debt Basket Reallocation Amount;

(22) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23) (a) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business or consistent with industry practice, (b) Liens arising out of conditional sale, title retention or similar arrangements for the sale of goods in the ordinary course of business or consistent with industry practice and (c) Liens arising by operation of law under Article 2 of the Uniform Commercial Code;

(24) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(7);

(25) Liens (a) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with industry practice and (c) in favor of banking or other institutions or other electronic payment service providers arising as a matter of law or under general terms and conditions encumbering deposits or margin deposits or other funds maintained with such institution (including the right of setoff) and that are within the general parameters customary in the banking industry;

(26) Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Agreement; provided that such Liens do not extend to assets other than those that are subject to such repurchase agreements;

(27) Liens that are contractual rights of setoff (a) relating to the establishment of depository relations with banks or other deposit-taking financial institutions or other electronic payment service providers and not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or consistent with industry practice of the Borrower or any Restricted Subsidiary or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(28) Liens on cash proceeds (as defined in Article 9 of the Uniform Commercial Code) of assets sold that were subject to a Lien permitted hereunder;

(29) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30) Liens (a) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under this Agreement to be applied against the purchase price for such Investment and (b) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 7.04;

(31) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(32) Liens in connection with any Sale-Leaseback Transaction(s);

(33) Liens on Capital Stock or other securities of an Unrestricted Subsidiary;

(34) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business or consistent with industry practice;

(35) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Subsidiaries in the ordinary course of business or consistent with industry practice of the Borrower and such Subsidiary to secure the performance of the Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(36) rights of set-off, banker’s liens, netting arrangements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance or administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;

(37) Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided that such satisfaction or discharge is permitted under this Agreement;

(38) receipt of progress payments and advances from customers in the ordinary course of business or consistent with industry practice to the extent the same creates a Lien on the related inventory and proceeds thereof and Liens on property or assets under construction arising from progress or partial payments by a third party relating to such property or assets;

(39) Liens on all or any portion of the Collateral (but no other assets) to secure obligations in respect of (a) Indebtedness permitted to be incurred pursuant to Section 7.02; provided that after giving pro forma effect to the incurrence of the then proposed Indebtedness (and without netting any cash received from the incurrence of such proposed Indebtedness), (i) if such Indebtedness is secured on a (x) senior lien basis to the Liens that secure the Second Lien Obligations under this Agreement (“Senior Lien Debt”), the First Lien Net Leverage Ratio would be no greater than 4.50 to 1.00 or (y) pari passu basis with the Liens that secure the

Second Lien Obligations under this Agreement (“Pari Passu Lien Debt”) or junior basis to the Liens that secure the Second Lien Obligations under this Agreement (“Junior Lien Debt”), the Secured Net Leverage Ratio would be no greater than 5.50 to 1.00, (ii) such Liens are in each case subject the applicable Intercreditor Agreement(s) and (iii) if such Liens secure syndicated Dollar-denominated term loans that are Pari Pass Lien Debt, then the Borrower shall comply with the “most favored nation” pricing provisions of Section 2.14(5)(b) (to the extent then applicable) as if such Indebtedness were Incremental Loans incurred pursuant to Section 2.14 and (b) any Refinancing Indebtedness in respect of Senior Lien Debt, Pari Passu Lien Debt or Junior Lien Debt (but subject to the foregoing clause (iii));

(40) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business or consistent with industry practice;

(41) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law;

(42) Liens disclosed by any title insurance reports or policies delivered on or prior to the Closing Date and any replacement, extension or renewal of any such Lien (to the extent the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;

(43) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(44) restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(45) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with industry practice;

(46) zoning, building and other similar land use restrictions, including site plan agreements, development agreements and contract zoning agreements;

(47) Liens securing obligations under Indebtedness outstanding pursuant to Section 7.02(b)(2);

(48) Liens on all or any portion of the Collateral (but no other assets) securing (i) Permitted Incremental Equivalent Debt, (ii) Permitted Equal Priority Refinancing Debt or (iii) Permitted Junior Priority Refinancing Debt, and, in each case, Liens securing any Refinancing Indebtedness in respect thereof;

(49) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness or other obligations of such Restricted Subsidiaries or any other Restricted Subsidiaries that are not Loan Parties that is permitted by Section 7.02 or otherwise not prohibited by this Agreement;

(50) Liens on assets of Restricted Subsidiaries that are Foreign Subsidiaries (i) securing Indebtedness and other obligations of such Foreign Subsidiaries or (ii) to the extent arising mandatorily under applicable Law; and

(51) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of this definition, the term “Indebtedness” will be deemed to include interest and other obligations payable on or with respect to such Indebtedness.

“Permitted Parent” means any direct or indirect parent of the Borrower that at the time it became a parent of the Borrower was a Permitted Holder pursuant to clause (1) of the definition thereof.

“Permitted Ratio Debt” has the meaning specified in Section 7.02(a).

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or unsecured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s or a Parent Company’s common equity sold by the Borrower or a Parent Company substantially concurrently with a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Planned Expenditures” has the meaning specified in the definition of Excess Cash Flow.

“Platform” has the meaning specified in Section 6.02.

“Pledged Collateral” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Private-Side Information” means any information with respect to Holdings and its Subsidiaries that is not Public-Side Information.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(1)(b).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Loans of such Lender at such time and the denominator of which is the amount of the Loans at such time; provided that when used with respect to Commitments, Loans and interest under any Facility, “Pro Rata Share,” shall mean, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and Loans of such Lender under such Facility at such time and the denominator of which is the amount of the aggregate Commitments and Loans under such Facility at such time.

“Public Company Costs” means the initial costs relating to establishing compliance with the Sarbanes-Oxley Act of 2002, as amended, and other expenses arising out of or incidental to the Borrower’s or its Restricted Subsidiaries’ initial establishment of compliance with the obligations of a reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act.

“Public Lender” has the meaning specified in Section 6.02.

“Public-Side Information” means (i) at any time prior to Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that is (a) of a type that would be required by applicable Law to be publicly disclosed in connection with an issuance by Holdings or any of its Subsidiaries of its debt or equity securities pursuant to a registered public offering made at such time or (b) not material to make an investment decision with respect to securities of Holdings or any of its Subsidiaries (for purposes of United States federal and state securities laws), and (ii) at any time on and after Holdings or any of its Subsidiaries becoming the issuer of any Traded Securities, information that does not constitute material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings or any of its Subsidiaries or any of their respective securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10.0 million at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Stock.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (1) constituting a securitization financing facility that meets the following conditions: (a) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Restricted Subsidiary or Securitization Subsidiary and (b) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (2) constituting a receivables financing facility.

“Qualifying IPO” means the issuance by the Borrower or any Parent Company of its common Equity Interests that are listed on a national exchange or publicly offered (other than a public offering pursuant to a registration statement on Form S-8) (including pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering)).

“Qualifying Lender” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related consolidated combined statements of operations and cash flows of the Borrower and its Subsidiaries for the commencing April 3, 2017 and ended July 1, 2017.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower that will be substituted for Moody’s or S&P (or both), as the case may be.

“Receivables Financing Transaction” means any transaction or series of transactions entered into by Holdings, the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (i) non-recourse to Holdings, the Borrower and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by Holdings, the Borrower or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis and (ii) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.

“Reference Rate” means (x) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Eurodollar Rate floor, an interest rate per annum equal to the rate per annum equal to LIBOR, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term of three months, or if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day with a term of three months would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, on such date and (y) with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Base Rate floor, the interest rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1) month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day).

“Refinance” has the meaning assigned in the definition of “Refinancing Indebtedness” and “Refinancing” and “Refinanced” have meanings correlative to the foregoing.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness.”

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Other Loans or Other Commitments being incurred or provided pursuant thereto, in accordance with Section 2.15.

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary, (y) Disqualified Stock issued by the Borrower or any Restricted Subsidiary or (z) Preferred Stock issued by any Restricted Subsidiary which, in each case, serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, Disqualified Stock or Preferred Stock, including any Refinancing Indebtedness, so long as:

(1) the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Stock does not exceed (a) the principal amount of (or accreted value, if applicable) Indebtedness, the amount of Preferred Stock or the liquidation preference of Disqualified Stock being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, Disqualified Stock or Preferred Stock, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on, or any accrued and unpaid dividends on, such Refinanced Debt, plus (c) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or to Refinance such Refinanced Debt (such amounts in clause (b) and (c) the “Incremental Amounts”);

(2) such Refinancing Indebtedness (other than in the case of the Refinancing of any Indebtedness assumed or acquired in connection with any Permitted Acquisition, Investment or similar transaction so long as not created in contemplation thereof), has a:

(a) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date of the Loans);

(3) to the extent such Refinancing Indebtedness Refinances (a) Indebtedness that is contractually subordinated in right of payment to the Obligations (other than such Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), unless such Refinancing constitutes a Restricted Payment permitted by Section 7.05, such Refinancing Indebtedness is subordinated to the Loans or the Guaranty thereof at least to the same extent as the applicable Refinanced Debt, (b) Junior Lien Debt, such Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Loans or the

Guaranty thereof, in each case at least to the same extent as the applicable Refinanced Debt or pursuant to an Intercreditor Agreement, in each case, unless such Refinancing Indebtedness is secured by a Lien that is not so subordinated that is permitted by Section 7.01, or (c) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively;

(4) such Refinancing Indebtedness shall not be guaranteed or borrowed by any Person other than a Person that is so obligated in respect of the Refinanced Debt being Refinanced; and

(5) such Refinancing Indebtedness shall not be secured by any assets or property of Holdings, the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements, accessions, proceeds or dividends or distributions in respect thereof and after-acquired property);

provided that Refinancing Indebtedness will not include:

(a) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Borrower;

(b) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(c) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided further that (x) clause (2) of this definition will not apply to any Refinancing of any Indebtedness other than Indebtedness incurred under clause (30) of Section 7.02(b) (including any successive Refinancings thereof incurred under clause (13) of Section 7.02(b)) and any Junior Indebtedness (other than Junior Indebtedness assumed or acquired in an Investment, acquisition or similar transaction and not created in contemplation thereof), Disqualified Stock and Preferred Stock and (y) Refinancing Indebtedness may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (2) of this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (2) of this definition).

“Refunding Capital Stock” has the meaning specified in Section 7.05(b)(2).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(2)(g).

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person is or would become a Restricted Subsidiary.

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, partners, employees, advisors or successors of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents, trustees and other representatives of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person, (b) the respective directors, officers, partners, employees, advisors, agents, trustees and other representatives of such Person or any of its Affiliates and (c) the successors and permitted assigns of such Person or any of its Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into or migration through the Environment.

“Replaced Loans” has the meaning specified in Section 10.01.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Outstanding Amount under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that, to the same extent specified in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, executive vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than any Permitted Investment(s).

“Restricted Payment” has the meaning specified in Section 7.05.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that notwithstanding the foregoing, in no event will any Securitization Subsidiary be considered a Restricted Subsidiary for purposes of Section 8.01(5), (6) or (7); provided further that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary will be included in the definition of “Restricted Subsidiary.” Wherever the term “Restricted Subsidiary” is used herein with respect to any Subsidiary of a referenced Person that is not the Borrower, then it will be construed to mean a Person that would be a Restricted Subsidiary of the Borrower on a pro forma basis following consummation of one or a series of related transactions involving such referenced Person and the Borrower (unless such transaction would include a designation of a Subsidiary of such Person as an Unrestricted Subsidiary on a pro forma basis in accordance with this Agreement).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale-Leaseback Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions” has the meaning specified in Section 5.17.

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Obligations” means the Obligations, the Permitted Incremental Equivalent Debt and the Credit Agreement Refinancing Indebtedness, in each case, that are, or purport to be, secured by the Collateral on an equal priority basis (but without regard to the control of remedies) with liens on the Collateral securing the Initial Loans. For the avoidance of doubt, the Second Lien Obligations shall include the Initial Loans.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank; and designated in writing by the Borrower to the Administrative Agent as a “Secured Cash Management Agreement”, unless such Cash Management Agreement constitutes a “Secured Cash Management Agreement” as defined in, and under, the First Lien Credit Agreement prior to the First Lien Credit Agreement Termination Date.

“Secured Hedge Agreement” means any Hedge Agreement with respect to Hedging Obligations permitted under Section 7.02 that is (a) entered into by and between any Loan Party or Restricted Subsidiary and any Hedge Bank and (b) designated in writing by the Borrower to the Administrative Agent as a “Secured Hedge Agreement”, unless such Hedge Agreement constitutes a “Secured Hedge Agreement” as defined in, and under, the First Lien Credit Agreement prior to the First Lien Credit Agreement Termination Date.

“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, each Hedge Bank, each Cash Management Bank, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(2) or 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, the Pledge and Security Agreement executed by the Loan Parties and the Collateral Agent, substantially in the form of Exhibit F, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Senior Lien Debt” has the meaning specified in clause (39) of the definition of “Permitted Liens”.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X of the SEC, as such regulation is in effect on the Closing Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Borrower or any Restricted Subsidiary on the Closing Date or (2) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to (including non-core incidental businesses acquired in connection with any Permitted Investment), or a reasonable extension, development or expansion of, the businesses that the Borrower and its Restricted Subsidiaries conduct or propose to conduct on the Closing Date.

“Solicited Discount Proration” has the meaning specified in Section 2.05(1)(e)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(1)(e)(D) substantially in the form of Exhibit L.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit O, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(D)(1).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date:

(1) the fair value of the assets of such Person exceeds its debts and liabilities, subordinated, contingent or otherwise,

(2) the present fair saleable value of the property of such Person is greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured,

(3) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and

(4) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.

The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning specified in Section 10.07(g).

“Specified Discount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.05(1)(e)(B) substantially in the form of Exhibit N.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit P, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(1)(e)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(1)(e)(B)(3).

“Specified Representations” means those representations and warranties made in Sections 5.01(1) (with respect to the organizational existence of the Loan Parties only), 5.01(2)(b), 5.02(1), 5.02(2)(a), 5.04, 5.13, 5.16, the last sentence of Section 5.17 (as it relates only to the use of proceeds of the Facilities not violating the USA PATRIOT Act or OFAC), and Section 5.18.

“Specified Transaction” means:

(1) solely for the purposes of determining the applicable cash balance, any contribution of capital, including as a result of an Equity Offering, to the Borrower, in each case, in connection with an acquisition or Investment,

(2) any designation of operations or assets of the Borrower or a Restricted Subsidiary as discontinued operations (as defined under GAAP) (but if such operations are designated as discontinued due to the fact that they are being held for sale or are subject to an agreement to dispose of such operations, if selected by the Borrower in its sole discretion, only when and to the extent such operations are actually disposed of),

(3) any Permitted Acquisition or any Investment that results in a Person becoming a Restricted Subsidiary,

(4) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in compliance with this Agreement,

(5) any purchase or other acquisition of a business of any Person, of assets constituting a business unit, line of business or division of any Person,

(6) any Asset Sale (without regard to any de minimis thresholds set forth therein) (a) that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower or (b) of a business, business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, amalgamation, consolidation or otherwise,

(7) any operational changes identified by the Borrower that have been made by the Borrower or any Restricted Subsidiary during the Test Period,

(8) any borrowing of Incremental Loans or Permitted Incremental Equivalent Debt (or establishment of Incremental Commitments), or

(9) any Restricted Payment or other transaction that by the terms of this Agreement requires a financial ratio to be calculated on a pro forma basis;

provided that any of the foregoing shall not constitute a Specified Transaction so long as the fair market value or impact, as applicable, thereof shall not exceed $50.0 million.

“Sterling” means the lawful currency of the United Kingdom.

“Submitted Amount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(1)(e)(C)(1).

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, members of management or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which:

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Borrower” has the meaning specified in Section 7.03(4).

“Successor Holdings” has the meaning specified in Section 7.03(5).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(1).

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligation.”

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Distributions” has the meaning specified in Section 7.05(b)(14)(c).

“Tax Group” has the meaning specified in Section 7.05(b)(14)(b).

“Tax Indemnitee” has the meaning specified in Section 3.01(5).

“Termination Conditions” means, collectively, (a) the payment in full in cash of the Obligations (other than (i) contingent indemnification obligations not then due and (ii) Obligations under Secured Hedge Agreements and Secured Cash Management Agreements) and (b) the termination of the Commitments under this Agreement.

“Test Period” in effect at any time means (x) for purposes of Section 2.05(2)(a), the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(1), financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(1) or (2), as applicable and (y) for all other purposes in this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Borrower); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(1) or (2), the Test Period in effect shall be the period of four consecutive full fiscal quarters of the Borrower ended prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period.

“Threshold Amount” means $125.0 million.

“Total Assets” means, at any time, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be available (as determined in good faith by the Borrower) (and, in the case of any determination relating to any Specified Transaction, on a pro forma basis including any property or assets being acquired in connection therewith).

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Test Period, minus the Unrestricted Cash Amount on such last day to (b) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate and consistent with Section 1.07.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Traded Securities” means any debt or equity securities issued pursuant to a public offering or Rule 144A offering.

“Transaction Document” means each of (a) that certain Transition Services Agreement, dated as of April 3, 2017, between Foundation Technology Worldwide LLC and Intel Corporation (as amended by the First Amendment to the Transition Services Agreement, dated as of August 31, 2017) (the “TSA”), (b) that certain letter agreement, dated as of April 3, 2017, between Foundation Technology Worldwide LLC and Intel Corporation, (c) that certain Intellectual Property Matters Agreement, dated as of April 3, 2017, between Foundation Technology Worldwide LLC and Intel Corporation, (d) that certain Security Innovation Alliance Agreement, dated as of April 3, 2017, between the Borrower and Intel Corporation, (e) that certain Software License Agreement, dated as of April 3, 2017, between the Borrower and Intel Corporation, (f) that certain Commercial Services Agreement, dated as of April 3, 2017, between Foundation Technology Worldwide LLC and Intel Corporation, (g) that certain Embedded Software Distribution and Services Agreement, dated as of October 1, 2012, among the Borrower, McAfee Ireland Limited (successor in interest to McAfee Security S.a.r.l.), McAfee Co. Ltd., and Intel Corporation (as amended by the First amendment thereto dated May 12, 2013, the Second Amendment thereto dated June 24, 2013, the Third Amendment thereto dated June 24, 2013, the Fourth Amendment thereto dated June 24, 2013, the Fifth Amendment thereto dated January 28, 2016, the Sixth Amendment thereto dated March 15, 2016, and the Seventh Amendment thereto dated April 3, 2017, (h) that certain Master Purchase Agreement, dated as of April 3, 2017, between the Borrower and Intel Corporation, (i) that certain Intellectual Property Assignment, dated as of April 3, 2017 between Foundation Technology Worldwide LLC and Intel Corporation, (j) that certain Corporate Non-Disclosure Agreement for Restricted Secret Information, dated as of April 3, 2017 between Foundation Technology Worldwide LLC and its Affiliates on the one hand and Intel Corporation and its Affiliates on the other hand, (k) that certain Non-Disclosure Agreement for Restricted Secret Information, dated as of April 3, 2017 between Borrower and Intel Corporation, and (l) that certain Side Letter to the Subscription Agreement, dated as of April 2, 2017 among Foundation Technology Worldwide LLC, Manta Holdings, L.P. and Intel Corporation.

“Transaction Expenses” means any fees, expenses, costs or charges incurred or paid by the Investors, any Parent Company, Holdings, the Borrower or any Restricted Subsidiary in connection with the Transactions, including any expenses in connection with hedging transactions, payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options or restricted stock.

“Transactions” means, collectively, (a) dividends and distributions to be applied to the repayment, redemption or repurchase of (i) the Promissory Note, dated as of April 3, 2017, among Foundation Technology Worldwide LLC and Intel Overseas Funding Corporation and (ii) the Redemption Units (as defined in the Amended and Restated Limited Liability Company Agreement of Foundation Technology Worldwide LLC, a Delaware limited liability company) issued to Manta Holdings, L.P., (b) the repayment, redemption or repurchase of the Revolving Credit Note, dated as of April 3, 2017, among McAfee, LLC and Intel Overseas Funding Corporation (the repayment, redemption or repurchase transactions contemplated by clause (a) and this clause (b), the “Refinancing”), (c) the payment of Transaction Expenses, (d) to the extent of proceeds remaining after the transactions as contemplated by clauses (a), (b) and (c) of this definition, additional dividends and distributions paid to Foundation Technology Worldwide LLC and further to its direct and indirect members (the “Parent Distribution”) and (e) transactions related or incidental to, or in connection with, such transactions.

“Treasury Capital Stock” has the meaning assigned to such term in Section 7.05(b)(2)(a).

“TSA” has the meaning assigned to such term in the definition of “Transaction Document”.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the perfection or priority of any Lien on or otherwise with regard to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(3)(b)(iii).

“Unrestricted Cash Amount” means, on any date of determination, the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries that (x) would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries or (y) are restricted in favor of the Facilities (which may also secure other Indebtedness secured by a senior, pari passu or junior Lien basis with the Facilities).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate:

(a) any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(i) such designation shall be deemed an Investment;

(ii) each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary); and

(iii) immediately after giving effect to such designation, no Event of Default will have occurred and be continuing; and

(b) any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i) immediately after giving effect to such designation, no Event of Default will have occurred and be continuing; and

(ii) either (x) the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis does not exceed 6.55 to 1.00 or (y) such designation is made under the First Lien Credit Agreement pursuant to the definition of “Unrestricted Subsidiary” therein.

Any such designation by the Borrower will be notified by the Borrower to the Administrative Agent by promptly filing with the Administrative Agent an Officer’s Certificate certifying that such designation complied with the foregoing provisions. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years (calculated to the nearest one-twenty-fifth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, multiplied by the amount of such payment, by

(2) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of such determination will be disregarded.

“wholly owned” means, with respect to any Subsidiary of any Person, a Subsidiary of such Person one hundred percent (100%) of the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law) is at the time owned by such Person or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding U.S. Branch” means a U.S. branch of a non-U.S. bank treated as a U.S. person for purposes of Treasury Regulations Section 1.1441-1 and described in Treasury Regulations Section 1.1441-1(b)(2)(iv) that agrees, on IRS Form W-8IMY or such other form prescribed by the Treasury or the IRS, to accept responsibility for all U.S. federal income tax withholding and information reporting with respect to payments made to the Administrative Agent for the account of Lenders by or on behalf of any Loan Party under the Loan Documents.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” means the lawful currency of Japan.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(1) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(2) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(3) References in this Agreement to an Exhibit, Schedule, Article, Section, Annex, clause or subclause refer (a) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (b) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears, in each case as such Exhibit, Schedule, Article, Section, Annex, clause or subclause may be amended or supplemented from time to time.

(4) The term “including” is by way of example and not limitation.

(5) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(6) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(7) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(8) The word “or” is not intended to be exclusive unless expressly indicated otherwise.

(9) With respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by any Loan Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party takes such action or (ii) the taking of any action by any Loan Party that is not then permitted by the terms of this Agreement or any other Loan Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or the taking of any action by any Loan Party or any Subsidiary of any Loan Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.

Notwithstanding anything to the contrary in this Section 1.02(9), an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 1.02(9):

(a) if the taking of any action by any Loan Party or Subsidiary of a Loan Party that is not permitted during, and as a result of, the continuance of such Initial Default (including, without limitation, a Credit Extension hereunder at a time when the conditions thereto have not been met and the application of proceeds thereof) directly results in the cure of such Initial Default and the applicable Loan Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

(b) in the case of an Event of Default under Section 8.01(9) [Invalidity of Loan Documents] or (10) [Collateral Documents (Loss of Lien)] that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured, or

(c) in the case of an Event of Default under Section 8.01(3) [Affirmative Covenant Event of Default] arising due to the failure to perform or observe Section 6.07 [Maintenance of Insurance] that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party; or

(d) in the case of an Initial Default for which (i) the Borrower failed to give notice to the Agent and the Lenders of such Initial Default in accordance with Section 6.03(1) of this Agreement and (ii) the Borrower had actual knowledge of such failure to give such notice.

(10) For purposes hereof, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of its Subsidiaries at “fair value,” as defined therein and (ii) unless the Borrower has requested an amendment pursuant to the second paragraph of the definition of “GAAP” with respect to the treatment of operating leases and Capitalized Lease Obligations under GAAP (or IFRS) and until such amendment has become effective, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.01.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (1) references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (2) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, (1) all references herein to times of day shall be references to New York time (daylight or standard, as applicable) and (2) when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(1) Notwithstanding anything to the contrary herein, financial ratios and tests, including the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (2), (3), (4) or (5) of this Section 1.07, when calculating the Secured Net Leverage Ratio for purposes of Section 2.05(2)(a), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided however that voluntary prepayments made pursuant to Section 2.05(1) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.05(2)(a) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time any mandatory prepayment pursuant to Section 2.05(2)(a) is due for purposes of calculating the Secured Net Leverage Ratio for purposes of determining the ECF Percentage for such mandatory prepayment, if any.

(2) For purposes of calculating any financial ratio or test (or Consolidated EBITDA or Total Assets), Specified Transactions (and, subject to clause (4) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified

Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07; provided that with respect to any pro forma calculations to be made in connection with any acquisition or investment in respect of which financial statements for the relevant target are not available for the same Test Period for which internal financial statements of the Borrower are available, the Borrower shall determine such pro forma calculations on the basis of the available financial statements (even if for differing periods) or such other basis as determined on a commercially reasonable basis by the Borrower.

(3) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from or relating to any Specified Transaction (including the Original Transactions and, for the avoidance of doubt, acquisitions occurring prior to the Closing Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), whether prior to or following the Closing Date, net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (b) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than eighteen (18) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction) and (c) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period; provided, that the aggregate amount of any such “run rate” adjustments added back pursuant to this Section 1.07 and clause (l) of the definition of “Consolidated EBITDA” shall not exceed in the aggregate 25.0% of Consolidated EBITDA for such period (as calculated before giving effect to any such “run rate” adjustments).

(4) In the event that (a) the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced and, for the avoidance of doubt, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio Basket based on the Interest Coverage Ratio, First Lien Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio, such ratio(s) shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility in connection therewith), (b) the Borrower or any Restricted Subsidiary issues, repurchases or redeems Disqualified Stock, (c) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (d) the Borrower or any Restricted Subsidiary establishes or eliminates any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, or establishment or elimination of any Designated Revolving Commitments, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period) and, in the case of Indebtedness for all purposes as if such Indebtedness in the full amount of any undrawn Designated Revolving Commitments had been incurred thereunder throughout such period.

(5) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate.

(6) Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, at the election of the Borrower, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(7) Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) on or prior to the relevant date of determination.

(8) Notwithstanding anything to the contrary contained herein, in the event any item of Indebtedness (including any Class of Indebtedness incurred under this Agreement (including pursuant to Section 2.14)), Disqualified Stock or Preferred Stock, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any of the foregoing in a single transaction or a series of substantially concurrent related transactions) meets the criteria of one or more than one of the categories of Baskets under this Agreement (including within any defined terms), including any financial ratio based Baskets (including the Interest Coverage Ratio, First Lien Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio), (i) unless otherwise expressly provided in this Agreement, the Borrower may, in its sole discretion, divide and classify and later re-divide and reclassify on or more occasions (based on circumstances existing on the date of any such re-division and reclassification) any such item of Indebtedness (including any Class of Indebtedness incurred under this Agreement (including pursuant to Section 2.14)), Disqualified Stock or Preferred Stock, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action, in whole or in part, among one or more than one categories of Baskets under this Agreement, and (ii) availability and utilization of any category of financial ratio based Baskets (i.e., incurrence-based Baskets) with respect to any covenant (and including clause (D) of the Available Incremental Amount for purposes hereof) shall first be calculated without giving effect to the amount or portion of any item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action to be utilized under any other category of Baskets under such covenant (or the Available Incremental Amount, as applicable) at such time of determination (including at the time of any initial division and classification and any later re-divisions and reclassifications) and thereafter, availability and utilization of any category of Baskets that are not financial ratio based (including all Baskets based on fixed Dollar amounts or a percentage of Consolidated EBITDA or total assets under such covenant (including, as applicable, under clause (A)(1) of the Available Incremental Amount)) shall be calculated; provided that all Indebtedness (x) incurred hereunder on the Closing Date and (y) represented by the Indebtedness pursuant to the First Lien Credit Documents and related Guarantees on the Closing Date will, at all times, be treated as incurred on the Closing Date under Section 7.02(b)(1) and (2), respectively, and may not be reclassified. Each item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action will be deemed to have been incurred, issued, made or taken first, to the extent available, pursuant to any available categories of financial ratio based Baskets (including the Interest Coverage Ratio, First Lien Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio) as set forth above prior to any other category of Baskets. If any item of Indebtedness (including any Class of Indebtedness incurred under this Agreement (including pursuant to Section 2.14)), Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any portion of the foregoing) previously divided and classified (or re-divided and reclassified) as set forth above under any category of non-financial ratio based Baskets could subsequently be re-divided and reclassified under a category of financial ratio based Baskets (including the Interest Coverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio (including clause (D) of the Available Incremental Amount)), such re-division and reclassification shall be deemed to occur automatically and item of Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (or any portion of the foregoing) shall cease to be deemed made or outstanding for purposes of any category of Baskets that are not financial ratio based.

(9) If any item of Indebtedness, Disqualified Stock or Preferred Stock, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (any of the foregoing in a single transaction or a series of substantially concurrent related transactions) is incurred, issued, taken or consummated in reliance on categories of Baskets measured by reference to a percentage of Consolidated EBITDA, and any Indebtedness, Disqualified Stock or Preferred Stock, Lien, Permitted Lien, Restricted Payment, Permitted Investment or other transaction or action (including in connection with refinancing thereof) would subsequently exceed the applicable percentage of Consolidated EBITDA if calculated based on the Consolidated EBITDA on a later date (including the date of any refinancing), such percentage of Consolidated EBITDA will not be deemed to be exceeded (and in the case of refinancing any Indebtedness, Disqualified Stock or Preferred Stock, to the extent the principal amount or the liquidation preference of such newly incurred or issued Indebtedness, Disqualified Stock or Preferred Stock does not exceed the maximum principal amount, liquidation preference or amount of Refinancing Indebtedness in respect of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, extended, replaced, refunded, renewed or defeased).

(10) Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) calculating the availability under any Basket or ratio in this Agreement (including the Available Incremental Amount) or compliance with any provision of in this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness (including pursuant to Section 2.14), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments), in each case, at the option of the Borrower (the Borrower’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such Basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties)) in this Agreement shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a Restricted Payment or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness (including pursuant to Section 2.14), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments) and any related pro forma adjustments, the Borrower or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Borrower may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments and Restricted Payments).

For the avoidance of doubt, if the Borrower has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Borrower or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any (or any type of) continuing Default or Event of Default and satisfaction of any representations and warranties) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of any Default or Event of Default or failure to satisfy any representations and warranties), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing and such representations and warranties shall be deemed to have been satisfied); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice or declaration for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

SECTION 1.08 Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount specified in clause (3) of Section 7.05(a) immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under clause (3) of Section 7.05(a) as so calculated.

SECTION 1.09 Guaranties of Hedging Obligations. Notwithstanding anything else to the contrary in any Loan Document, no non-Qualified ECP Guarantor shall be required to guarantee or provide security for Excluded Swap Obligations, and any reference in any Loan Document with respect to such non-Qualified ECP Guarantor guaranteeing or providing security for the Obligations shall be deemed to be all Obligations other than the Excluded Swap Obligations.

SECTION 1.10 Currency Generally.

(1) The Borrower shall determine in good faith the Dollar equivalent amount of any utilization or other measurement denominated in a currency other than Dollars for purposes of compliance with any Basket. For purposes of determining compliance with any Basket under Article VII or VIII with respect to any amount expressed in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Basket utilization occurs or other Basket measurement is made (so long as such Basket utilization or other measurement, at the time incurred, made or acquired, was permitted hereunder). Except with respect to any ratio calculated under any Basket, any subsequent change in rates of currency exchange with respect to any prior utilization or other measurement of a Basket previously made in reliance on such Basket (as the same may have been reallocated in accordance with this Agreement) shall be disregarded for purposes of determining any unutilized portion under such Basket.

(2) For purposes of determining the First Lien Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio, the amount of Indebtedness and cash and Cash Equivalents shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Article II

The Commitments and Borrowings

SECTION 2.01 The Loans.

(1) Borrowings. Subject to the terms and conditions set forth in Section 4.01 hereof, each Lender severally agrees to make to the Borrower on the Closing Date one or more Initial Loans denominated in Dollars in an aggregate principal amount equal to such Lender’s Closing Date Commitment on the Closing Date. Amounts borrowed under this Section 2.01(1) and repaid or prepaid may not be reborrowed. The Initial Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(1) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice, on behalf of the Borrower, to the Administrative Agent (provided that the notice in respect of the initial Borrowing, or in connection with any Permitted Acquisition or other transaction permitted under this Agreement, may be conditioned on the closing of such Permitted Acquisition or other transaction, as applicable), which may be given by: (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice by the Borrower must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such notice must be received by the Administrative Agent not later than (a) 1:00 p.m., New York time, three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (b) 1:00 p.m., New York time, on the requested date of any Borrowing of Base Rate Loans or any conversion of Eurodollar Rate Loans to Base Rate Loans; provided that the notice referred to in subclause (a) above may be delivered not later than 1:00 p.m., New York time, one (1) Business Day prior to the Closing Date in the case of the Initials Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(1) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.14, 2.15 and 2.16, each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple amount of $250,000 in excess thereof. Except as provided in Sections 2.14, 2.15 and 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple amount of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify

(i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans,

(ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(iii) the principal amount of Loans to be borrowed, converted or continued,

(iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted,

(v) if applicable, the duration of the Interest Period with respect thereto and

(vi) wire instructions of the account(s) to which funds are to be disbursed.

If the Borrower fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Eurodollar Rate Loans with an Interest Period of one (1) month. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Rate Loan, shall have a one-month Interest Period. Any such automatic continuation of Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(2) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurodollar Rate Loans or continuation of Loans described in Section 2.02(1). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 3:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4 for any Borrowing, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (a) crediting the account(s) of the Borrower on the books of the Administrative Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent.

(3) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent at the direction of the Required Facility Lenders under the applicable Facility may require by notice to the Borrower that no Loans under such Facility may be converted to or continued as Eurodollar Rate Loans.

(4) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the announcement of such change.

(5) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(5) shall increase by three (3) Interest Periods for each applicable Class so established.

(6) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(7) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:30 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share and such other applicable share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (2) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (a) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (b) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(7) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall both pay all or any portion of the principal amount in respect of such Borrowing or interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such Borrowing or interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 [Reserved].

SECTION 2.04 [Reserved].

SECTION 2.05 Prepayments.

(1) Optional.

(a) The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Loans in whole or in part without premium (except as set forth in Section 2.18) or penalty; provided that

(i) such notice must be received by the Administrative Agent not later than (A) 1:00 p.m., New York time, three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) 12:00 p.m., New York time, on the date of prepayment of Base Rate Loans;

(ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1.0 million or a whole multiple of $250,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and

(iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(1), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b) [Reserved]

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(1)(a) by written notice to the Administrative Agent not later than 12:00 p.m., New York time, on such prepayment date if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(d) Each prepayment in respect of any Loans pursuant to this Section 2.05 may be applied to any Class of Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Loans of an Existing Loan Class pursuant to this Section 2.05 without any requirement to prepay Extended Loans that were converted or exchanged from such Existing Loan Class and (ii) prepay Extended Loans pursuant to this Section 2.05 without any requirement to prepay Loans of an Existing Loan Class that were converted or exchanged for such Extended Loans. In the event that the Borrower does not specify the order in which to apply prepayments or as between Classes of Loans, the Borrower shall be deemed to have elected that such proceeds be applied on a pro rata basis among Loan Classes.

(e) Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing, any Borrower Party may (i) purchase outstanding Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Loans (which Loans shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such purchase or prepayment), which in the case of clause (ii) only shall be prepaid without premium or penalty on the following basis:

(A) Any Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Loan Prepayment”), in each case made in accordance with this Section 2.05(1)(e) and without premium or penalty.

(B) (1) Any Borrower Party may from time to time offer to make a Discounted Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (x) each Lender or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Loans to be prepaid (it being understood that different Specified Discounts or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Loans to be prepaid at such offered discount. Each acceptance of a Discounted Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that if the aggregate principal amount of Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the applicable Borrower Party and such Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Loans with respect to each relevant Class of Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges or

Discount Range Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Loan Prepayment of any of its Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Applicable Discount and the aggregate principal amount and Classes of Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Lender to be prepaid at the Applicable Discount on such date and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Lender or (y) each Lender with respect to any Class of Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(1)(e)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5.0 million and whole increments of $1.0 million in excess thereof and (IV) unless rescinded, each such solicitation by the applicable Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Solicited Discounted Prepayment Response Date”). Each Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Lender is willing to allow prepayment of its then outstanding Loan and the maximum aggregate principal amount and Classes of such Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the applicable Borrower Party (the “Acceptable Discount”), if any. If the applicable Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the applicable Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the applicable Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(1)(e)(D). If the applicable Borrower Party elects to accept any Acceptable Discount, then such Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by the Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The applicable Borrower Party will prepay outstanding Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Loan Prepayment and the Classes to be prepaid, (II) each Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Loan Prepayment, the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may require, as a condition to the applicable Discounted Loan Prepayment, the payment of customary fees and expenses from a Borrower Party to such Auction Agent for its own account in connection therewith.

(F) If any Loan is prepaid in accordance with subsections (B) through (D) above, a Borrower Party shall prepay such Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant Class(es) of Loans and Lenders as specified by the applicable Borrower Party in the applicable offer. The Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Loans pursuant to this Section 2.05(1)(e) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective applicable share as calculated by the Auction Agent in accordance with this Section 2.05(1)(e) and, if the Administrative Agent is not the Auction Agent, the Administrative Agent shall be fully protected in relying on such calculations of the Auction Agent. The aggregate principal amount of the Classes and installments of the relevant Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(1)(e), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(1)(e), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next succeeding Business Day.

(I) Each of the Borrower Parties and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(1)(e) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Loan Prepayment provided for in this Section 2.05(1)(e) as well as activities of the Auction Agent.

(J) Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(1)(e) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(2) Mandatory.

(a) Subject to the last paragraph of this Section 2.05(2), within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(1) and the related Compliance Certificate has been delivered pursuant to Section 6.02(1), commencing with the delivery of financial statements for the fiscal year ended on or about December 29, 2018, the Borrower shall, subject to clauses (g) and (h) of this Section 2.05(2), prepay, or cause to be prepaid, an aggregate principal amount of Loans (the “ECF Payment Amount”) equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus the sum of all voluntary prepayments, repurchase or redemptions of

(i) Loans made pursuant to Sections 2.05(1)(a) and 2.05(1)(e) (in an amount, in the case of prepayments pursuant to Section 2.05(1)(e), equal to the discounted amount actually paid in respect of the principal amount of such Loans and only to the extent that such Loans have been cancelled), and

(ii) First Lien Loans, Credit Agreement Refinancing Indebtedness, “Credit Agreement Refinancing Indebtedness” (as defined in the First Lien Credit Agreement), Permitted Incremental Equivalent Debt, “Permitted Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement), and any other Indebtedness in the form of notes or term or revolving loans, in each case to the extent secured by the Collateral in whole or in part on a senior or pari passu basis with the Second Lien Obligations under this Agreement (but without regard to the control of remedies) (provided, in the case of any prepayments of loans under any revolving credit facility, only to the extent accompanied by a permanent reduction in the corresponding revolving commitments), in the case of each of the immediately preceding clauses (i) and (ii), made during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.05(2)(a) for any prior fiscal year) or after the fiscal year-end but prior to the date a prepayment pursuant to this Section 2.05(2)(a) is required to be made in respect of such fiscal year and in each case to the extent such prepayments are not funded with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities (including any Revolving Credit Facility (as defined in the First Lien Credit Agreement))); provided that (w) a prepayment of Loans pursuant to this 2.05(2)(a) in respect of any fiscal year shall only be required in the amount (if any) by which the ECF Payment Amount for such fiscal year exceeds $35.0 million, (x) the ECF Percentage shall be 25% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 4.25 to 1.00 and greater than 3.50 to 1.00 (calculated after giving effect to such prepayment at a rate of 50%) and (y) the ECF Percentage shall be 0% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 3.50 to 1.00 (calculated after giving effect to such prepayment at a rate of 25%); provided further that:

(A) if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge Other Applicable Indebtedness with Other Applicable ECF pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such portion of Excess Cash Flow otherwise required to repay the Loans pursuant to this Section 2.05(2)(a) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness requiring such Discharge at such time) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.05(2)(a) shall be reduced accordingly (provided that the portion of such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable ECF required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Excess Cash Flow shall be allocated to the Loans to the extent required in accordance with the terms of this Section 2.05(2)(a)); and

(B) to the extent the lenders or holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of Excess Cash Flow, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans to the extent required in accordance with the terms of this Section 2.05(2)(a).

(b) Subject to the last paragraph of this Section 2.05(2), (i) if (x) the Borrower or any Restricted Subsidiary makes an Asset Sale or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Proceeds, the Borrower shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds, subject to clause (ii) of this Section 2.05(2)(b) and clauses (2)(g) and (h) of this Section 2.05, an aggregate principal amount of Loans equal to 100% (such percentage as it may be reduced as described below, the “Net Proceeds Percentage”) of all Net Proceeds realized or received; provided that no prepayment shall be required pursuant to this Section 2.05(2)(b)(i) with respect to such portion of such Net Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest (or entered into a binding commitment or a binding letter of intent to reinvest) in accordance with Section 2.05(2)(b)(ii); provided further that (x) the Net Proceeds Percentage shall be 50% if the Secured Net Leverage Ratio for the Test Period most recently ended prior to the date of such required prepayment is less than or equal to 4.25 to 1.00 and greater than 3.50 to 1.00 and (y) the Net Proceeds Percentage shall be 0% if the Secured Net Leverage Ratio for the Test Period most recently ended prior to the date of such required prepayment is less than or equal to 3.50 to 1.00; provided further that

(A) if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) is required to Discharge any Other Applicable Indebtedness with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Indebtedness, then the Borrower (or any Restricted Subsidiary) may apply such Net Proceeds otherwise required to repay the Loans pursuant to this Section 2.05(2)(b)(i) on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness requiring such Discharge at such time), to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 2.05(2)(b)(i) shall be reduced accordingly (provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i));

(B) to the extent the holders of Other Applicable Indebtedness decline to have such Indebtedness repurchased or prepaid with such portion of such Net Proceeds, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans to the extent required in accordance with the terms of this Section 2.05(2)(b)(i).

(ii) With respect to any Net Proceeds realized or received with respect to any Asset Sale or any Casualty Event, the Borrower or any Restricted Subsidiary, at its option, may reinvest all or any portion of such Net Proceeds in assets useful for their business within (x) eighteen (18) months following receipt of such Net Proceeds or (y) if the Borrower or any Restricted Subsidiary enters into a legally binding commitment or a legally binding letter of intent to reinvest such Net Proceeds within eighteen (18) months following receipt thereof, within the later of (A) eighteen (18) months following receipt thereof and (B) one hundred eighty (180) days of the date of such legally binding commitment or legally binding letter of intent; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur prior to receipt of such Net Proceeds to have been reinvested in accordance with the provisions of this Section 2.05(2)(b)(ii) (it being understood that such deemed expenditures shall have been made no earlier than the earliest of notice to the Administrative Agent, execution of a definitive agreement for such Asset Sale and consummation of such Asset Sale or Casualty Event); provided further that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after such reinvestment election, and subject to clauses (g) and (h) of this Section 2.05(2), an amount equal to any such Net Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 2.05.

(c) [Reserved].

(d) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (i) not expressly permitted to be incurred or issued pursuant to Section 7.02 or (ii) that constitutes Other Loans or Credit Agreement Refinancing Indebtedness, in each case, incurred or issued to refinance any Class (or Classes) of Loans resulting in Net Proceeds (as opposed to such Credit Agreement Refinancing Indebtedness or Other Loans arising out of an exchange of existing Loans for such Credit Agreement Refinancing Indebtedness or Other Loans), the Borrower shall (in the case of the foregoing clause (d)(i), subject to the last paragraph of this Section 2.05(2)) prepay, or cause to be prepaid, an aggregate principal amount of Loans of any Class or Classes (in each case, as directed by the Borrower) equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds.

(e) (i) Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, each prepayment of Loans required by Sections 2.05(2)(a), (b) and (d)(i) shall be allocated to any Class of Loans outstanding as directed by the Borrower, shall be applied pro rata to Lenders within such Class of Loans, based upon the outstanding principal amounts owing to each such Lender under such Class of Loans; provided that

(x) such prepayments may not be directed to a later maturing Class of Loans without at least a pro rata repayment of any earlier maturing Classes of Loans (except that any Class of Incremental Loans, Other Loans, Extended Loans or Replacement Loans may specify that one or more other Classes of later maturing Loans may be prepaid prior to such Class of earlier maturing Loans), and

(y) in the event that there are two or more outstanding Classes of Loans with the same Maturity Date, such prepayments may not be directed to any such Class of Loans without at least a pro rata repayment of any Classes of Loans maturing on the same date (except that any Class of Incremental Loans, Other Loans, Extended Loans or Replacement Loans may specify that one or more other Classes of Loans with the same Maturity Date may be prepaid prior to such Class of Loans maturing on the same date), and

(ii) each prepayment of Loans required by Section 2.05(2)(d)(ii) shall be allocated to any Class or Classes of Loans being refinanced as directed by the Borrower and shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Loans.

(f) [Reserved].

(g) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (a) through (d) of this Section 2.05(2) at least three (3) Business Days prior to the date of such prepayment (provided that, in the case of clause (b) or (d) of this Section 2.05(2), the Borrower may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (a), (b) and (d)(i) of this Section 2.05(2) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds remaining shall be retained by the Borrower (or the applicable Restricted Subsidiary) and may be applied by the Borrower or such Restricted Subsidiary in any manner not prohibited by this Agreement.

(h) Notwithstanding any other provisions of this Section 2.05(2), (A) to the extent that any or all of the Net Proceeds of any Asset Sale by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(2)(b) (a “Foreign Asset Sale”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or all or a portion of Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(2) so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Proceeds or Excess Cash Flow permitted to be repatriated will be promptly (and in any event not later than two (2) Business Days after any such repatriation) applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(2) to the extent otherwise provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Asset Sale or Foreign Casualty Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, an amount equal to the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(2).

(i) All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

Notwithstanding anything to the contrary, no prepayment of Loans shall be required pursuant to this Section 2.05(2) (other than pursuant to Section 2.05(2)(d)(ii)), (x) if such prepayment is prohibited by the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement or (y) prior to the Discharge of Senior Obligations, except to the extent of, and not to exceed, the amount of Net Proceeds or Excess Cash Flow, as the case may be, consisting of amounts declined by (A) the First Lien Term Lenders pursuant to Section 2.05(2)(g) of the First Lien Credit Agreement, (B) the holders of any “Credit Agreement Refinancing Indebtedness” (as defined in the First Lien Credit Agreement) or “Permitted Incremental Equivalent Debt” (as defined in the First Lien Credit Agreement) or other Indebtedness secured on a basis senior to the Liens securing the Second Lien Obligations and (C) the holders of any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof) described under clause (x)(A) or (x)(B) of this paragraph, in each case constituting Senior Obligations (as defined in the First Lien/Second Lien Intercreditor Agreement) pursuant to the equivalent provisions of the credit documentation governing such Refinancing Indebtedness, which shall in each case be required to be applied as a mandatory prepayment hereunder (to the extent otherwise required herein) in an amount equal to the amounts so declined.

SECTION 2.06 Termination or Reduction of Commitments. The Closing Date Commitment of each Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Loans to the Borrower pursuant to Section 2.01(1).

SECTION 2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Initial Loans, the aggregate principal amount of all Initial Loans outstanding on such date.

SECTION 2.08 Interest.

(1) Subject to the provisions of Section 2.08(2), (a) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period, plus the Applicable Rate and (b) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate.

(2) During the continuance of a Default under Section 8.01(1), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(3) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.09 Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(1), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11 Evidence of Indebtedness.

(1) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(2) [Reserved.]

(3) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(1), and by each Lender in its account or accounts pursuant to Section 2.11(1), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12 Payments Generally.

(1) All payments to be made by the Borrower hereunder shall be made in Dollars without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(2) Except as otherwise expressly provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(3) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrower, for the account of any Lender hereunder or, in the case of the Lenders, for the account of the Borrower hereunder), that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(a) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect; and

(b) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(3) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of the Initial Loans set forth in Section 4.01 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13 Sharing of Payments. Other than as expressly provided elsewhere herein, if any Lender of any Class shall obtain payment in respect of any principal of or interest on account of the Loans of such Class made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (1) notify the Administrative Agent of such fact, and (2) purchase from the other Lenders such participations in the Loans of such Class made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (a) the amount of such paying Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For purposes of clause (3) of the definition of Excluded Taxes, any participation acquired by a Lender pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable interest(s) in the Commitment(s) or Loan(s) to which such participation relates were acquired by such Lender.

SECTION 2.14 Incremental Facilities.

(1) Incremental Loan Request. The Borrower may at any time and from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments which may be of the same Class as any outstanding Loans (a “Loan Increase”) or a new Class of term loans (collectively with any Loan Increase, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Commitments.

(2) Incremental Loans. Any Incremental Loans or Incremental Commitments effected through the establishment of one or more new term loans made on an Incremental Facility Closing Date (other than a Loan Increase) shall be designated a separate Class of Incremental Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Commitments of any Class are effected (including through any Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Lender of such Class shall make a Loan to the Borrower (an “Incremental Loan”) in an amount equal to its Incremental Commitment of such Class and (ii) each Incremental Lender of such Class shall become a Lender hereunder with respect to the Incremental Commitment of such Class and the Incremental Loans of such Class made pursuant thereto.

(3) Incremental Lenders. Incremental Loans may be made by any existing Lender as approved by the Borrower (but no existing Lender will have an obligation to make any Incremental Commitment (or Incremental Loan), nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Commitment (or Incremental Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Lender” and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender’s making such Incremental Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Lender and (ii) with respect to Incremental Commitments, any Affiliated Lender providing an Incremental Commitment shall be subject to the same restrictions set forth in Section 10.07(h) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Loans.

(4) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment and the availability of any initial credit extensions thereunder shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions (subject to Section 1.07(10)):

(a) (x) no Event of Default shall exist after giving effect to such Incremental Commitments; provided that, with respect to any Incremental Amendment the primary purpose of which is to finance an acquisition or other Investment permitted by this Agreement, the requirement pursuant to this clause (4)(a)(x) shall be that no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) shall exist after giving effect to such Incremental Commitments, and (y) the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Incremental Amendment (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates); provided that, in connection with an acquisition or other Investment permitted hereunder, the conditions in clause (x) and in clause (y) shall only be required to the extent requested by the Persons providing more than 50% of the applicable Incremental Loans and Incremental Commitments (provided, further, that, in the case of an acquisition or other Investment with a purchase price in excess of $100.0 million, the conditions contained in the proviso to clause (x) with respect to no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) and in clause (y) with respect to Specified Representations, in each case, shall be required whether or not requested by such Persons, unless waived in accordance with Section 10.01);

(b) each Incremental Commitment shall be in an aggregate principal amount that is not less than $5.0 million (provided that such amount may be less than $5.0 million if such amount represents all remaining availability under the limit set forth in clause (c) of this Section 2.14(4));

(c) the aggregate principal amount of Incremental Loans and Incremental Commitments shall not, together with the aggregate principal amount of Permitted Incremental Equivalent Debt, exceed the sum of:

(A) (1) $500.0 million plus any General Debt Basket Reallocated Amount less the First Lien Incremental Usage Amount plus (2) the aggregate amount of (w) voluntary prepayments, redemptions or repurchases of Incremental Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility) (including purchases of Incremental Loans or Permitted Incremental Equivalent Debt by Holdings, the Borrower or any of its Subsidiaries at or below par, in which case the amount of voluntary prepayments of such Incremental Loans or Permitted Incremental Equivalent Debt shall be deemed not to exceed the actual purchase price of such Loans or Permitted Incremental Equivalent Debt below par), in each case, only to the extent such Incremental Loans or Permitted Incremental Equivalent Debt was incurred in reliance on clause (A)(1) above, (x) voluntary permanent commitment reductions in respect of Incremental Revolving Commitments (as defined in the First Lien Credit Agreement) or Permitted Incremental Equivalent Debt (as defined in the First Lien Credit Agreement) consisting of revolving credit commitments, in each case, to the extent such Incremental Revolving Commitments or Permitted Incremental Equivalent Debt was incurred in reliance on Section 2.14(4)(c)(A)(1) of the First Lien Credit Agreement, (y) voluntary prepayments, redemption or repurchase of First Lien Incremental Usage Amount Debt (including purchases of First Lien Incremental Usage Amount Debt by Holdings, the Borrower or any of its Subsidiaries) and (z) voluntary prepayments, redemptions or repurchases of any Credit Agreement Refinancing Indebtedness, Other Loans, Refinancing Indebtedness or other Indebtedness, in each case, previously applied to the prepayment, redemption or repurchase of any Incremental Loans and Permitted Incremental Equivalent Debt incurred in reliance on clause (A)(1) above or any First Lien Incremental Usage Amount Debt, in the case of this clause (z), so long as such prepayment, redemption or repurchase was not previously included in clause (w) or clause (y) above; other than, in each case under clauses (w), (y) and (z), from proceeds of long-term Indebtedness (other than revolving credit facilities), plus

(B) (x) in the case of any Incremental Loans that effectively extend the Maturity Date of, or refinance, any Facility, an amount equal to the portion of the Facility to be replaced with (or refinanced by) such Incremental Loans and (y) in the case of any Incremental Loans that effectively replace any Loan that is terminated or cancelled in accordance with Section 3.07, an amount equal to the portion of the relevant terminated or cancelled Loan, plus

(C) solely to the extent not in duplication of prepayments, redemptions, repurchases or permanent commitment reductions described in Section 2.14(4)(c)(A)(2), the aggregate amount of (x) voluntary prepayments, redemptions or repurchases of Loans and Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is a revolving credit facility) (including purchases of Loans or Permitted Incremental Equivalent Debt by Holdings, the Borrower or any of its Subsidiaries, (y) voluntary permanent commitment reductions in respect of Revolving Commitments (as defined in the First Lien Credit Agreement) or Permitted Incremental Equivalent Debt (as defined in the First Lien Credit Agreement) consisting of revolving credit commitments and (z) voluntary prepayments, redemptions or repurchases of any Credit Agreement Refinancing Indebtedness, Other Loans, Refinancing Indebtedness or other Indebtedness, in each case, previously applied to the prepayment, redemption or repurchase of any Loans and Permitted Incremental Equivalent Debt, in the case of this clause (z), so long as such prepayment, redemption or repurchase was not previously included in clause (x) above; other than, in each case under clauses (x) and (z), from proceeds of long-term Indebtedness (other than revolving credit facilities), plus

(D) an unlimited amount, so long as in the case of this clause (D) only,

(x) in the case of Incremental Loans secured by Liens on all or a portion of the Collateral, either (I) the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence, does not exceed 5.25 to 1.00 (including in connection with an acquisition or other similar Investment permitted under this Agreement) or (II) to the extent such Incremental Loans are incurred in connection with an acquisition or other similar Investment permitted under this Agreement, the Secured Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence is no greater than the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of Incremental Loans and

(y) in the case of Incremental Loans that are unsecured, (i) the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence, does not exceed 5.50 to 1.00 (including in connection with an acquisition or other similar Investment permitted under this Agreement) or (ii) to the extent such Incremental Loans are incurred in connection with an acquisition or other Investment permitted under this Agreement, the Total Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such incurrence is no greater than the Total Net Leverage Ratio immediately prior to giving effect to such incurrence of Incremental Loans;

(the amount available under clauses (A) through (D), the “Available Incremental Amount”). The Borrower may elect to use clause (D) of the Available Incremental Amount regardless of whether the Borrower has capacity under clauses (A), (B) or (C) of the Available Incremental Amount. Further, the Borrower may elect to use clause (D) of the Available Incremental Amount prior to using clauses (A), (B) or (C) of the Available Incremental Amount, and if both clause (D) and clauses (A), (B) or (C) of the Available Incremental Amount are available and the Borrower does not make an election, then the Borrower will be deemed to have elected to use clause (D) of the Available Incremental Amount. In addition, any Indebtedness originally designated as incurred pursuant to clauses (A), (B) or (C) of the Available Incremental Amount shall be automatically reclassified as incurred under clause (D) of the Available Incremental Amount at such time as the Borrower would meet the applicable leverage or coverage-based incurrence test at such time on a pro forma basis.

(5) Required Terms. The terms, provisions and documentation of the Incremental Loans of any Class and any Loan Increase shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Initial Loans existing on the Incremental Facility Closing Date, shall either, at the option of the Borrower, (A) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith), (B) be not materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of the Initial Loans, except with respect to covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Incremental Loans or (C) if neither clause (A) or (B) are satisfied, such terms, provisions and documentation shall be reasonably satisfactory to the Administrative Agent (it being understood that, at Borrower’s election, to the extent any term or provision is added for the benefit of the Lenders of Incremental Loans, no consent shall be required from the Administrative Agent to the extent that such term or provision is also added (or the features of such term are provided) for the benefit of the Lenders of the Initial Loans); provided, further, that in the case of a Loan Increase, the terms, provisions and documentation of such Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Loan Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the lenders providing the Loan Increase) to the applicable Loans being increased, in each case, as existing on the Incremental Facility Closing Date (provided that if such Incremental Loans are to be “fungible” with the Initial Loans, notwithstanding any other conditions specified in this Section 2.14(5), the amortization schedule for such “fungible” Incremental Loan may provide for amortization in such other percentage(s) to be agreed by Borrower and the Administrative Agent to ensure that the Incremental Loans will be “fungible” with the Initial Loans). In any event:

(a) the Incremental Loans:

(i) (x) shall rank equal in priority in right of payment with the Second Lien Obligations under this Agreement and (y) shall either (1) rank equal (but without regard to the control of remedies) or junior in priority of right of security with the Second Lien Obligations under this Agreement (subject to the applicable Intercreditor Agreement) or (2) be unsecured, in each case as applicable pursuant to clause (4)(c) above,

(ii) shall not mature earlier than the Original Maturity Date,

(iii) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Incremental Loans,

(iv) subject to clause (5)(a)(iii) above and clause (5)(b) below, respectively, shall have amortization and an Applicable Rate determined by the Borrower and the applicable Incremental Lenders,

(v) may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Loans hereunder (except that, unless otherwise permitted under this Agreement, such Incremental Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Loans constituting Second Lien Obligations in any mandatory prepayments under Section 2.05(2)(a), (b) and (d)(i)), as specified in the applicable Incremental Amendment,

(vi) shall be denominated in Dollars or, subject to the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), another currency as determined by the Borrower and the applicable Incremental Lenders,

(vii) shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

(b) the amortization schedule applicable to any Incremental Loans and the All-In Yield applicable to the Incremental Loans of each Class shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any syndicated Dollar-denominated Class of Incremental Loans that rank equal in priority of right of security with the Second Lien Obligations under this Agreement (but without regard to the control of remedies), the All-In Yield applicable to such Incremental Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Loans, plus 50 basis points per annum unless the Applicable Rate (together with, as provided in the proviso below, the Eurodollar Rate or Base Rate floor) with respect to the Initial Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Initial Loans to equal the All-In Yield then applicable to the Incremental Loans, minus 50 basis points per annum; provided that any increase in All-In Yield on the Initial Loans due to the application of a Eurodollar Rate or Base Rate floor on any Incremental Loan shall be effected solely through an increase in (or implementation of, as applicable) the Eurodollar Rate or Base Rate floor applicable to such Initial Loans.

(6) Incremental Amendment. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Loans are provided with the benefit of the applicable Loan Documents. The Borrower will use the proceeds (if any) of the Incremental Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Commitments or Incremental Loans unless it so agrees.

Notwithstanding anything to the contrary in Section 10.01, the Administrative Agent is expressly permitted, without the consent of any Lenders, to amend the Loan Documents (including Section 2.07) to the extent necessary or appropriate in the reasonable discretion of the Administrative Agent to give effect to any Incremental Commitment pursuant to this Section 2.14 (which may be in the form of an amendment and restatement), including to provide to the Lenders of any Class of Loans or Commitments hereunder the benefit of any term or provision that is added under any Incremental Amendment for the benefit of the Lenders of a Class of Incremental Commitments (including to the extent necessary or advisable to allow any Class of Incremental Commitments to be an Incremental Increase).

(7) [Reserved.]

(8) This Section 2.14 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.15 Refinancing Amendments.

(1) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender (it being understood that (i) no Lender shall be required to provide any Other Loan without its consent and (ii) Other Loans provided by Affiliated Lenders shall be subject to the limitations set forth in Section 10.07(h)), Other Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Commitments, pursuant to a Refinancing Amendment; provided that such Other Loans (i) shall rank equal in priority in right of payment with the other Loans and Commitments hereunder, (ii) shall be unsecured or rank pari passu (without regard to the control of remedies) or junior in right of security with any Second Lien Obligations under this Agreement and, if secured on a junior basis, shall be subject to an applicable Intercreditor Agreement(s), (iii) if secured, shall not be secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (iv) shall not at any time be guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors, (v)(A) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums as may be agreed by the Borrower and the Lenders thereof and/or (B) may provide for additional fees and/or premiums payable to the Lenders providing such Other Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment, (vi) may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (vii) will have a final maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans being refinanced and (viii) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (vii)) that either, at the option of the Borrower, (1) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Other Loans (as determined by the Borrower in good faith) or (2) if otherwise not consistent with the terms of such Class of Loans or Commitments being refinanced, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Class of Loans being refinanced, except with respect to covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing. Any Other Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Loans hereunder (except that, unless otherwise permitted under this Agreement or unless the Class of Loans being refinanced was so entitled to participate on a greater than a pro rata basis in such mandatory prepayments, such Other Loans may not participate on a greater than a pro rata basis as compared to any earlier maturing Class of Loans constituting Second Lien Obligations in any mandatory prepayments under Section 2.05(2)(a), (b) and (d)(i)), as specified in the applicable Refinancing Amendment. In connection with any Refinancing Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Other Loans are provided with the benefit of the applicable Loan Documents.

(2) Each Class of Other Commitments and Other Loans incurred under this Section 2.15 shall be in an aggregate principal amount that is not less than $5.0 million. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Commitments and Other Loans incurred pursuant thereto (including any amendments necessary to treat the Other Loans and/or Other Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(3) This Section 2.15 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.16 Extensions of Loans.

(1) Extension of Loans. The Borrower may at any time and from time to time request that all or a portion of the Loans of any Class (each, an “Existing Loan Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans (any such Loans which have been so extended, “Extended Loans”) and to provide for other terms consistent with this Section 2.16. Prior to entering into any Extension Amendment with respect to any Extended Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Loan Class, with such request offered equally to all such Lenders of such Existing Loan Class) (each, an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which terms shall be identical in all material respects to the Loans of the Existing Loan Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of such Extended Loans may be delayed to later dates than the scheduled amortization, if any, of principal of the Loans of such Existing Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Extension Amendment, the Incremental Amendment, the Refinancing Amendment or any other amendment, as the case may be, with respect to the Existing Loan Class from which such Extended Loans were extended), (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Loans may be different than those for the Loans of such Existing Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (iv) any Extended Loans may participate on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any mandatory prepayments of Loans hereunder (except that, unless otherwise permitted under this Agreement, such Extended Loans may not participate on a greater than pro rata basis as compared to any earlier maturing Class of Loans in any mandatory prepayments under Section 2.05(2)(a), (b) and (d)(i)), in each case as specified in the respective Extension Request and (v) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date in respect of Loans that is in effect immediately prior to the establishment of such Extended Loans. No Lender shall have any obligation to agree to have any of its Loans of any Existing Loan Class converted into Extended Loans pursuant to any Extension Request. Any Extended Loans extended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Loans for all purposes of this Agreement and shall constitute a separate Class of Loans from the Existing Loan Class from which they were extended; provided that any Extended Loans amended from an Existing Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Loan Class.

(2) [Reserved.]

(3) Extension Request. The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Loan Class are requested to respond. Any Lender holding a Loan under an Existing

Loan Class (each, an “Extending Lender”) wishing to have all or a portion of its Loans of an Existing Loan Class or Existing Loan Classes, as applicable, subject to such Extension Request converted or exchanged into Extended Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans which it has elected to convert or exchange into Extended Loans. In the event that the aggregate principal amount of Loans subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans subject to Extension Elections shall be converted or exchanged into Extended Loans on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the aggregate principal amount of Loans included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(4) Extension Amendment. Extended Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Borrower, the Administrative Agent and the Extending Lenders, it being understood that such Extension Amendment shall not require the consent of any Lender other than the Extending Lenders. Each request for an Extension Series of Extended Loans proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5.0 million (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount), and the Borrower may condition the effectiveness of any Extension Amendment on an Extension Minimum Condition, which may be waived by the Borrower in its sole discretion. In addition to any terms and changes required or permitted by Section 2.16(1), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) in respect of each Extension Amendment in respect of Extended Loans, amend the scheduled amortization payments pursuant to Section 2.07 or the applicable Incremental Amendment, Extension Amendment, Refinancing Amendment or other amendment, as the case may be, with respect to the Existing Loan Class from which the Extended Loans were exchanged to reduce each scheduled repayment amount for the Existing Loan Class in the same proportion as the amount of Loans of the Existing Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Loan of such Existing Loan Class that is not an Extended Loan shall not be reduced as a result thereof); (ii) reflect the existence and terms of the Extended Loans incurred pursuant thereto; (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Loans are provided with the benefit of the applicable Loan Documents.

(5) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Loan Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (1) of this Section 2.16, in the case of the existing Loans of each Extending Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Loans so converted or exchanged by such Lender on such date, and the Extended Loans shall be established as a separate Class of Loans, except as otherwise provided under Section 2.16(1).

(6) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Loans under the Existing Loan Class in such amount as is required to cause such Lender to hold Extended Loans of the applicable Extension Series into which such other Loans were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Extending Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.16(4).

(7) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(8) This Section 2.16 shall supersede any provisions in Section 2.12, 2.13 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.16 may be amended with the consent of the Required Lenders (or the applicable Required Facility Lenders, if applicable).

SECTION 2.17 [Reserved].

SECTION 2.18 Prepayment Premium. Each prepayment of the Initial Loans pursuant to Section 2.05(1) or Section 2.05(2)(d) shall be accompanied by a premium equal to (a) if such prepayment is made prior to the first anniversary of the Closing Date, 2.00% of the principal amount of the Initial Loans so prepaid, (b) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 1.00% of the principal amount of the Initial Loans so prepaid and (c) if such prepayment is made on or after the second anniversary of the Closing Date, 0% of the principal amount of the Initial Loans so prepaid.

Article III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(1) Except as required by applicable Law, all payments by or on account of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

(2) If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by or on account of any Loan Party to or for the account of any Lender or Agent under any of the Loan Documents:

(a) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for such Loan Party’s account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable);

(b) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), such Lender (or, in the case of any payment made to the Administrative Agent for its own account, the Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and

(c) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (a) above to pay (or, in each case, as soon as reasonably practicable thereafter), the Borrower shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(3) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documentation required below in this Section 3.01(3)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its legal ineligibility to do so.

Without limiting the foregoing:

(a) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(b) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(i) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(ii) two properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit H (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), IRS Form W-8IMY (or any successor forms) of such Foreign Lender, accompanied by an IRS Form W-8ECI, Form W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(3) if such beneficial owner were a Lender, as applicable (provided that, if a Lender is a partnership (and not a participating Lender) and if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner(s)), or

(v) two properly completed and duly signed copies of any other documentation prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents.

(c) If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (c), the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For the avoidance of doubt, if a Lender is an entity disregarded from its owner for U.S. federal income tax purposes, references to the foregoing documentation are intended to refer to documentation with respect to such Lender’s owner and, as applicable, such Lender.

Notwithstanding any other provision of this Section 3.01(3), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(3).

(4) Without duplication of other amounts payable by the Borrower pursuant to Section 3.01(2), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(5) The Loan Parties shall, jointly and severally, indemnify a Lender or the Administrative Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01) (other than any interest, penalties and other costs determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Tax Indemnitee), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, such Tax Indemnitee will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes (which shall be repaid to the Borrower in accordance with Section 3.01(6)) so long as such efforts would not, in the sole determination of such Tax Indemnitee (exercised in good faith), result in any additional out-of-pocket costs or expenses not reimbursed by such Loan Party or be otherwise materially disadvantageous to such Tax Indemnitee. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(6) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund (whether received in cash or applied as a credit against any other cash Taxes payable) of any Non-Excluded Taxes or Other Taxes in respect of which it has received indemnification payments or additional amounts under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over by the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee to the extent the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(6), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this Section 3.01(6) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(7) On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall deliver to the Borrower whichever of the following is applicable: (i) if the Administrative Agent is a “United States person” within the meaning of Section 7701(a)(30) of the Code, two executed original copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding or (ii) if the Administrative Agent is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, (A) with respect to payments received for its own account, two executed original copies of IRS Form W-8ECI and (ii) with respect to payments received on account of any Lender, two executed original copies of IRS Form W-8IMY (together with all required accompanying documentation) certifying that the Administrative Agent is a U.S. branch and may be treated as a United States person for purposes of applicable U.S. federal withholding Tax. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary in this Section 3.01(7), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Closing Date.

(8) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (1) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (2) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be reasonably determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (a) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (b) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates. If the Administrative Agent (in the case of clause (1) or (2) below) or the Required Lenders (in the case of clause (3) below) reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that

(1) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan,

(2) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or

(3) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan,

the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(1) Increased Costs Generally. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of “Eurodollar Rate” or this clause (1);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(1) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(2) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(2) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(3) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (1) or (2) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(1) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(2) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(3) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07; including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

Notwithstanding the foregoing, no Lender may make any demand under this Section 3.05 with respect to the “floor” specified in the proviso to the definition of “Eurodollar Rate.”

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(1) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(2) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(3) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(3) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders, as applicable, are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(4) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (1) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (2) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (3) any Lender is a Non-Consenting Lender or (4) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent,

(a) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (3) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi) such assignment does not conflict with applicable Laws; and

(vii) the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.11, or

(b) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV

Conditions Precedent to Credit Extensions

SECTION 4.01 Conditions to the Initial Loans on Closing Date. The obligation of each Lender to make an Initial Loan hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent:

(1) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party (other than in the case clause (1)(e) below):

(a) a Committed Loan Notice;

(b) executed counterparts of this Agreement and the Guaranty;

(c) each Collateral Document set forth on Schedule 4.01(1)(c) required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party that is party thereto, together with (subject to Section 6.13(2)):

(i) certificates, if any, representing the Pledged Collateral that is certificated equity of the Borrower and the Loan Parties’ Material Domestic Subsidiaries accompanied by undated stock powers executed in blank, which delivery requirement may be satisfied by delivery to the Collateral Agent or its agent, designee or bailee in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement; and

(ii) evidence that all UCC-1 financing statements in the appropriate jurisdiction or jurisdictions for each Loan Party that the Administrative Agent and the Collateral Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(d) certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of each Loan Party certifying true and complete copies of the Organizational Documents attached thereto and evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(e) a customary legal opinion from Ropes & Gray LLP, counsel to the Loan Parties;

(f) a certificate of a Responsible Officer certifying that the conditions set forth in Section 4.01(4) and (5) has been satisfied; and

(g) a solvency certificate from a Financial Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit I;

(2) The First Lien/Second Lien Intercreditor Agreement shall have been duly executed and delivered by the Loan Parties thereto and the Second Lien Administrative Agent.

(3) The Arrangers shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements. The Arrangers shall have received the Pro Forma Financial Statements.

(4) The representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(5) No Default shall exist, or would result from such proposed Initial Loans on the Closing Date or from the application of the proceeds therefrom.

(6) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(7) The Administrative Agent shall have received at least two (2) Business Days prior to the Closing Date all documentation and other information in respect of the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been reasonably requested in writing by it at least ten (10) Business Days prior to the Closing Date.

(8) All fees and expenses (in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower)) required to be paid hereunder on the Closing Date shall have been paid, or shall be paid substantially concurrently with the initial Borrowing on the Closing Date.

(9) Substantially concurrently with the initial Borrowing(s) on the Closing Date, the Transactions shall have been consummated from the proceeds of the Facilities.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Article V

Representations and Warranties

The Borrower and, in respect of Sections 5.01, 5.02, 5.04, 5.06, 5.13 and 5.17 only, Holdings, represent and warrant to the Administrative Agent and the Lenders, after giving effect to the Transactions, at the time of each Borrowing (solely to the extent required to be true and correct for such Borrowing pursuant to Section 2.14):

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its respective Restricted Subsidiaries that is a Material Subsidiary:

(1) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction),

(2) has all corporate or other organizational power and authority to (a) own or lease its assets and carry on its business as currently conducted and (b) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party,

(3) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification,

(4) is in compliance with all applicable Laws orders, writs, injunctions and orders (including the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”)); and

(5) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted;

except in each case referred to in the preceding clauses (2)(a), (3), (4) or (5), to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.02 Authorization; No Contravention.

(1) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action.

(2) None of the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party will:

(a) contravene the terms of any of such Person’s Organizational Documents;

(b) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Person or any of the Restricted Subsidiaries (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject; or

(c) violate any applicable Law;

except with respect to any breach, contravention or violation (but not creation of Liens) referred to in the preceding clauses (b) and (c), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.03 Governmental Authorization. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties,

(2) the approvals, consents, exemptions, authorizations, actions, notices and filings that have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement), and

(3) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party hereto or thereto, as applicable. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws, by general principles of equity and principles of good faith and fair dealing.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(1) (a) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial condition of (x) in the case of the Annual Financial Statements, the McAfee Business and (y) in the case of the Quarterly Financial Statements, the Borrower and its Subsidiaries, in each case, as of the date(s) thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (i) except as otherwise expressly noted therein and (ii) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) The unaudited pro forma consolidated statement of operations of the Borrower for the 12-month period ending on July 1, 2017 (which may be prepared on a combined or other pro forma basis in the good faith judgment of the Borrower with respect to predecessor and successor periods relative to the Original Transactions), prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period (collectively, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated results of operations of the Borrower and its Subsidiaries for the period covered thereby.

(2) Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(3) The forecasts of consolidated statements of operations of the Borrower and its Subsidiaries for each fiscal year ending after the Closing Date until the fifth anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time the forecasts are delivered, it being understood that:

(a) no forecasts are to be viewed as facts,

(b) all forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties or the Investors,

(c) no assurance can be given that any particular forecasts will be realized and

(d) actual results may differ and such differences may be material.

SECTION 5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings, the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.07 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its respective Restricted Subsidiaries has good and valid record title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each Loan Party and each of its Restricted Subsidiaries and their respective operations and properties is in compliance with all applicable Environmental Laws; (b) each Loan Party and each of its Restricted Subsidiaries has obtained and maintained all Environmental Permits required to conduct their operations; (c) none of the Loan Parties or any of their respective Restricted Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim in writing or Environmental Liability; (d) none of the Loan Parties or any of their respective Restricted Subsidiaries or predecessors has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, leased or operated real estate or facility except for such actions that were in compliance with Environmental Law; and (e) to the knowledge of any Loan Party or any Restricted Subsidiary, there are no occurrences, facts, circumstances or conditions which could reasonably be expected to give rise to an Environmental Claim.

SECTION 5.10 Taxes. Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of its Restricted Subsidiaries has timely filed all Tax returns and reports required to be filed, and have timely paid all Taxes (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets (whether or not shown in a Tax return), except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP.

There is no proposed Tax assessment, deficiency or other claim against any Loan Party or any of its Restricted Subsidiaries except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 5.11 ERISA Compliance.

(1) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(2) (a) No ERISA Event has occurred or is reasonably expected to occur; and

(b) none of the Loan Parties or any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

except, with respect to each of the foregoing clauses of this Section 5.11(2), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(3) Except where noncompliance or the incurrence of an obligation would not reasonably be expected to result in a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Laws, and (b) none of Holdings, the Borrower or any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 5.12 Subsidiaries.

(1) As of the Closing Date, after giving effect to the Transactions, all of the outstanding Equity Interests in the Borrower and its Restricted Subsidiaries have been validly issued and are fully paid and (if applicable) non-assessable, and all Equity Interests that constitute Collateral owned by Holdings in the Borrower, and by the Borrower or any Subsidiary Guarantor in any of their respective Subsidiaries are owned free and clear of all Liens of any person except (a) those Liens created under the Collateral Documents or the First Lien Credit Documents and (b) any nonconsensual Lien that is permitted under Section 7.01.

(2) As of the Closing Date, Schedule 5.12 sets forth:

(a) the name and jurisdiction of organization of each Subsidiary, and

(b) the ownership interests of Holdings in the Borrower and of the Borrower and any Subsidiary of the Borrower in each Subsidiary, including the percentage of such ownership.

SECTION 5.13 Margin Regulations; Investment Company Act.

(a) As of the Closing Date, none of the Collateral is Margin Stock. No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System of the United States), or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure. As of the Closing Date, none of the written information and written data heretofore or contemporaneously furnished in writing by or on behalf of the Borrower or any Subsidiary Guarantor to any Agent or any Lender on or prior to the Closing Date in connection with the Transactions, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such written information and written data taken as a whole, in the light of the circumstances under which it was delivered, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 5.14, such written information and written data shall not include any projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

SECTION 5.15 Intellectual Property; Licenses, etc. The Borrower and the Restricted Subsidiaries have good and marketable title to, or a valid license or right to use, all patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights and other intellectual property rights (collectively, “IP Rights”) that to the knowledge of the Borrower are reasonably necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such rights, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of the respective businesses of the Borrower or any Subsidiary of the Borrower as currently conducted does not infringe upon, dilute, misappropriate or violate any IP Rights held by any Person except for such infringements, dilutions, misappropriations or violations, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights is pending or, to the knowledge of the Borrower, threatened in writing against any Loan Party or Subsidiary, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.16 Solvency. On the Closing Date after giving effect to the Transactions, the Borrower and the Subsidiaries, on a consolidated basis, are Solvent.

SECTION 5.17 USA PATRIOT Act; Anti-Terrorism Laws. To the extent applicable, each of the Borrower and the Restricted Subsidiaries are in compliance, in all material respects, with (i) the USA PATRIOT Act, and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto. Neither Holdings, the Borrower nor any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of Holdings, the Borrower or any of the Restricted Subsidiaries, is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) (“Sanctions”). No proceeds of the Loans will be used by Holdings, the Borrower or any Restricted Subsidiary directly or, to the knowledge of the Borrower, indirectly, for the purpose of financing activities of or with any Person, or in any country, that, at the time of such financing, is the subject of any Sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

SECTION 5.18 Collateral Documents. Except as otherwise contemplated hereby or under any other Loan Documents and subject to limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to Collateral Agent of any Pledged Collateral required to be delivered pursuant hereto or the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid, perfected and enforceable second priority Lien (subject to Liens permitted by Section 7.01 and to any applicable Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement, (C) on the Closing Date and until required pursuant to Section 6.13 or 4.01, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01 or (D) any Excluded Assets.

Article VI

Affirmative Covenants

So long as the Termination Conditions have not been satisfied, the Borrower shall (and, with respect to Sections 6.05(1) and 6.11 only, Holdings shall), and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in Section 6.02) each of the following:

(1) within ninety (90) days after the end of each fiscal year of the Borrower (or, solely for the fiscal year ending on or about December 30, 2017, one hundred and fifty (150) days and solely for the year ending on or about December 29, 2018, one hundred and twenty (120) days) commencing with the fiscal year ending on or about December 30, 2017, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year (in the case of such financial statements for the fiscal year ending on or about December 30, 2017, for the period from April 3, 2017 to the last day of such fiscal year), together with related notes thereto, setting forth in each case (commencing with the fiscal year ending on or about December 29, 2018) in comparative form the figures for the previous fiscal year (provided that financial statements or financial data for the fiscal year ending on or about December 30, 2017, for comparative purposes relative to the fiscal year ending on or about December 29, 2018, may be presented on a combined or other pro forma basis prepared in good faith by the Borrower), in reasonable detail and all prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern”

explanatory paragraph or like qualification that is due to (i) the impending maturity of any Indebtedness, (ii) any anticipated inability to satisfy the Financial Covenant (as defined in the First Lien Credit Agreement) or any other financial covenant or (iii) an actual Default of the Financial Covenant (as defined in the First Lien Credit Agreement) or any default with respect to any other financial covenant);

(2) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (or, solely for the fiscal quarter ending on or about September 30, 2017, seventy-five (75) days after the end of such fiscal quarter and solely for the fiscal quarters ending on or about March 31, 2018 and June 30, 2018, sixty (60) days after the end of such fiscal quarter) commencing with the fiscal quarter ended on or about September 30, 2017, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (a) consolidated statement of operations for such fiscal quarter and for the portion of the fiscal year then ended and (b) consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth commencing with the fiscal quarter ending on or about September 29, 2018, (x) in the case of the preceding clause (a), in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (y) in the case of the preceding clause (b), in comparative form the figures for the corresponding portion of the previous fiscal year (provided that for any fiscal quarter ending in fiscal year 2018, comparative figures of prior fiscal periods shall be limited to the corresponding fiscal quarter of fiscal year 2017 (and not for the portion of the fiscal year then ended)), accompanied by an Officer’s Certificate stating that such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes, together with related notes thereto;

(3) within ninety (90) days after the end of each fiscal year of the Borrower (or, solely for the fiscal year ending on or about December 30, 2017, one hundred and fifty (150) days and solely for the year ending on or about December 29, 2018, one hundred and twenty (120) days) commencing with the fiscal year ending on or about December 30, 2017, a consolidated budget for the following fiscal year in form customarily prepared with regard to the Borrower and its Restricted Subsidiaries, which budget shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such budget (it being understood that any projections contained therein are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material); provided that the requirements of this Section 6.01(3) shall not apply at any time following the consummation of the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date;

(4) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(1) and 6.01(2), the related unaudited (it being understood that such information may be audited at the option of the Borrower) consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(5) at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information required pursuant to Sections 6.01(1) and 6.01(2) above, to participate in one conference call for Lenders (if requested by the Administrative Agent) to discuss the financial position and results of operations of the Borrower and its Subsidiaries for the most recently ended period for which financial statements have been delivered, which conference call will only pertain to matters available or distributed to “public side” Lenders; provided that if the Borrower holds a conference call open to the public or holders of any public securities to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently ended measurement period for which financial statements have been delivered pursuant to Sections 6.01(1) or 6.01(2) above, such conference call will be deemed to satisfy the requirements of this Section 6.01(5).

Notwithstanding the foregoing, the obligations referred to in Sections 6.01(1) and 6.01(2) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of the Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(1) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will not be subject to any qualification as to the scope of such audit (but may contain a “going concern” explanatory paragraph or like qualification that is due to (i) the impending maturity of any Indebtedness, (ii) any anticipated inability to satisfy the Financial Covenant (as defined in the First Lien Credit Agreement) or any other financial covenant or (iii) an actual Default of the Financial Covenant (as defined in the First Lien Credit Agreement) or any default with respect to any other financial covenant).

Any financial statements required to be delivered pursuant to Sections 6.01(1) or 6.01(2) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02):

(1) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(1) and (2) (commencing with such delivery for [the fiscal year ended on or about December 30, 2017]), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower;

(2) promptly after the same are publicly available, copies of all special reports and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(3) promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the First Lien Credit Agreement so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(4) together with the delivery of the Compliance Certificate with respect to the financial statements referred to in Section 6.01(1), (a) a report setting forth the information required by Section 1(a) of the Perfection Certificate (or confirming that there has been no change in such information since the later of the Closing Date or the last report delivered pursuant to this clause (a)) and (b) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last such list; and

(5) promptly, but subject to the limitations set forth in Section 6.10 and Section 10.09, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary that is a Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02(2) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s (or any Parent Company’s) website on the Internet at the website address listed on Schedule 10.02 hereto (or as such address may be updated from time to time in accordance with Section 10.02); or (b) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) upon written request by the Administrative Agent, the Borrower will deliver paper copies of such documents to the Administrative Agent for further distribution by the Administrative Agent to each Lender (subject to the limitations on distribution of any such information to Public Lenders as described in this Section 6.02) until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents or link and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders may have personnel who do not wish to receive any information with respect to Holdings, their Subsidiaries or their respective securities that is not Public-Side Information, and who may be engaged in investment and other market-related activities with respect to such Person’s securities (each, a “Public Lender”). The

Borrower hereby agrees that (i) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders will be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” will appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower will be deemed to have authorized the Administrative Agent, the Lenders to treat such Borrower Materials as containing only Public-Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they will be treated as set forth in Section 10.09); (iii) all Borrower Materials marked “PUBLIC” and, except to the extent the Borrower notifies the Administrative Agent to the contrary, any Borrower Materials provided pursuant to Sections 6.01(1), 6.01(2) or 6.02(1) are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (iv) the Administrative Agent and the Arrangers shall be entitled to treat Borrower Materials that are not specifically identified as “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Anything to the contrary notwithstanding, nothing in this Agreement will require Holdings, the Borrower or any Subsidiary to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter, or provide information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure is prohibited by Law or binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product; provided that in the event that the Borrower does not provide information that otherwise would be required to be provided hereunder in reliance on the exclusions in this paragraph relating to violation of any obligation of confidentiality, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality).

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent of:

(1) the occurrence of any Default; and

(2) (a) any dispute, litigation, investigation or proceeding between any Loan Party and any arbitrator or Governmental Authority, (b) the filing or commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including pursuant to any applicable Environmental Laws or in respect of IP Rights, the occurrence of any violation by any Loan Party or any of its Subsidiaries of, or liability under, any Environmental Law or Environmental Permit, or (c) the occurrence of any ERISA Event that, in any such case referred to in clauses (a), (b) or (c) of this Section 6.03(2), has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (a) that such notice is being delivered pursuant to Section 6.03(1) or (2) (as applicable) and (b) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, etc.

(1) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(2) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business,

except in the case of clause (1) or (2) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and any repairs and replacements that are the obligation of the owner or landlord of any property leased by the Borrower or any of the Restricted Subsidiaries excepted.

SECTION 6.07 Maintenance of Insurance. Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed or with a Captive Insurance Subsidiary, insurance with respect to the Borrower’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that notwithstanding the foregoing, in no event will the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Subject to Section 6.13(2), each such policy of insurance will, as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear or (ii) in the case of each casualty insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder.

SECTION 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and comply with the USA PATRIOT Act, sanctions administered by OFAC and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. For the avoidance of doubt, this Section 6.10 is subject to the last paragraph of Section 6.02.

SECTION 6.11 Covenant to Guarantee Obligations and Give Security. At the Borrower’s expense, subject to the provisions of the Collateral and Guarantee Requirement, the terms of the First Lien/Second Lien Intercreditor Agreement and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(1) (x) upon (i) the formation or acquisition of any new direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) by any Loan Party, (ii) the designation of any existing direct or indirect wholly owned Material Domestic Subsidiary (other than any Excluded Subsidiary) as a Restricted Subsidiary, (iii) any Subsidiary (other than any Excluded Subsidiary) becoming a wholly owned Material Domestic Subsidiary or (iv) an Excluded Subsidiary that is a wholly owned Material Domestic Subsidiary ceasing to be an Excluded Subsidiary but continuing as a wholly owned Material Domestic Subsidiary of the Borrower, (y) upon the acquisition of any material assets by the Borrower or any Subsidiary Guarantor or (z) with respect to any Subsidiary at the time it becomes a Loan Party, for any material assets held by such Subsidiary (in each case, other than assets constituting Collateral under a Collateral Document that becomes subject to the Lien created by such Collateral Document upon acquisition thereof (without limitation of the obligations to perfect such Lien) but excluding Excluded Assets):

(a) within the days specified below after such formation, acquisition or designation or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement to execute the Guaranty (or a joinder thereto) and other documentation the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Guaranty and the Collateral Documents and

(A) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Collateral Agent items listed in Section 6.11(2)(b), mutatis mutandis, with respect to any supplements to the Security Agreement, a counterpart signature page to the Intercompany Note, Intellectual Property Security Agreements and other security agreements and documents (if applicable), as reasonably requested by and in form and substance reasonably satisfactory to the Collateral Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Closing Date as amended and in effect from time to time), in each case granting and perfecting Liens required by the Collateral and Guarantee Requirement;

(B) within sixty (60) days after such formation, acquisition or designation, cause each such Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement to deliver to the Collateral Agent (or its agent, designee or bailee pursuant to the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement) any and all certificates representing Equity Interests (to the extent certificated and required to be delivered to the Collateral Agent (or its agent, designee or bailee pursuant to the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement)) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, if applicable, a joinder to the Intercompany Note substantially in the form of Annex I thereto with respect to the intercompany Indebtedness held by such Material Domestic Subsidiary and required to be pledged pursuant to the Collateral Documents;

(C) within sixty (60) days (or within ninety (90) days in the case of documents listed in Section 6.11(2)(b)) after such formation, acquisition or designation, take and cause (i) the applicable Material Domestic Subsidiary that is required to become a Subsidiary Guarantor pursuant to the Collateral and Guarantee Requirement and (ii) to the extent applicable, each direct or indirect parent of such applicable Material Domestic Subsidiary, in each case, to take customary action(s) (including the filing of Uniform Commercial Code financing statements and delivery to the Collateral Agent (or its agent, designee or bailee pursuant to the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement) of stock and membership interest certificates to the extent certificated and required to be delivered to the Collateral Agent (or its agent, designee or bailee pursuant to the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement)) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) (or its agent, designee or bailee pursuant to the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement) valid and perfected (subject to Liens permitted by Section 7.01) Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and

(D) within sixty (60) days (or ninety (90) days in the case of documents described in Section 6.11(2)(b)) after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of a customary Opinion of Counsel, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(1) as the Administrative Agent may reasonably request;

provided that actions relating to Liens on real property are governed by Section 6.11(2) and not this Section 6.11(1).

(2) Material Real Property.

(a) Notice.

(i) Within ninety (90) days after the formation, acquisition or designation of a Material Domestic Subsidiary that is required to become a Subsidiary Guarantor under the Collateral and Guarantee Requirement, the Borrower will, or will cause such Material Domestic Subsidiary to, furnish to the Collateral Agent a description of any Material Real Property (other than any Excluded Asset(s)) owned by such Material Domestic Subsidiary.

(ii) Within ninety (90) days after the acquisition of any Material Real Property (other than any Excluded Asset(s)) by a Loan Party (other than Holdings), after the Closing Date, the Borrower will, or will cause such Loan Party to, furnish to the Collateral Agent a description of any such Material Real Property.

(b) Mortgages. The Borrower will, or will cause the applicable Loan Party to, provide the Collateral Agent with a Mortgage with respect to any Material Real Property that is the subject of a notice delivered pursuant to Section 6.11(2)(a), within ninety (90) days of the acquisition, formation or designation of such Material Domestic Subsidiary or the acquisition of such Material Real Property (or such longer period as the Collateral Agent may agree in its sole discretion), together with:

(i) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary or desirable in order to create, except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, a valid and subsisting perfected Lien on such Material Real Property in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;

(ii) fully paid American Land Title Association Lender’s title insurance policies (or marked up title commitments having the effect of policies of title insurance) or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements available in the applicable jurisdiction without surveys or survey coverage (it being agreed that zoning reports from a nationally recognized zoning company shall be acceptable in lieu of zoning endorsements to title policies in any jurisdiction where there is a material difference in the cost of zoning reports and zoning endorsements) and in amounts, reasonably acceptable to the Collateral Agent (not to exceed the fair market value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Collateral Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, subject only to Liens permitted by Section 7.01 or such other Liens reasonably satisfactory to the Collateral Agent that do not have a material adverse impact on the use or value of the Mortgaged Properties, and providing for such other affirmative insurance and such coinsurance and direct access reinsurance as the Collateral Agent may reasonably request and is available in the applicable jurisdiction;

(iii) customary Opinions of Counsel for the applicable Loan Parties in states in which such Material Real Properties are located, with respect to the enforceability and perfection of the Mortgage(s) and any related fixture filings and the due authorization, execution and delivery of the Mortgages, in form and substance reasonably satisfactory to the Collateral Agent;

(iv) a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Material Real Property containing improved land addressed to the Collateral Agent and otherwise in compliance with the Flood Insurance Laws; and

(v) as promptly as practicable after the reasonable request therefor by the Collateral Agent, environmental assessment reports and reliance letters (if any) that have been prepared in connection with such acquisition, designation or formation of any Material Domestic Subsidiary or acquisition of any Material Real Property; provided that there shall be no obligation to deliver to the Collateral Agent any environmental assessment report whose disclosure to the Collateral Agent would require the consent of a Person other than the Borrower or one of its Subsidiaries, where, despite the commercially reasonable efforts of the Borrower to obtain such consent, such consent cannot be obtained.

(3) Notwithstanding anything to the contrary in this Section 6.11, the Collateral Agent may grant one or more extensions of time from any time period set forth herein for the taking of or causing any action, delivering or furnishing any notice, information, documents, insurance or opinions or for the creation and perfection of any Liens in its reasonable discretion and any such extensions may, in the sole discretion of the Collateral Agent, be effective retroactively.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits (including any cleanup, removal or remedial obligations) and (2) obtain and renew all Environmental Permits required to conduct its operations or in connection with its properties.

SECTION 6.13 Further Assurances and Post-Closing Covenant.

(1) Subject to the provisions of the Collateral and Guarantee Requirement, the terms of the First Lien/Second Lien Intercreditor Agreement and any applicable limitations in any Collateral Document and in each case at the expense of the Borrower, promptly upon reasonable request from time to time by the Administrative Agent or the Collateral Agent or as may be required by applicable Laws (a) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or Collateral Agent may reasonably request from time to time in order to satisfy the Collateral and Guarantee Requirement.

(2) As promptly as practicable, and in any event no later than one hundred and twenty (120) days after the Closing Date or such later date as the Administrative Agent reasonably agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Closing Date, (a) deliver the documents or take the actions required pursuant to sub clauses (i) through (v) of Section 6.11(2)(b) hereof with respect to any Material Real Properties listed in Schedule 1.01(2) and (b) deliver the documents or take the actions specified in Schedule 6.13(2), in each case except to the extent otherwise agreed by the Collateral Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

SECTION 6.14 Use of Proceeds. The proceeds of the Initial Loans, together with the proceeds of the First Lien Initial Loans and cash on hand, will be used (i) to fund the Transactions and (b) any Revolving Loans will be used for working capital and general corporate purposes and for any other purpose not prohibited by the Loan Documents.

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (1) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (2) a public rating (but not any specific rating) in respect of each Facility as of the Closing Date from each of S&P and Moody’s.

Article VII

Negative Covenants

So long as the Termination Conditions are not satisfied:

SECTION 7.01 Liens. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (except any Permitted Lien(s)) that secures obligations under any Indebtedness or any related guarantee of Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, or any income or profits therefrom.

The expansion of Liens by virtue of accretion or amortization of original issue discount, the payment of dividends in the form of Indebtedness, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

SECTION 7.02 Indebtedness.

(a) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(i) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), or

(ii) issue any shares of Disqualified Stock or permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock;

provided that the Borrower may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, in each case, if (any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to following clauses (A), (B) and (C), “Permitted Ratio Debt”):

(A) with respect to Indebtedness secured by the Collateral on a senior lien basis to the Second Lien Obligations, the First Lien Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 4.50 to 1.00;

(B) with respect to Indebtedness secured by the Collateral on a basis that is pari passu with or junior in priority to the Second Lien Obligations, the Secured Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 5.50 to 1.00; or

(C) with respect to Indebtedness that is not secured by the Collateral, including all Indebtedness of Restricted Subsidiaries that are not Guarantors, or any Disqualified Stock or Preferred Stock, the Total Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than 5.75 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such Test Period;

provided further that (I) Restricted Subsidiaries of the Borrower that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under this Section 7.02(a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness, liquidation preference of Disqualified Stock and amount of Preferred Stock of such Restricted Subsidiaries incurred or issued pursuant to this Section 7.02(a), together with any principal amounts incurred or issued by such Restricted Subsidiaries under Section 7.02(b)(14)(a) and Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), in each case then outstanding, would exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i) $625.0 million and (ii) 81.25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), (II) Indebtedness incurred under clause (A) of the definition of Permitted Ratio Debt, Permitted Ratio Debt in the form of Indebtedness (x) shall not mature earlier than the Original Maturity Date and (y) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Permitted Ratio Debt and (III) if any such Indebtedness in clause (A) of the definition of Permitted Ratio Debt consists of syndicated Dollar-denominated term loans secured by a Lien on the Collateral ranking pari passu with the Second Lien Obligations under this Agreement, then the Borrower shall comply with the “most favored nation” pricing provisions of Section 2.14(5)(b) (to the extent then applicable) as if such Indebtedness were Incremental Loans incurred pursuant to Section 2.14.

(b) The provisions of Section 7.02(a) will not apply to:

(1) Indebtedness under the Loan Documents (including Incremental Loans, Other Loans, Extended Loans and Replacement Loans);

(2) the incurrence by the Borrower and any Guarantor of Indebtedness pursuant to the First Lien Credit Documents or consisting of “Permitted Incremental Equivalent Debt” (or equivalent term) (as defined in the First Lien Credit Agreement) or any Refinancing Indebtedness in respect thereof (including any “Credit Agreement Refinancing Indebtedness” (or equivalent term) (as defined in the First Lien Credit Agreement)) in an aggregate outstanding principal amount not to exceed (A) $3.055 billion plus (B) $595,901,399.16 (plus (x)(i) the amount of any “Incremental Loans” and “Permitted Incremental Equivalent Debt” (or equivalent terms) (each, as defined in the First Lien Credit Agreement (as in effect on the date hereof)) permitted under Sections 2.14(4)(c) and 7.02 (or equivalent provisions) of the First Lien Credit Agreement (as in effect on the date hereof) and (ii) any Refinancing Indebtedness in respect thereof and (y) the amount of accrued interest, fees and premiums (including tender premium) and penalties (if any) with respect to any such Indebtedness under this clause (b)(2) refinanced, and fees, expenses, original issue discount and upfront fees incurred in connection with any such refinancing); provided that any First Lien Term Loan denominated in Euros incurred on the Closing Date shall be deemed to be incurred under (and will be subject to the limitations of) clause (B) of this Section 7.02(b)(2);

(3) the incurrence of Indebtedness by the Borrower and any Restricted Subsidiary in existence on the Closing Date (excluding Indebtedness described in the preceding clauses (1) and (2)); provided that any such item of Indebtedness with an aggregate outstanding principal amount on the Closing Date in excess of $18.75 million shall be set forth on Schedule 7.02;

(4) the incurrence of Attributable Indebtedness and Indebtedness (including Capitalized Lease Obligations and Purchase Money Obligations) and Disqualified Stock incurred or issued by the Borrower or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts) and all other Indebtedness, Disqualified Stock or Preferred Stock incurred or issued and outstanding under this clause (4) at such time, not to exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (I) $287.5 million and (II) 37.5% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(5) Indebtedness incurred by the Borrower or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with industry practice, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business or consistent with industry practice;

(6) the incurrence of Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts, other contingent consideration obligations and other deferred purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7) the incurrence of Indebtedness by the Borrower and owing to a Restricted Subsidiary or the issuance of Disqualified Stock of the Borrower to a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to any Restricted Subsidiary); provided that any such Indebtedness for borrowed money owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Loans to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) or issuance of such Disqualified Stock (to the extent such Disqualified Stock is then outstanding) not permitted by this clause (7);

(8) the incurrence of Indebtedness of a Restricted Subsidiary to the Borrower or another Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary) to the extent permitted by Section 7.05; provided that any such Indebtedness for borrowed money incurred by a Guarantor and owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Guaranty of the Loans of such Guarantor to the extent permitted by applicable law; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any such subsequent transfer of any such Indebtedness (except to the Borrower or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) will be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (8);

(9) the issuance of shares of Preferred Stock or Disqualified Stock of a Restricted Subsidiary to the Borrower or a Restricted Subsidiary (or to any Parent Company which is substantially contemporaneously transferred to the Borrower or any Restricted Subsidiary); provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary that holds such Preferred Stock or Disqualified Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock or Disqualified Stock (except to the Borrower or another Restricted Subsidiary or any pledge of such Preferred Stock or Disqualified Stock constituting a Permitted Lien) will be deemed, in each case, to be an issuance of such shares of Preferred Stock or Disqualified Stock (to the extent such Preferred Stock or Disqualified Stock is then outstanding) not permitted by this clause (9);

(10) the incurrence of Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(11) the incurrence of obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance, banker’s acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice, including those incurred to secure health, safety and environmental obligations;

(12) the incurrence of:

(a) Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 200.0% of the net cash proceeds received by the Borrower since the Closing Date from the issue or sale of Equity Interests of the Borrower or contributions to the capital of the Borrower, including through consolidation, amalgamation or merger (in each case, other than proceeds of Disqualified Stock and other than proceeds received from the Borrower or a Restricted Subsidiary) as determined in accordance with clauses (3)(b) and (3)(c) of Section 7.05(a) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.05(a) or to make Permitted Investments (other than Permitted Investments specified in clause (1), (2) or (3) of the definition thereof); and

(b) Indebtedness or issuance of Disqualified Stock of the Borrower and the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (12)(b), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) (i) the greater of (I) $250.0 million and (II) 31.25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) plus, without duplication, (ii) in the event of any extension, replacement, refinancing, renewal or defeasance of any such Indebtedness, Disqualified Stock or Preferred Stock, an amount equal to (x) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased plus (y) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Stock or Preferred Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees, underwriting, arrangement and similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Stock or Preferred Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such Indebtedness, Disqualified Stock or Preferred Stock, minus (iii) any General Debt Basket Reallocated Amount;

(13) the incurrence or issuance by the Borrower of Refinancing Indebtedness or the incurrence or issuance by a Restricted Subsidiary of Refinancing Indebtedness that serves to Refinance any Indebtedness (including any Designated Revolving Commitments) permitted under Section 7.02(a) and clauses (b)(3) and (12)(a) above, this clause (13) and clauses (14) and (30), or any successive Refinancing Indebtedness with respect to any of the foregoing;

(14) (a) the incurrence or issuance of:

(x) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or investment (or other purchase of assets), or

(y) Indebtedness, Disqualified Stock or Preferred Stock (I) of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (II) that is assumed by the Borrower or any Restricted Subsidiary in connection with such acquisition or investment (or other purchase of assets), in an aggregate principal amount or liquidation preference, together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), not to exceed (i) the greater of $337.5 million and 43.75% of Consolidated EBITDA plus (ii) an unlimited amount so long as in the case of this clause (ii) only, either:

(A) with respect to Indebtedness secured by the Collateral on a senior basis to the Second Lien Obligations, the First Lien Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than the greater of (I) 4.50 to 1.00 and (II) the First Lien Net Leverage Ratio immediately prior to giving effect to such incurrence of such Indebtedness;

(B) with respect to Indebtedness secured by the Collateral on a basis that is pari passu with or junior in priority to the Second Lien Obligations, the Secured Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than the greater of (I) 5.50 to 1.00 and (II) the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence of such Indebtedness; or

(C) with respect to Indebtedness that is not secured by the Collateral, including all Indebtedness of Restricted Subsidiaries that are not Guarantors, or any Disqualified Stock or Preferred Stock, the Total Net Leverage Ratio for the Test Period preceding the date on which such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued (without netting any cash received from the incurrence of such Indebtedness proposed to be incurred) would be no greater than the greater of (I) 5.75 to 1.00 and (II) the Total Net Leverage Ratio immediately prior to giving effect to such incurrence of such Indebtedness or the issuance of such Disqualified Stock or Preferred Stock;

provided that (x) with respect to such Indebtedness, Restricted Subsidiaries of the Borrower that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock under clause (14)(a) if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of Indebtedness, liquidation preference of Disqualified Stock and amount of Preferred Stock of such Restricted Subsidiaries incurred or issued pursuant to clause (14)(a), together with any principal amounts incurred, assumed or issued by such Restricted Subsidiaries under Section 7.02(a) and any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), in each case then outstanding, would exceed (as of the date of such indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (i)

$625.0 million and (ii) 81.25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), (y) Indebtedness incurred under clause (A), such Indebtedness (I) shall not mature earlier than the Original Maturity Date and (II) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Loans on the date of incurrence of such Indebtedness and (z) if any such Indebtedness under clause (i) or clause (ii)(A) consists of syndicated Dollar-denominated term loans secured by a Lien on the Collateral ranking pari passu with the Second Lien Obligations under this Agreement, then the Borrower shall comply with the “most favored nation” pricing provisions of Section 2.14(5)(b) (to the extent then applicable) as if such Indebtedness were Incremental Loans incurred pursuant to Section 2.14;

(b) so long as not created in contemplation of such acquisition or investment, (i) Indebtedness or Disqualified Stock that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or investment (or other purchase of assets) and (ii) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Borrower or any Restricted Subsidiary or merged into, amalgamated or consolidated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement, in each case in an aggregate principal amount or liquidation preference, together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), not to exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is assigned or acquired) (A) the greater of $143.75 million and 18.75% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis) plus (B) an unlimited amount of Indebtedness, Disqualified Stock or Preferred Stock so long as, after giving pro forma effect to the assumption or acquisition of such Indebtedness, Disqualified Stock or Preferred stock and such acquisition or investment (or other purchase of assets), the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a pro forma basis does not exceed 6.55 to 1.00;

(15) the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(16) the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary supported by letters of credit or bank guarantees issued in connection herewith, any Credit Agreement Refinancing Indebtedness or Permitted Incremental Equivalent Debt, in each case, in a principal amount not in excess of the stated amount of such letters of credit or bank guarantees;

(17) (a) the incurrence of any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by the Borrower or such Restricted Subsidiary is permitted by this Agreement, or (b) any co-issuance by the Borrower or any Restricted Subsidiary of any Indebtedness or other obligations of the Borrower or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted by this Agreement;

(18) the incurrence of Indebtedness issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Investment Affiliates or Immediate Family Members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Company to the extent described in Section 7.05(b)(4);

(19) customer deposits and advance payments received in the ordinary course of business or consistent with industry practice from customers for goods and services purchased in the ordinary course of business or consistent with industry practice;

(20) the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries and (b) Indebtedness in respect of Cash Management Services, including Cash Management Obligations;

(21) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business or consistent with industry practice on arm’s-length commercial terms;

(22) the incurrence of Indebtedness of the Borrower or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with industry practice;

(23) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Borrower that are not Guarantors in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (23), together with any Refinancing Indebtedness in respect of any of the foregoing (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $337.5 million and (II) 43.75% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis);

(24) the incurrence of Indebtedness by the Borrower or any Restricted Subsidiary undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to the Borrower, any Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Services;

(25) Qualified Securitization Facilities and, to the extent constituting Indebtedness, Receivables Financing Transactions;

(26) guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(27) the incurrence of Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights or the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other acquisition (by merger, consolidation or amalgamation or otherwise) in accordance with the terms hereof;

(28) the incurrence of Indebtedness representing deferred compensation to employees of any Parent Company, the Borrower or any Restricted Subsidiary, including Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with the Transactions, any investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Agreement;

(29) the incurrence of Indebtedness arising out of any Sale-Leaseback Transaction incurred in the ordinary course of business or consistent with industry practice;

(30) (a) Credit Agreement Refinancing Indebtedness and (b) Permitted Incremental Equivalent Debt;

(31) the incurrence of Indebtedness, Disqualified Stock or Preferred Stock by Restricted Subsidiaries of the Borrower that are not Guarantors to fund working capital requirements in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this clause (31), together with any Refinancing Indebtedness in respect thereof (excluding any Incremental Amounts), does not exceed (as of the date such Indebtedness, Disqualified Stock or Preferred Stock is issued, incurred or otherwise obtained) the greater of (I) $50.0 million and (II) 6.25% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis); and

(32) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (31) above.

(c) For purposes of determining compliance with this Section 7.02:

(1) the principal amount of Indebtedness outstanding under any clause of this Section 7.02 will be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness;

(2) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was incurred in compliance with this Section 7.02.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 7.02. Any Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, to refinance Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, pursuant to clauses (2), (3), (4), (12), (13), (14), (23), (30) and (31) of Section 7.02(b) will be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay (I) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased and (II) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness).

For purposes of determining compliance with any Dollar denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock, the Dollar equivalent principal amount of Indebtedness or liquidation preference of Disqualified Stock or amount of Preferred Stock denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness, Disqualified Stock or Preferred Stock was incurred or issued (or, in the case of revolving credit debt, the date such Indebtedness was first committed or first incurred (whichever yields the lower Dollar equivalent)); provided that if such Indebtedness, Disqualified Stock or Preferred Stock is issued to Refinance other Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar denominated restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed (i) the principal amount of such Indebtedness, the liquidation preference of such Disqualified Stock or the amount of such Preferred Stock (as applicable) being refinanced, extended, replaced, refunded, renewed or defeased plus (ii) any accrued and unpaid interest on the Indebtedness, any accrued and unpaid dividends on the Preferred Stock, and any accrued and unpaid dividends on the Disqualified Stock being so refinanced, extended, replaced, refunded, renewed or defeased, plus (iii) the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such refinanced Indebtedness, Preferred Stock or Disqualified Stock and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Stock or the extension, replacement, refunding, refinancing, renewal or defeasance of such refinanced Indebtedness, Preferred Stock or Disqualified Stock (and with respect to Indebtedness under Designated Revolving Commitments, including an amount equal to any unutilized Designated Revolving Commitments being refinanced, extended, replaced, refunded, renewed or defeased to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness); provided, further, that for the avoidance of doubt, for purposes of the Dollar denominated restriction in Section 7.02(b)(2)(B), the principal amount of First Lien Term Loans incurred on the Closing Date hereof in Euros shall be calculated based on an exchange rate of 1.175347927 Dollars per Euro.

The principal amount of any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, if incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock, as applicable, being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

SECTION 7.03 Fundamental Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consolidate, amalgamate or merge with or into or wind up into another Person, or liquidate or dissolve or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(1) Holdings or any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that

(a) the Borrower shall be the continuing or surviving Person,

(b) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia and

(c) in the case of a merger or consolidation of Holdings with and into the Borrower,

(i) Holdings shall not be an obligor in respect of any Indebtedness that is not permitted to be Indebtedness of the Borrower under this Agreement,

(ii) Holdings shall have no direct Subsidiaries at the time of such merger or consolidation other than the Borrower,

(iii) no Event of Default exists at such time or after giving effect to such transaction and

(iv) after giving effect to such transaction, a direct parent of the Borrower will (A) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and (B) pledge 100% of the Equity Interests of the Borrower held by such direct parent to the Administrative Agent as Collateral to secure the Obligations in form reasonably satisfactory to the Administrative Agent and the Borrower;

(2) (a) any Restricted Subsidiary that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary that is not a Loan Party,

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary that is a Loan Party; provided that a Loan Party shall be the continuing or surviving Person;

(c) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States will be permitted; and

(d) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders;

provided that in the case of clause (d), the Person who receives the assets of such dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.05 or the definition of “Permitted Investments”;

(3) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary;

(4) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) the Borrower shall be the continuing or surviving corporation or (b) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”):

(i) the Successor Borrower will:

(A) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B) expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower and

(C) deliver to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Loan Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent;

(ii) substantially contemporaneously with such transaction (or at a later date as agreed by the Administrative Agent),

(A) each Guarantor, unless it is the other party to such merger or consolidation, will by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent and the Borrower) reaffirm its Guaranty of the Obligations (including the Successor Borrower’s obligations under this Agreement),

(B) each Loan Party, unless it is the other party to such merger or consolidation, will, by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent), confirm its grant or pledge thereunder,

(C) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, will, by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent and the Borrower), confirm that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement;

(iii) after giving pro forma effect to such incurrence, the Borrower would be permitted to incur at least $1.00 of additional Permitted Ratio Debt; and

(iv) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Borrower required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and in the case of the disposition of all or substantially all assets, the original Borrower will be released;

(5) so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person; provided that (a) Holdings will be the continuing or surviving Person or (b) if:

(i) the Person formed by or surviving any such merger or consolidation is not Holdings,

(ii) Holdings is not the Person into which the applicable Person has been liquidated or

(iii) in connection with a disposition of all or substantially all of Holding’s assets, the Person that is the transferee of such assets is not Holdings (any such Person described in the preceding clauses (i) through (iii), a “Successor Holdings”), then the Successor Holdings will:

(A) be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia,

(B) expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Borrower,

(C) pledge 100% of the Equity Interests of the Borrower held by such Successor Holding Entity to the Administrative Agent as Collateral to secure the Obligations in accordance with the Security Agreement or otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower,

(D) if requested by the Administrative Agent, deliver, or cause the Borrower to deliver, to the Administrative Agent (I) an Officer’s Certificate stating that such merger or consolidation or other transaction and such supplement to this Agreement or any Collateral Document (as applicable) comply with this Agreement and (II) an Opinion of Counsel including customary organization, due execution, no conflicts and enforceability opinions to the extent reasonably requested by the Administrative Agent; and

(iv) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received at least two (2) Business Days prior to the consummation of such transaction all documentation and other information in respect of the Successor Holdings required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

provided further that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and in the case of the disposition of all or substantially all assets, the original Holdings will be released;

(6) any Restricted Subsidiary may merge or consolidate with (or dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other investment permitted pursuant to Section 7.05;

(7) a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a disposition permitted pursuant to Section 7.04 or a disposition that does not constitute any Asset Sale (other than a transaction described in clause (b) of the definition of Asset Sale);

(8) the Borrower, Holdings and any Restricted Subsidiary may (a) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of a jurisdiction in the United States and (b) change its name; and

(9) the Loan Parties and the Restricted Subsidiaries may consummate the Transactions.

SECTION 7.04 Asset Sales. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Asset Sale) at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of and

(2) except in the case of a Permitted Asset Swap, with respect to any Asset Sale pursuant to this Section 7.04 for a purchase price in excess of $62.5 million, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Closing Date (on a cumulative basis), received by the Borrower or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (2):

(a) any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or a Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are (i) assumed by the transferee of any such assets (or a third party in connection with such transfer) or (ii) otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Borrower or a Restricted Subsidiary);

(b) any securities, notes or other obligations or assets received by the Borrower or any Restricted Subsidiary from such transferee or in connection with such Asset Sale (including earnouts and similar obligations) that are converted by the Borrower or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;

(c) any Designated Non-Cash Consideration received by the Borrower or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $193.75 million and (ii) 25.0% of Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the most recently ended Test Period (calculated on a pro forma basis), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrower’s option, either at the time of contractually agreeing to such Asset Sale or at the time received and, in either case, without giving effect to any subsequent change(s) in value;

(d) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Asset Sale (other than intercompany debt owed to the Borrower or a Restricted Subsidiary), to the extent that the Borrower and each other Restricted Subsidiary are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale; or

(e) any Investment, Capital Stock, assets, property or capital or other expenditure of the kind referred to in Section 2.05(2)(b)(ii).

To the extent any Collateral is disposed of as expressly permitted by this Section 7.04 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such disposition is permitted by this Agreement, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.05 Restricted Payments.

(a) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, directly or indirectly:

(A) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(i) dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or a Parent Company or in options, warrants or other rights to purchase such Equity Interests; or

(ii) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities or such other amount to which it is entitled pursuant to the terms of such Equity Interest;

(B) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Borrower or a Restricted Subsidiary;

(C) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or final maturity, any Junior Indebtedness with an aggregate outstanding principal amount in excess of the Threshold Amount, other than:

(i) Indebtedness permitted under clauses (7), (8) and (9) of Section 7.02(b); or

(ii) the payment, redemption, repurchase, defeasance, acquisition or retirement for value of Junior Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement; or

(D) make any Restricted Investment;

(all such payments and other actions set forth in clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(1) in the case of a Restricted Payment described in clauses (A) and (B) above utilizing clause 3(a) or (g) below, no Event of Default under Section 8.01(1) or Section 8.01(6) will have occurred and be continuing or would occur as a consequence thereof;

(2) [reserved];

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Borrower and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by 7.05(b) other than clause (1) thereof), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period (taken as one accounting period) commencing on April 3, 2017 to the end of the most recently ended fiscal quarter for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower) preceding such Restricted Payment or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower and its Restricted Subsidiaries since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(b)(12)(a)) from the issue or sale of:

(i) (A) Equity Interests of the Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(I) Equity Interests to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates, Immediate Family Members or any permitted transferees thereof) of the Borrower, its Subsidiaries or any Parent Company after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(b)(4); and

(II) Designated Preferred Stock; and

(B) Equity Interests of Parent Companies, to the extent the proceeds of any such issuance or consideration for any such sale are contributed to the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.05(b)(4)); or

(ii) Indebtedness of the Borrower or any Restricted Subsidiary, that has been converted into or exchanged for Equity Interests of the Borrower or any Parent Company;

provided that this clause (b) will not include the proceeds from (w) Refunding Capital Stock (as defined below) applied in accordance with Section 7.05(b)(2) below, (x) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash, Cash Equivalents and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (including the fair market value of any Indebtedness contributed to the Borrower or its Subsidiaries for cancellation) or that becomes part of the capital of the Borrower through consolidation, amalgamation or merger following the Closing Date, in each case not involving cash consideration payable by the Borrower (other than (x) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to Section 7.02(b)(12)(a), (y) cash, Cash Equivalents and marketable securities or other property that are contributed by a Restricted Subsidiary or (z) Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Borrower or a Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of, or other returns on investments from, Restricted Investments made by the Borrower or its Restricted Subsidiaries (including cash distributions and cash interest received in respect of Restricted Investments) and repurchases and redemptions of such Restricted Investments from the Borrower or its Restricted Subsidiaries (other than by the Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or its Restricted Subsidiaries, in each case after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof);

(ii) the sale (other than to the Borrower or a Restricted Subsidiary) of Equity Interests of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date (excluding any Excluded Contributions made pursuant to clause (2) of the definition thereof); or

(iii) any returns, profits, distributions and similar amounts received on account of any Permitted Investment subject to a Dollar-denominated or ratio based Basket (to the extent in excess of the original amount of the Investment); plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; plus

(f) 100% of the aggregate amount of any Excluded Proceeds (except to the extent utilized to repurchase, redeem, defease, acquire, or retire for value any Junior Indebtedness pursuant to clause (b)(13) below); plus

(g) $125.0 million.

(b) The provisions of Section 7.05(a) will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.05;

(2) (a) the redemption, repurchase, defeasance, discharge, retirement or other acquisition of (i) any Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or (ii) Junior Indebtedness, in each case, made (x) in exchange for, or out of the proceeds of, a sale or issuance (other than to a Restricted Subsidiary) of Equity Interests of the Borrower or any Parent Company (in the case of proceeds, to the extent any such proceeds therefrom are contributed to the Borrower) (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and (y) within 120 days of such sale or issuance,

(b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of a sale or issuance (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any Restricted Subsidiary) of Refunding Capital Stock made within 120 days of such sale or issuance, and

(c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon by the Borrower was permitted under clause (6)(a) or (b) of this Section 7.05(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Company) in an aggregate amount per annum no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of:

(a) Junior Indebtedness of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of, new Junior Indebtedness of the Borrower or a Guarantor or Disqualified Stock of the Borrower or a Guarantor within 120 days of such sale, issuance or incurrence,

(b) Disqualified Stock of the Borrower or a Guarantor made by exchange for, or out of the proceeds of the sale, issuance or incurrence of Disqualified Stock or Junior Indebtedness of the Borrower or a Guarantor, made within 120 days of such sale, issuance or incurrence,

(c) Disqualified Stock of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the sale or issuance of, Disqualified Stock of a Restricted Subsidiary that is not a Guarantor, made within 120 days of such sale or issuance, that, in each case, is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.02, and

(d) any Junior Indebtedness or Disqualified Stock that constitutes Acquired Indebtedness;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) (including related stock appreciation rights or similar securities) of the Borrower or any Parent Company held by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Company in connection with any such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of the

Borrower, any of its Subsidiaries or any Parent Company in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause (4) does not exceed $31.25 million in any calendar year (increasing to $62.5 million following an underwritten public Equity Offering by the Borrower or any Parent Company) with unused amounts in any calendar year being carried over to succeeding calendar years; provided further that each of the amounts in any calendar year under this clause (4) may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Company, in each case to any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 7.05(a); plus

(b) the amount of any cash bonuses otherwise payable to members of management, employees, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any of its Subsidiaries or any Parent Company that are foregone in exchange for the receipt of Equity Interests of the Borrower or any Parent Company pursuant to any compensation arrangement, including any deferred compensation plan; plus

(c) the cash proceeds of life insurance policies received by the Borrower or its Restricted Subsidiaries (or by any Parent Company to the extent contributed to the Borrower (other than in the form of Disqualified Stock)) after the Closing Date; minus

(d) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a), (b) and (c) of this clause (4);

provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year; provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provision of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.02; provided, that after giving pro forma effect to such dividend or distribution, including the amount thereof in Consolidated Interest Expense solely for the purposes of this clause (5), the Borrower would have had an Interest Coverage Ratio of at least 1.75 to 1.00;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by the Borrower or any Restricted Subsidiary after the Closing Date;

(b) the declaration and payment of dividends or distributions to any Parent Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued by such Parent Company after the Closing Date; provided that the amount of dividends and distributions paid pursuant to this clause (b) will not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 7.05(b);

provided that in the case of each of clauses (a), (b) and (c) of this clause (6), for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Borrower would have had a Interest Coverage Ratio of at least 1.75 to 1.00;

(7) (a) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any Restricted Subsidiary or any Parent Company,

(b) any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes and

(c) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any Parent Company in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Company; provided that no cash is actually advanced pursuant to this clause (c) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(8) the declaration and payment of dividends on the Borrower’s common equity (or the payment of dividends to any Parent Company to fund a payment of dividends on such company’s common equity), following the first public offering of the Borrower’s common equity or the common equity of any Parent Company after the Closing Date, in an aggregate amount per annum not to exceed 6.0% of Market Capitalization;

(9) Restricted Payments in an amount that does not exceed the aggregate amount of Excluded Contributions;

(10) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed (as of the date any such Restricted Payment is made) $125.0 million; provided that if this clause (10) is utilized to make a Restricted Investment, the amount deemed to be utilized under this clause (10) will be the amount of such Restricted Investment at any time outstanding (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of “Investment”);

(11) distributions or payments of Securitization Fees;

(12) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto;

(13) the repurchase, redemption, defeasance, acquisition or retirement for value of any Junior Indebtedness from Excluded Proceeds (except to the extent utilized to make Restricted Payments pursuant to clause (f) of Section 7.05(a));

(14) the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Company in amounts required for any Parent Company to pay in each case without duplication:

(a) franchise, excise and similar taxes and other fees and expenses, required to maintain their corporate or other legal existence;

(b) for any taxable period (or portion thereof) for which the Borrower or any of its Restricted Subsidiaries are members of a consolidated, combined, unitary or similar income tax group for U.S. federal or applicable foreign, state or local income tax purposes of which a Parent Company is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state or local income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the taxable income of the Borrower and/or the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries); provided that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate will not exceed the amount that the Borrower and the applicable Restricted Subsidiaries (and, to the extent permitted below, the applicable Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of such taxable income as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of an Unrestricted Subsidiary will be permitted only to the extent that cash distributions were made by an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose;

(c) for any taxable period (or portion thereof) for which the Borrower and any Parent Company is a partnership or disregarded entity for U.S. federal income tax purposes (amounts permitted to be distributed, loaned or advanced pursuant to this clause (c), “Tax Distributions”): cash distributions from the Borrower at such times and in such amounts necessary to permit each Parent Company to make cash distributions to each direct or indirect member of the Parent Company in accordance with the terms of its relevant operating agreement, in an aggregate amount not to exceed the sum of (I) any non-income Taxes payable by such member with respect to the Borrower and (II) the product of (A) the taxable income of the Borrower allocable to such member for such period (assuming the Borrower for this purpose is a regarded entity for U.S. federal income tax purposes), determined by taking into account any basis step-up in the assets of the Borrower or any of its Subsidiaries resulting from the Transactions (other than any basis adjustment arising under section 743 of the Code), and (B) the maximum combined effective tax rate applicable to any direct or indirect equity owner of the Borrower or

Parent Company for such taxable period (taking into account the Medicare Contribution Tax on net investment income tax, the character of the taxable income in question (e.g. long-term capital gain, qualified dividend income, etc.) and the deductibility of state and local income taxes for U.S. federal income tax purposes (and any applicable limitations thereon, including the limitations in Sections 67 and 68 of the Code) and adjusted to the extent necessary to calculate federal, state and local tax liability separately so as to take into account the calculation under the applicable state and local tax laws of taxable income and taxable losses and the extent to which such losses may offset such income) increased if necessary to apply alternative minimum tax rates and rules in years in which the alternative minimum tax applies (or would apply based on the assumptions stated herein) to the relevant distributee if the distributee were an individual or a corporation, assuming each distributee’s sole asset is its direct or indirect interest in the Borrower)); provided that the amount of any Tax Distribution permitted under this clause (c) shall be reduced by the amount of any income taxes that are paid directly by the Borrower and attributable to such member and would otherwise have been taken into account in the calculation of such Tax Distribution; provided further that (1) Tax Distributions in respect of a taxable year may be made based on estimates of taxable income, with adjustments being made to subsequent Tax Distributions to reflect differences between such estimates and final calculations of taxable income, (2) Tax Distributions may be increased by an amount sufficient to enable any Parent Company to pay any Taxes arising from the Partnership Audit Rules and attributable to the operations and activities of Borrower and its Subsidiaries (calculated by assuming that such Parent Company does not make the election described in Section 6226 of the Code (or any analogous state, local or non-U.S. law) and is unable to reduce the amount of any Tax pursuant to the provisions of Section 6225 of the Code (or any analogous state, local or non-U.S. law)), and (3) if, following an audit or examination, there is an adjustment that would affect the calculation of taxable income or taxable loss for a given period or portion thereof, or in the event that a Parent Company files an amended tax return which has such effect, then, additional Tax Distributions may be made (increased by an additional amount estimated to be sufficient to cover any interest or penalties) to give effect to such adjustment or amended tax return; and

(d) salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers, members of management, consultants and independent contractors of any Parent Company, and any payroll, social security or similar taxes thereof;

(e) general corporate or other operating, administrative, compliance and overhead costs and expenses (including expenses relating to auditing and other accounting matters) of any Parent Company;

(f) fees and expenses (including ongoing compliance costs and listing expenses) related to any equity or debt offering of a Parent Company (whether or not consummated);

(g) amounts that would be permitted to be paid directly by the Borrower or its Restricted Subsidiaries under Section 7.07(b) (other than clause 2(a) thereof);

(h) interest or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary or that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 7.02;

(i) to finance Investments or other acquisitions or investments otherwise permitted to be made pursuant to this Section 7.05 if made by the Borrower; provided that:

(i) such Restricted Payment must be made within 120 days of the closing of such Investment, acquisition or investment,

(ii) such Parent Company must, promptly following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or a Restricted Subsidiary or (B) the merger, amalgamation, consolidation or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.03) in order to consummate such Investment, acquisition or investment,

(iii) such Parent Company and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Agreement,

(iv) any property received by the Borrower may not increase amounts available for Restricted Payments pursuant to clause (3) of Section 7.05(a), and

(v) to the extent constituting an Investment, such Investment will be deemed to be made by the Borrower or such Restricted Subsidiary pursuant to another provision of this Section 7.05 (other than pursuant to clause (9) of this Section 7.05(b)) or pursuant to the definition of “Permitted Investments” (other than clause (9) thereof); and

(j) amounts payable pursuant to the Transaction Documents;

(15) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, Equity Interests in, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, substantially all the assets of which are cash and Cash Equivalents);

(16) cash payments, or loans, advances, dividends or distributions to any Parent Company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary or any Parent Company;

(17) (a) Restricted Payments described in clauses (A) and (B) of the definition thereof contained in Section 7.05(a); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 4.50 to 1.00 and (b)

Restricted Payments described in clauses (C) and (D) of the definition thereof contained in Section 7.05(a); provided that after giving pro forma effect thereto and the application of the net proceeds therefrom, the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment would be no greater than 4.50 to 1.00;

(18) payments made for the benefit of the Borrower or any Restricted Subsidiary to the extent such payments could have been made by the Borrower or any Restricted Subsidiary because such payments (a) would not otherwise be Restricted Payments and (b) would be permitted by Section 7.07;

(19) payments and distributions to dissenting stockholders of Restricted Subsidiaries pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of any Restricted Subsidiary that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(20) the payment of dividends, other distributions and other amounts by the Borrower to, or the making of loans to, any Parent Company in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any Parent Company, if applicable, to pay interest or principal (including AHYDO Payments) on Indebtedness, the proceeds of which have been permanently contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with this Agreement; provided that the aggregate amount of such dividends, distributions, loans and other amounts shall not exceed the amount of cash actually contributed to the Borrower for the incurrence of such Indebtedness;

(21) the making of cash payments in connection with any conversion of Convertible Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate amount since the date of this Agreement not to exceed the sum of (a) the principal amount of such Convertible Indebtedness plus (b) any payments received by the Borrower or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction;

(22) any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common equity upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common equity upon any early termination thereof; and

(23) the refinancing of any Junior Indebtedness with the Net Proceeds of, or in exchange for, any Refinancing Indebtedness.

provided that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (17) in respect of Restricted Payments described in clauses (A) or (B) of the definition thereof, no Event of Default will have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (7) and (14) above, taxes will include all interest and penalties with respect thereto and all additions thereto.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date the Restricted Payment is made, or at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

For the avoidance of doubt, this Section 7.05 will not restrict the making of any AHYDO Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under this Agreement.

SECTION 7.06 Change in Nature of Business. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business(es) or any other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date.

SECTION 7.07 Transactions with Affiliates.

(a) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $93.75 million, unless such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained at such time in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person other than an Affiliate of the Borrower on an arm’s-length basis or, if in the good faith judgment of the Board of Directors no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Borrower or such Restricted Subsidiary from a financial point of view.

(b) The foregoing restriction will not apply to the following:

(1) (a) transactions between or among the Borrower and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction and (b) any merger, consolidation or amalgamation of the Borrower and any Parent Company; provided that such merger, consolidation or amalgamation of the Borrower is otherwise in compliance with the terms of this Agreement;

(2) (a) Restricted Payments permitted by Section 7.05 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition, but excluding any Restricted Payment permitted by Section 7.05(14)(g)), (b) any Permitted Investment(s) or any acquisition otherwise permitted hereunder and (c) Indebtedness permitted by Section 7.02;

(3) (a) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Management Services Agreement (including any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and any termination fees pursuant to the Management Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders when taken as a whole, as compared to the Management Services Agreement as in effect on the Closing Date,

(b) the payment of indemnification and similar amounts to, and reimbursement of expenses to, the Investors and their officers, directors, employees and Affiliates, in each case, approved by, or pursuant to arrangements approved by, the Board of Directors,

(c) payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business or consistent with industry practice,

(d) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company and

(e) any payment of compensation or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Subsidiary or any Parent Company;

(4) the payment of fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided to, or on behalf of or for the benefit of, present, future or former employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) of the Borrower, any Parent Company or any Restricted Subsidiary;

(5) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with a Person that is not an Affiliate of the Borrower on an arm’s-length basis;

(6) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any agreement as in effect as of the Closing Date, or any amendment thereto or replacement thereof (so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the applicable agreement as in effect on the Closing Date);

(7) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any equity holders agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any amendment thereto and, similar agreements or arrangements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or arrangement or under any similar agreement or arrangement entered into after the Closing Date will only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors to the Lenders, when taken as a whole, as compared to the original agreement or arrangement in effect on the Closing Date;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Borrower;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility and any other transaction effected in connection with a Qualified Securitization Facility or a financing related thereto;

(12) payments by the Borrower or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the Board of Directors in good faith;

(13) payments with respect to Indebtedness, Disqualified Stock and other Equity Interests (and cancellation of any thereof) of the Borrower, any Parent Company and any Restricted Subsidiary and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members or permitted transferees) of the Borrower, any of its Subsidiaries or any Parent Company pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement that are, in each case, approved by the Borrower in good faith; and any employment agreements, severance arrangements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, members of management, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members or any permitted transferees thereof) that are, in each case, approved by the Borrower in good faith;

(14) (a) investments by Affiliates in securities or Indebtedness of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Borrower or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (b) payments to Affiliates in respect of securities or Indebtedness of the Borrower or any Restricted Subsidiary contemplated in the foregoing subclause (a) or that were acquired from Persons other than the Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities or Indebtedness;

(15) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto);

(16) payments by the Borrower (and any Parent Company) and its Subsidiaries pursuant to tax sharing agreements among the Borrower (and any Parent Company) and its Subsidiaries; provided that in each case the amount of such payments by the Borrower and its Subsidiaries are permitted under Section 7.05(b)(14);

(17) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the Board of Directors or senior management of the Borrower in good faith;

(18) intellectual property licenses in the ordinary course of business or consistent with industry practice;

(19) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Borrower or any Parent Company pursuant to any equity holders agreement or registration rights agreement entered into on or after the Closing Date;

(20) transactions permitted by, and complying with, Section 7.03 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Borrower or any Parent Company, (b) forming a holding company or (c) reincorporating the Borrower in a new jurisdiction;

(21) transactions undertaken in good faith (as determined by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Borrower and its Restricted Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, when taken as a whole, in each case, as determined in good faith by the Board of Directors or certified by senior management of the Borrower in an Officer’s Certificate;

(22) (a) transactions with a Person that is an Affiliate of the Borrower (other than an Unrestricted Subsidiary) solely because the Borrower or any Restricted Subsidiary owns Equity Interests in such Person and (b) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Borrower, any Restricted Subsidiary or any Parent Company;

(23) (a) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (b) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Borrower or a Parent Company;

(24) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;

(25) investments by any Investor or Parent Company in securities or Indebtedness of the Borrower or any Guarantor;

(26) payments in respect of (a) the Obligations (or any Credit Agreement Refinancing Indebtedness), (b) the First Lien Loans or (c) other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Subsidiaries held by Affiliates; provided that such Obligations were acquired by an Affiliate of the Borrower in compliance herewith;

(27) transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(28) any transactions and payments contemplated by, and the performance by the Parent Borrower or any Restricted Subsidiary of any other obligations under, each of the Transaction Documents (and any amendment thereto and similar agreements or arrangements that it may enter into thereafter), including any Restricted Payment made in connection with such transactions or used to fund amounts owed to Affiliates (including Restricted Payments to any Parent Company to permit payment by such Parent Company of such amounts); provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any such amendment to such Transaction Document or under such similar agreement or arrangement entered into after the Closing Date will only be permitted by this clause (28) to the extent that the terms of any such amendment or new agreement or arrangement are not otherwise materially disadvantageous in the good faith judgment of the Borrower to the Lenders when taken as a whole (as compared to such Transaction Document in effect on the Closing Date).

SECTION 7.08 Burdensome Agreements.

(a) The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or consensual restriction (other than this Agreement or any other Loan Document) on the ability of any Restricted Subsidiary that is not a Guarantor (or, solely in the case of clause (4), that is a Subsidiary Guarantor) to:

(1) (a) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(2) make loans or advances to the Borrower or to any Restricted Subsidiary that is a Guarantor;

(3) sell, lease or transfer any of its properties or assets to the Borrower or to any Restricted Subsidiary that is a Guarantor; or

(4) with respect to (a) any Subsidiary Guarantor (and, solely to the extent this clause (4)(a) relates to Hedging Obligations of Restricted Subsidiaries, the Borrower), Guaranty the Obligations or (b) with respect to the Borrower or any Subsidiary Guarantor, create, incur or cause to exist or become effective Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents to the extent such Lien is required to be given to the Secured Parties pursuant to the Loan Documents;

provided that any dividend or liquidation priority between or among classes or series of Capital Stock, and the subordination of any obligation (including the application of any remedy bars thereto) to any other obligation will not be deemed to constitute such an encumbrance or restriction.

(b) Section 7.08(a) will not apply to any encumbrances or restrictions existing under or by reason of:

(1) encumbrances or restrictions in effect on the Closing Date, including pursuant to the Loan Documents and any Hedge Agreements, Hedging Obligations and the related documentation;

(2) the First Lien Credit Documents;

(3) Purchase Money Obligations and Capitalized Lease Obligations that impose restrictions of the nature discussed in clauses (3) and 4(b) above on the property so acquired;

(4) applicable Law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person, or relating to Indebtedness or Equity Interests of a Person, acquired by or merged, amalgamated or consolidated with and into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation in existence at the time of such acquisition or at the time it merges, amalgamates or consolidates with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated as a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired or designated and its Subsidiaries or the property or assets so acquired or designated;

(6) contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(7) [reserved];

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Liens permitted by Section 7.01;

(9) provisions in agreements governing Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Closing Date pursuant to Section 7.02;

(10) provisions in joint venture agreements and other similar agreements (including equity holder agreements) relating to such joint venture or its members or entered into in the ordinary course of business;

(11) customary provisions contained in leases, sub-leases, licenses, sub-licenses, Equity Interests or similar agreements, including with respect to intellectual property and other agreements;

(12) restrictions created in connection with any Qualified Securitization Facility or Receivables Financing Transaction that, in the good faith determination of the Board of Directors of the Borrower, are necessary or advisable to effect such Qualified Securitization Facility or Receivables Financing Transaction;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any Restricted Subsidiary is a party entered into in the ordinary course of business or consistent with industry practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(14) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(15) customary provisions restricting assignment of any agreement;

(16) restrictions arising in connection with cash or other deposits permitted under Section 7.01;

(17) any other agreement or instrument governing any Indebtedness, Disqualified Stock, or Preferred Stock permitted to be incurred or issued pursuant to Section 7.02 entered into after the Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to the Borrower or any Restricted Subsidiary than (A) the restrictions contained in the Loan Documents and the First Lien Credit Documents as of the Closing Date or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to the Borrower or that Restricted Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrower’s ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower;

(18) (i) under terms of Indebtedness and Liens in respect of Indebtedness permitted to be incurred pursuant to Section 7.02(b)(4) and any permitted refinancing in respect of the foregoing and (ii) agreements entered into in connection with any Sale-Leaseback Transaction entered into in the ordinary course of business or consistent with industry practice;

(19) customary restrictions and conditions contained in documents relating to any Lien so long as (i) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.08;

(20) any encumbrance or restriction with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Restricted Subsidiary;

(21) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (20) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(22) any encumbrance or restriction existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced; and

(23) applicable law or any applicable rule, regulation or order in any jurisdiction where Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred or issued pursuant to Section 7.02 is incurred.

SECTION 7.09 Accounting Changes. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, (i) change its fiscal year to a calendar year ending December 31 and (ii) change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, and in the case of each of (i) and (ii), the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.10 Modification of Terms of Subordinated Indebtedness. The Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to, amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Junior Indebtedness that is contractually subordinated in right of payment and having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) with respect to the payment subordination thereof, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Junior Indebtedness permitted by any subordination provisions set forth in the applicable Junior Indebtedness or any other stand-alone subordination agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.11 Holdings. Holdings shall not engage in any material operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event:

(i) its ownership of the Equity Interests of the Borrower and its other Subsidiaries, including receipt and payment of Restricted Payments and other amounts in respect of Equity Interests,

(ii) the maintenance of its legal existence (including the ability to incur and pay, as applicable, fees, costs and expenses and taxes relating to such maintenance),

(iii) the performance of its obligations with respect to the Transactions, the Transaction Documents, the Loan Documents, the First Lien Credit Documents and any other documents governing Indebtedness permitted hereby,

(iv) any public offering of its common equity or any other issuance, registration or sale of its Equity Interests,

(v) financing activities, including the issuance of securities, incurrence of debt, receipt and payment of dividends and distributions, making contributions to the capital of its Subsidiaries and guaranteeing the obligations of the Borrower and its other Subsidiaries,

(vi) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Subsidiaries of a type customarily provided by a holding company to its Subsidiaries,

(vii) holding any cash or property (but not operate any property),

(viii) providing indemnification to officers and directors,

(ix) merging, amalgamating or consolidating with or into any Person (in compliance with Section 7.03), (x) repurchases of Indebtedness through open market purchases and Dutch auctions,

(x) activities incidental to Permitted Acquisitions or similar Investments consummated by the Borrower and the Restricted Subsidiaries, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisitions or similar Investments,

(xi) any transaction with the Borrower and/or any Restricted Subsidiary to the extent expressly permitted under this Section 7, and

(xii) any activities incidental or reasonably related to the foregoing.

Article VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (1) through (11) of this Section 8.01 shall constitute an “Event of Default”:

(1) Non-Payment. The Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan or (b) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(2) Specific Covenants. The Borrower, any Subsidiary Guarantor or, in the case of Section 7.11, Holdings, fails to perform or observe any term, covenant or agreement contained in Section 6.03(1), 6.05(1) (solely with respect to the Borrower, other than in a transaction permitted under Section 7.03 or 7.04) or Article VII; or

(3) Other Defaults. The Borrower or any Subsidiary Guarantor fails to perform or observe any other covenant or agreement (not specified in Section 8.01(1) or (2) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(4) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(5) Cross-Default. The Borrower or any Restricted Subsidiary (a) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by the Borrower or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02 and (B) this clause (5)(b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that no such event (other than the failure to make a principal payment at stated final maturity) under any Senior Priority Debt Facility (as defined in the First Lien/Second Lien Intercreditor Agreement) shall constitute a Default or Event of Default under this clause (5) until the Indebtedness under such Senior Priority Debt Facility shall have been accelerated as a result of such event; or

(6) Insolvency Proceedings, etc. The Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(7) Judgments. There is entered against the Borrower, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, a final non-appealable judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnity has been notified of such judgment or order and the applicable insurance company or indemnity has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(8) ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan, (b) the Borrower or any Subsidiary Guarantor or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan, or (c) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable Law or plan terms occurs, except, with respect to each of the foregoing clauses of this Section 8.01(8), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; or

(9) Invalidity of Loan Documents. Any material provision of the Loan Documents, taken as a whole, at any time after its execution and delivery and for any reason (other than (a) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04), (b) as a result of acts or omissions by an Agent or any Lender or (c) due to the satisfaction in full of the Termination Conditions) ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of the Loan Documents, taken as a whole (other than as a result of the satisfaction of the Termination Conditions), or any Loan Party denies in writing that it has any or further liability or obligation under the Loan Documents, taken as a whole (other than (i) as expressly permitted by a Loan Document (including as a result of a transaction permitted under Section 7.03 or 7.04) or (ii) as a result of the satisfaction of the Termination Conditions), or purports in writing to revoke or rescind the Loan Documents, taken as a whole, prior to the satisfaction of the Termination Conditions; or

(10) Collateral Documents. Any Collateral Document with respect to a material portion of the Collateral after delivery thereof pursuant to Section 4.01, 6.11, 6.13 or pursuant to the provisions of any Collateral Document for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) ceases to create, or any Lien purported to be created by any Collateral Document with respect to a material portion of the Collateral shall be asserted in writing by any Loan Party (prior to the satisfaction of the Termination Conditions) not to be, a valid and perfected Lien with the priority required by such Collateral Document (or other security purported to be created on the applicable Collateral) on, and security interest in, any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent (or their respective agents, designees or bailees in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement) to maintain possession of Collateral actually delivered to the Collateral Agent (or its agent, designee or bailee pursuant to the First Lien/Second Lien Intercreditor Agreement and/or any other Intercreditor Agreement) and pledged under the Collateral Documents, to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower provides the Collateral Agent written notice thereof in accordance with the Security Agreement, and the Collateral Agent and the Borrower have agreed that the Collateral Agent will be responsible for filing such amendments) or continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(11) Change of Control. There occurs any Change of Control.

SECTION 8.02 Remedies upon Event of Default. Subject to Section 8.04, if any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(1) declare the Commitments of each Lender to be terminated, whereupon such Commitments will be terminated;

(2) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable under any Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(3) [reserved]; and

(4) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender will automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid will automatically become due and payable without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in clause (a) of the proviso to Section 8.02), subject to any Intercreditor Agreement then in effect, any amounts received on account of the Obligations will be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, the Obligations under Secured Hedge Agreements and Cash Management Obligations under Secured Cash Management Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

Article IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent.

(1) Each Lender hereby irrevocably appoints JPMorgan Chase Bank, N.A., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.07, 9.11, 9.12, 9.15 and 9.16) are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have rights as a third-party beneficiary of any such provision. The Administrative Agent hereby represents and warrants that it is either (i) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of Treasury Regulations Section 1.1441-1(b)(2)(ii) or (ii) a Withholding U.S. Branch.

(2) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender and a potential Hedge Bank or Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X with respect to the Administrative Agent (including Sections 10.04 and 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

SECTION 9.02 Rights as a Lender. Any Lender that is also serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Lender (if any) serving as an Agent hereunder in its individual capacity. Any such Person serving as an Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Without limiting the generality of the foregoing, each Agent (including the Administrative Agent):

(1) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(2) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(3) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender, or an Issuing Bank.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Arrangers as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 9.04 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 9.05 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Notwithstanding anything to the contrary in this Section 9.07 or Section 9.15, the Administrative Agent shall not delegate to any Supplemental Administrative Agent responsibility for receiving any payments under any Loan Document for the account of any Lender, which payments shall be received directly by the Administrative Agent, without prior written consent of the Borrower (not to unreasonably withheld or delayed).

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective Pro Rata Shares for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided further that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive the payment of all Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 [Reserved].

SECTION 9.11 Resignation by the Administrative Agent. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Lenders and the Borrower. If the Administrative Agent becomes subject to a Lender-Related Distress Event, then the

Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. If the Administrative Agent becomes subject to an Agent-Related Distress Event, then the Borrower may remove the Administrative Agent from such role upon 15 days’ prior written notice to the Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Notwithstanding anything to the contrary in this Agreement, no successor Administrative Agent shall be appointed unless such successor Administrative Agent represents and warrants that it is (i) a “U.S. person” and a “financial institution” and that it will comply with its “obligation to withhold,” each within the meaning of U.S. Treasury Regulations Section 1.1441-1, or (ii) a Withholding U.S. Branch.

Upon any such notice of resignation by, or notice of removal of, the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing).

If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

If no successor Administrative Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders or the Borrower, as applicable, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon a resignation or removal of the Administrative Agent pursuant to this Section 9.11, the Administrative Agent (i) shall continue to be subject to Section 10.09 and (ii) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 9.12 Collateral Matters. Each Lender (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to take the actions to be taken by them as set forth in Sections 7.04 and 10.24.

Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or the Required Facility Lenders, as applicable, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders or the Required Facility Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.12. In each case as specified in this Section 9.12, Section 7.04 and Section 10.24, the applicable Agent will (and each Lender irrevocably authorizes the applicable Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents, this Section 9.12, Section 7.04 and Section 10.24.

The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.12, Section 7.04, Section 10.24 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

SECTION 9.13 [Reserved].

SECTION 9.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, any Issuing Bank and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of the first proviso to Section 10.01(1) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.15 Appointment of Supplemental Administrative Agents.

(1) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(2) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent or such Supplemental Administrative Agent, as the context may require.

(3) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.16 Intercreditor Agreements. The Administrative Agent and Collateral Agent are hereby authorized to enter into any Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is binding upon them. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent and the Collateral Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or any Intercreditor Agreement contemplated hereunder (including any such amendment (or amendment and restatement) of the First Lien/Second Lien Intercreditor Agreement or other intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured (x) on a senior lien, junior lien or pari passu basis to the Obligations and/or (y) on a junior lien or pari passu basis to any Indebtedness pursuant to the First Lien Credit Documents). In addition, each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by this Agreement (including any such amendment (or amendment and restatement) of the First Lien/Second Lien Intercreditor Agreement or other intercreditor agreement to provide for the incurrence of any Indebtedness permitted hereunder that will be secured (x) on a senior lien, junior lien or pari passu basis to the Obligations and/or (y) on a junior lien or pari passu basis to any Indebtedness pursuant to the First Lien Credit Documents). Each Secured Party acknowledges and agrees that any of the Administrative Agent and Collateral Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Debt Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto or any Intercreditor Agreement then in effect. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.17 Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this

Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

SECTION 9.18 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within ten (10) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.18. The agreements in this Section 9.18 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Article X

Miscellaneous

SECTION 10.01 Amendments, etc.

(1) Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than (x) with respect to any amendment or waiver contemplated in clause (i) below (to the extent permitted by Section 2.14), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable (and not the Required Lenders) and (y) with respect to any amendment or waiver contemplated in clauses (a), (b) or (c), which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 (other than pursuant to Section 2.08(2)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a postponement of any date scheduled for, or a reduction in the amount of, any payment of principal, interest, fees or premiums: (i) the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans, (ii) the waiver of any Default or Event of Default, and (iii) any change to the definition of “First Lien Net Leverage Ratio,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Interest Coverage Ratio” or, in each case, in the component definitions thereof;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that none of the following will constitute a reduction in any rate of interest or any fees: any change to the definition of “First Lien Net Leverage Ratio,” “Secured Net Leverage Ratio,” “Total Net Leverage Ratio,” “Interest Coverage Ratio,” or, in each case, in the component definitions thereof; provided that only the consent of (A) the Required Lenders shall be necessary to amend the definition of “Default Rate” and (B) the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) except as contemplated by clause (C) in the second proviso immediately succeeding clause (i) of this Section 10.01(1), change any provision of this Section 10.01 or the definition of “Required Lenders” or “Required Facility Lenders,” “Pro Rata Share” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents or Section 2.13 or 8.03, without the written consent of each Lender directly and adversely affected thereby;

(e) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) [reserved];

(h) [reserved];

(i) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding (subject to the requirements of Section 2.14) with respect to Incremental Loans, but excluding the rate of interest applicable thereto which shall be subject to clause (c) above)) which directly affects Lenders of one or more Incremental Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the

Required Facility Lenders under such applicable Incremental Loans (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.14, no amendments or waivers described in this clause (i) shall require the consent of the Required Lenders or any other Lenders and shall only require the consent of the Required Facility Lenders under such applicable Incremental Loans, including to the extent such amendment or waiver includes provisions that benefit the Lenders under any other Facility and are not adverse to such other Lenders;

provided that:

(I) [reserved];

(II) [reserved]

(III) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and

(IV) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification;

provided further that notwithstanding the foregoing:

(A) [reserved];

(B) no Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Permitted Indebtedness that is Secured Indebtedness (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by any Intercreditor Agreement in connection with joinders and supplements; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(C) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time;

(E) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent (or the Collateral Agent, as applicable) to cure any ambiguity, omission, defect or inconsistency (including amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Other Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.14, 2.15 or 2.16 or the immediately succeeding paragraph of this Section 10.01, respectively; and

(F) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to effect the offering process set forth in Section 2.05(1)(e).

(2) In addition, notwithstanding anything to the contrary contained in this Section 10.01, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans of any Class (“Replaced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that

(a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Replaced Loans with such Replacement Loans,

(b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Replaced Loans (or similar interest rate spread applicable to such Replaced Loans) immediately prior to such refinancing,

(c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Loans at the time of such refinancing, and

(d) all other terms (other than with respect to pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) applicable to such Replacement Loans shall either, at the option of the Borrower, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Replacement Loans (as determined by the Borrower in good faith) or (ii) if not otherwise consistent with the terms of such Replaced Loans, not be materially more restrictive to the Borrower (as determined by the Borrower in good faith), when taken as a whole, than the terms of such Replaced Loans, except with respect to covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing.

Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

(3) In addition, notwithstanding anything to the contrary in this Section 10.01,

(a) the Guaranty, the Collateral Documents and related documents executed by Loan Parties in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein or therein) and

(b) if the Administrative Agent and the Borrower shall have jointly identified an obvious error, mistake, ambiguity, incorrect cross-reference or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(1) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next succeeding Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (2) below shall be effective as provided in such subsection (2).

(2) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(3) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next succeeding Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(4) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(5) Change of Address. Each Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private-Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(6) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.10 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided further that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs and to the extent not paid or reimbursed on or prior to the Closing Date, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and such Arrangers incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of a single U.S. counsel and, if necessary, a single local counsel in each relevant material jurisdiction, and (b) upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, to pay or reimburse the Administrative Agent and the other Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) Business Days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each other Lender, the Arrangers and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liabilities) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of Holdings or any of its Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable Law or public policy, the Borrower shall contribute the maximum portion that they are permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the repayment, satisfaction or discharge of all the Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by any Loan Party or any of its Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.03, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (i) to an assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, in accordance with the provisions of Section 10.07(h), (B) in the case of any Eligible Assignee that is Holdings, the Borrower or any Subsidiary of the Borrower, in accordance with the provisions of Section 10.07(l), or (C) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, in accordance with the provisions of Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void) (or in the case of any such attempted assignment or transfer to a Disqualified Institution shall be subject to the provisions set forth in the fourth sentence of the definition of “Lender”). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $500,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned (it being understood that assignments under separate Facilities shall not be required to be made on a pro rata basis).

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(1) or, solely with respect to the Borrower, Section 8.01(6) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that (x) consent for any affiliate of a Disqualified Institution that is not a Disqualified Institution may be withheld, (y) the Borrower shall be deemed to have consented to any assignment of all or a portion of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of a failure to respond to such request for assignment and (z) no consent of the Borrower shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(h), (k) or (l); and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07 (h), (k) or (l).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(l), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Sections 2.05(1)(e) and 10.07(l), (B) subject to Sections 10.07(h), (k) and (l) below, to any Affiliate of the Borrower, (C) to a natural person or (D) to any Disqualified Institution.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(l), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.09. Upon request, and the surrender by the assigning

Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsections (h) or (l) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower and its Affiliates or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01(1) (other than clause (i) thereof) that directly and adversely affects such Participant. Subject to subsection (e) of this Section 10.07, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsections (2), (3) and (4), as applicable) as though it were a Lender; provided that any forms required to be provided under Section 3.01(3) shall be provided solely to the participating Lender), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.10 as though it were a Lender; provided that such Participant shall agree to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes or such disclosure is otherwise required under Treasury Regulations Section 5f.103-1(c).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures determined by such Affiliated Lender in its sole discretion or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not (A) receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II or (B) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender;

(ii) [reserved];

(iii) each Lender (other than any other Affiliated Lender) that assigns any Loans to an Affiliated Lender pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter;

(iv) the aggregate principal amount of Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Loans of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v) as a condition to each assignment pursuant to this subsection (h), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender (in its capacity as such) shall waive any right to bring any action in connection with such Loans against the Administrative Agent, in its capacity as such; and

(vi) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Loans pursuant to this subsection (h) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Loans shall reflect such cancellation and extinguishing of the Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence or pursuant to clause (v) of this subsection (h) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and, except with respect to any amendment, modification, waiver, consent or other action (x) in Section 10.01 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (y) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (z) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph) (but, in any event, in connection with any amendment, modification, waiver, consent or other action, shall be entitled to any consent fee, calculated as if all of such Affiliated Lender’s Loans had voted in favor of any matter for which a consent fee or similar payment is offered).

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders.

(k) Although any Debt Fund Affiliate(s) shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(h), (i) or (j), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Loans of Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(l) Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Loans under this Agreement to Holdings, the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(1)(e) or (y) open market purchases on a non-pro rata basis; provided that:

(i) (x) if the assignee is Holdings or a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register;

(ii) [reserved]; and

(iii) each Lender (other than an Affiliated Lender) that assigns any Loans to Holdings, the Borrower or any Subsidiary of the Borrower pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter.

(m) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(n) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution.

SECTION 10.08 [Reserved].

SECTION 10.09 Confidentiality. Each of the Agents, the Arrangers and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.09; provided, however, that such Agent, Arranger or Lender, as applicable, shall be principally liable to the extent this Section 10.09 is violated by one or more of its Affiliates or any of its or their respective employees, directors or officers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, however, that each Agent, each Arranger and each Lender agrees to notify the Borrower promptly thereof (except in connection with any request as part of a regulatory examination) to the extent it is legally permitted to do so, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arranger or such Lender, as applicable, agrees that it will (x) notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation and (y) seek confidential treatment with respect to any such disclosure, (d) to any other party hereto, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.09, to (i) subject to Section 10.07(1)(b)(v)(D), any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be an Additional Lender or (ii) with the prior consent of the Borrower, any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower, the Agents and the Arrangers, including as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents and the Arrangers or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iii) service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.09 or any other confidentiality provision in favor of any Loan Party, (y) becomes available to any Agent, any Arranger, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, such Lender or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrower or any Affiliate thereof or (z) is independently developed by the Agents, the Lenders, the Arrangers or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.09.

For purposes of this Section 10.09, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that no information received from Holdings, the Borrower or any Subsidiary or Affiliate thereof after the date hereof shall be deemed nonconfidential on account of such information not being clearly identified at the time of delivery as being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.09 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Arranger and each Lender acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Arrangers and the Lenders under this Section 10.09 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent.

SECTION 10.10 Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document; The rights of each Lender under this Section 10.10 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.12 Counterparts; Integration; Effectiveness. This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.13 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.14 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.15 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.16 GOVERNING LAW.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY

SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.16. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

SECTION 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent, each Lender, each other party hereto and their respective successors and assigns.

SECTION 10.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20 Use of Name, Logo, etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arrangers of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark; provided that any such material shall be provided to the Borrower for its review a reasonable period of time in advance of publication. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arrangers.

SECTION 10.21 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.22 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arrangers nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.24 Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale or other transfer of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder (including any Receivables Financing Transaction)) to any Person other than another Loan Party, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party by a Person that is not a Loan Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty (in accordance with the second succeeding sentence), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vii) to the extent such Collateral otherwise becomes Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guaranties upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, consents, acknowledgements, and agreements necessary or desirable to evidence or confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Loan Document relating to any such released Collateral or Guarantor shall no longer be deemed to be repeated.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when the Termination Conditions are satisfied, upon request of the Borrower, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) contingent obligations not then due. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents, the Administrative Agent or Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.01 to be senior to the Liens in favor of the Collateral Agent.

SECTION 10.25 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MCAFEE, LLC, as the Borrower

By:	/s/ Michael Berry
Name: Michael Berry
Title: Chief Financial Officer

MCAFEE FINANCE 2, LLC, as Holdings

By:	/s/ Michael Berry
Name: Michael Berry
Title: Vice President

[Signature Page to Second Lien Credit Agreement]

JPMORGAN CHASE BANK N.A., as Administrative Agent, Collateral Agent and Lender

By:	/s/ Bruce S. Borden
Name: Bruce S. Borden
Title: Executive Director

[Signature Page to Second Lien Credit Agreement]